Filed Pursuant to Rule 424(b)(3)
Registration No. 333-278628

PROSPECTUS

Creative Media & Community Trust Corporation

Maximum of $400,000,000 of Series A1 Preferred Stock

(Stated Value of $25 per share of Series A1 Preferred Stock (subject to adjustment))

We are a publicly traded real estate investment trust, or REIT. We primarily acquire, develop, own and operate both premier multifamily properties situated in vibrant communities throughout the United States and Class A and creative office real assets in markets with similar business and employment characteristics to our multifamily investments. We also own a hotel and a lending platform that originates loans under the Small Business Administration (“SBA”) 7(a) loan program. We are operated by affiliates of CIM Group Management, LLC, which we refer to as CIM or CIM Group.

This prospectus relates to our offering of up to an aggregate of $400,000,000 of shares of Series A1 Preferred Stock, $0.001 par value per share, which we refer to as our Series A1 Preferred Stock or the Shares. Each share of Series A1 Preferred Stock is sold at a public offering price of $25 per share. The registration statement, of which this prospectus is a part, will replace the Prior Registration Statement on the date such registration statement is declared effective by the Securities and Exchange Commission, which we refer to as the SEC.

The Shares have no voting rights and rank senior to our common stock, $0.001 par value, which we refer to as our Common Stock, and any other class or series of our capital stock, the terms of which expressly provide that the Series A1 Preferred Stock ranks senior to such class or series with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding-up. Our Series A1 Preferred Stock ranks on parity with our Series A Preferred Stock and Series D Preferred Stock (the Series A1 Preferred Stock, Series A Preferred Stock and Series D Preferred Stock, collectively, “Preferred Stock”) with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding-up. Shares of Series A1 Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends, which we refer to as Series A1 Dividends at a quarterly rate of the greater of (i) an annual rate of 6.00% of the stated value of a share of Series A1 Preferred Stock, which we refer to as the Series A1 Stated Value (as defined below), which is initially $25.00 and subject to appropriate adjustment in limited circumstances as set forth in the Series A1 Articles Supplementary, divided by four (4) and (ii) the Federal Funds (Effective) Rate on the dividend determination date, plus 2.50%, of the Series A1 Stated Value, divided by four (4), up to a maximum of 2.50% of the Series A1 Stated Value per quarter. The annual rate of dividend of the Series A1 Preferred Stock during the first quarter of 2024 was 7.83%. Series A1 Dividends accrue and are cumulative from the date of issuance of such share.

We have elected to qualify to be taxed as a REIT for U.S. federal income tax purposes. We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled “Description of Capital Stock and Securities Offered— Distribution Policy and Distributions” in this prospectus for a description of these restrictions.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Maximum Offering
Public offering price	$25.0000	$400,000,000
Selling commissions(2)(3)	$1.7500	$28,000,000
Dealer manager fee(2)(3)	$0.5000	$8,000,000
Proceeds, before expenses, to us	$22.7500	$364,000,000

(1)	Initial gross proceeds from the sale of Shares.
(2)	The maximum selling commissions and the dealer manager fee are equal to (1) a dealer manager fee of 2.0% of the selling price of each share of Series A1 Preferred Stock sold and (2) selling commissions of up to 7.00% of the selling price of each share of Series A1 Preferred Stock sold. Each is payable to our dealer manager. The selling commissions and the dealer manager fee may be reduced or eliminated with regard to Shares sold to or for the account of certain categories of purchasers. See “Plan of Distribution.” We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers. The value of such items will be considered underwriting compensation in connection with this offering. The combined selling commissions and dealer manager fee and other expenses as described in the “Plan of Distribution” section of this prospectus and such non-cash compensation for this offering will not exceed 10% of the aggregate gross proceeds of this offering.
(3)	Our dealer manager has authorized, and we expect our dealer manager to continue to authorize, other broker-dealers that are members of the Financial Industry Regulatory Authority, which we refer to as participating broker-dealers, to sell our Shares. Our dealer manager may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. In addition, our dealer manager also may reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing or due diligence allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

The dealer manager of this offering is CCO Capital, LLC, which we refer to as CCO Capital, a registered broker-dealer and an affiliate of the Company that is under common control with CIM Capital, LLC and CIM Service Provider, LLC, our Operator and Administrator, respectively. CCO Capital is not required to sell any specific number or dollar amount of Shares, but will use its “reasonable best efforts” to sell the Shares offered. We may sell a maximum of $400,000,000 of Shares in this offering by June 6, 2026, which may be extended through June 6, 2027, in our sole discretion. If we extend the offering period beyond June 6, 2027, we will supplement this prospectus accordingly. We may terminate this offering at any time or may offer Shares pursuant to a new registration statement.

We sell Shares primarily through Depository Trust Company, which we refer to as DTC, settlement, which we refer to as DTC settlement. See the section entitled “Plan of Distribution” in this prospectus for further details.

CCO CAPITAL, LLC
as Dealer Manager

The date of this prospectus is June 7, 2024

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and any supplement hereto. We have not authorized anyone to provide you with information different from that which is contained in this prospectus or to make representations as to matters not stated in this prospectus or any supplement hereto. If anyone provides you with different or inconsistent language, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, any securities in any jurisdiction in which it is unlawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any purchase of our securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. To understand this offering fully, you should read this entire document carefully, as well as the “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2023.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. To the extent there is any inconsistency between the summaries contained herein and the actual terms of these documents, the actual terms will govern. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated in this prospectus, “CMCT,” the “Company,” “our company,” “we,” “us” and “our” refer to Creative Media & Community Trust Corporation and its subsidiaries.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, which we refer to as the SEC, allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information furnished rather than filed):

●	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 29, 2024.
●	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 15, 2024.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to Creative Media & Community Trust Corporation, Attn: Stockholder Relations, 5956 Sherry Lane, Suite 700, Dallas, Texas 75225.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decision.

Creative Media & Community Trust Corporation

Company Overview

We are a Maryland corporation and REIT. We primarily acquire, develop, own and operate both premier multifamily properties situated in vibrant communities throughout the United States and Class A and creative office real assets in markets with similar business and employment characteristics to our multifamily investments. We also own a hotel and a lending platform that originates loans under the SBA 7(a) loan program. We are operated by affiliates of CIM Group Management, LLC, which we refer to, collectively, as CIM Group or CIM. CIM is a vertically-integrated community-focused real estate and infrastructure owner, operator, lender and developer.

We seek to apply the expertise of CIM Group to the acquisition, development and operation of premier multifamily properties and creative office assets that cater to rapidly growing industries such as technology, media and entertainment. All of our real estate assets are and will generally be located in communities qualified by CIM Group as described further below. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, positive population trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the population growth, public commitment and significant private investment that characterize these areas.

Our current reportable segments consist of three types of commercial real estate properties, namely office, hotel and multifamily, as well as a segment for our lending business. As of March 31, 2024, our real estate portfolio consisted of 27 assets, all of which were fee-simple properties and five of which we own through investments in Unconsolidated Joint Ventures. Our Unconsolidated Joint Ventures contain two office properties (one of which is being partially converted into multifamily units), one multifamily site currently under development, one multifamily property and one commercial development site. As of March 31, 2024, our 13 office properties, totaling approximately 1.3 million rentable square feet, were 83.4% occupied, and our one hotel with an ancillary parking garage, which has a total of 503 rooms, had RevPAR of $166.84 for the three months ended March 31, 2024, and our three multifamily properties were 86.2% occupied. Additionally, as of March 31, 2024, we had nine development sites (three of which were being used as parking lots). For the three months ended March 31, 2024, our office portfolio contributed approximately 43.2% of revenue from our four segments on a combined basis, our hotel segment contributed approximately 35.0%, our multifamily segment contributed approximately 14.0% and our lending segment contributed approximately 7.8%.

Overview and History of CIM Group

CIM Group was founded in 1994 by Shaul Kuba, Richard Ressler and Avraham Shemesh and has approximately $29.2 billion of assets owned and operated across its vehicles as of December 31, 2023. “Assets owned and operated” represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes capital alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication. CIM Group’s successful track record is anchored by CIM Group’s community-oriented approach to acquisitions as well as a number of other competitive advantages including its prudent use of leverage, underwriting approach, disciplined capital deployment, vertically-integrated capabilities and strong network of relationships. CIM Group has generated strong risk-adjusted returns across multiple market cycles by focusing on improved asset and community performance and capitalizing on market inefficiencies and distressed situations.

CIM Group is headquartered in Los Angeles, California and has offices in Atlanta, GA, Chicago, IL, Dallas, TX, London, UK, New York, NY, Orlando, FL, Phoenix, AZ, and Tokyo, Japan. CIM also maintains additional offices across the United States and in South Korea to support its platform.

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The Offering

Issuer	Creative Media & Community Trust Corporation.

Offered Securities	The Company is offering a maximum of $400,000,000, on an aggregate basis, of Series A1 Preferred Stock through CCO Capital, the dealer-manager for this offering, on a reasonable best efforts basis.

As of May 16, 2024, there are 11,183,289 shares of Series A1 Preferred Stock issued and outstanding.

Ranking	With respect to the payment of dividends, and distributions of amounts upon liquidation, dissolution or winding-up, the Series A1 Preferred Stock ranks on parity with our Series A Preferred Stock and Series D Preferred Stock, all of which rank senior to our Common Stock.

Stated Value	The Series A1 Stated Value is $25.00, subject to appropriate adjustment in limited circumstances, as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series A1 Preferred Stock, as applicable.

Dividends

Holders of Series A1 Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series A1 Preferred Stock at a quarterly rate of the greater of (i) six percent (6.00%) of the Series A1 Stated Value, divided by four (4) and (ii) the Federal Funds (Effective) Rate on the dividend determination date (as defined below), plus two and fifty hundredths of a percent (2.50%) of the Series A1 Stated Value, divided by four (4), up to a maximum of two and fifty hundredths of a percent (2.50%) of the Series A1 Stated Value per quarter (the “Series A1 Dividend”), as determined on each applicable dividend determination date. For the quarter ended March 31, 2024, the annualized Series A1 Dividend rate was 7.83%.

Whether the Series A1 Dividend for any given calendar quarter falls under (i) or (ii) is determined by us as of the dividend determination date for such quarter. For any such quarter and the corresponding dividend determination date, the Federal Funds (Effective) Rate for such quarter and corresponding dividend determination date is the rate for the business day immediately preceding such dividend determination date as published on the dividend determination date in H.15 Daily Update under the heading “Federal Funds (Effective).” If such rate is not published in H.15 Daily Update by 5:00 p.m., New York City time, on the dividend determination date, the Federal Funds (Effective) Rate for such dividend determination date is the Federal Funds (Effective) Rate as published for the first preceding New York banking day for which the Federal Funds (Effective) Rate can be determined in accordance with the immediately preceding sentence of this paragraph.

As used in this prospectus, (i) “dividend determination date” for any given calendar quarter means the first business day of the month immediately preceding such quarter, (ii) “quarter” and “calendar quarter” means a period of three calendar months ending on March 31, June 30, September 30, or December 31 and (iii) “dividend period” means each calendar quarter.

As used in this prospectus relating to the determination of the Federal Funds (Effective) Rate, “H.15 Daily Update” means the Selected Interest Rates (Daily)-H.15 release of the Board of Governors of the Federal Reserve System, available at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

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As used in this prospectus relating to the Series A1 Dividend, “business day” means any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

The Series A1 Dividend is expected to be authorized and declared on a quarterly basis, payable in three monthly installments on the 15th day of each month (beginning in the second month) of such quarter or, if such date is not a business day, on the first business day thereafter, to holders of record on the 5th day of each such month; provided, however, (i) the Board of Directors (or an authorized officer of the Company, if one is delegated such power by the Board of Directors) may, from time to time in its discretion, elect to pay the Series A1 Dividend on a day other than the 15th day of the month or more or less frequently than monthly (but no less frequently than quarterly) and (ii) the Board of Directors may, from time to time in its discretion, select a record date other than the 5th day of the month for the Series A1 Dividend.

We expect to pay the Series A1 Dividend on a timely basis in accordance with the foregoing provisions, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of the Series A1 Dividend is determined by our Board of Directors, in its sole discretion, and may vary from time to time, and the timing and extent to which the Series A1 Dividend is paid may not be identical. For the avoidance of doubt, any change in the frequency of the payments of the Series A1 Dividend will have no effect on the amount of dividends that shares of Series A1 Preferred Stock are entitled to receive.

The Series A1 Dividend accrues and is paid on the basis of a 360-day year consisting of twelve 30-day months. The Series A1 Dividend for any given share of Series A1 Preferred Stock is cumulative from the date of issuance of such share. Series A1 Dividends accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Accrued Series A1 Dividends do not bear interest.

Redemption at the Option of a Holder	Beginning on the date of original issuance of any given shares of Series A1 Preferred Stock, the holder has the right to require the Company to redeem such shares at a redemption price equal to a percentage of the Series A1 Stated Value set forth below plus any accrued and unpaid dividends:

● 91%, for all such redemptions effective prior to the first anniversary of the date of original issuance of such shares;

● 92%, for all such redemptions effective on or after the first anniversary, but prior to the second anniversary, of the date of original issuance of such shares;

● 93%, for all such redemptions effective on or after the second anniversary, but prior to the third anniversary, of the date of original issuance of such shares;

● 94%, for all such redemptions effective on or after the third anniversary, but prior to the fourth anniversary, of the date of original issuance of such shares;

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● 95%, for all such redemptions effective on or after the fourth anniversary, but prior to the fifth anniversary, of the date of original issuance of such shares; and

● 100%, for all such redemptions effective on or after the fifth anniversary of the date of original issuance of such shares.

In addition, subject to restrictions, we will redeem the shares of Series A1 Preferred Stock of a holder who is a natural person upon his or her death at the written request of the holder’s estate at a redemption price equal to 100% of the Series A1 Stated Value, plus any accrued and unpaid dividends through and including the date fixed for such redemption.

If a holder of shares of Series A1 Preferred Stock causes the Company to redeem such shares, we will pay the redemption price, in our sole discretion, in cash or in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption; provided, however, that for any given share of Series A1 Preferred Stock, we will not elect to pay such redemption amount in shares of Common Stock during the first full year following initial issuance of such share.

Limitation on Obligation to Redeem. Our obligation to redeem any of the shares of Series A1 Preferred Stock is limited to the extent that (i) we do not have sufficient funds available to fund any such redemption, in which case we will be required to pay the redemption price with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption.

Redemption at the Option of the Company	From and after the date that is twenty-four months following the original issuance of any shares of Series A1 Preferred Stock, we have the right (but not the obligation) to redeem such shares at 100% of the Series A1 Stated Value, plus any accrued and unpaid Series A1 Dividends.

If we choose to so redeem any shares of Series A1 Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

Liquidation Rights	Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any distribution or payment shall be made to holders of our Common Stock or any other class or series of capital stock ranking junior to our shares of Series A1 Preferred Stock, the holders of shares of Series A1 Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Series A1 Stated Value per share plus any accrued and unpaid Series A1 Dividends.

Voting Rights	The Series A1 Preferred Stock does not have any voting rights.

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Estimated Use of Proceeds	Assuming the maximum aggregate offering of $400,000,000 is sold, we estimate that we will receive net proceeds in this offering of approximately $364,000,000 after deducting estimated offering expenses, including maximum aggregate selling commissions and dealer manager fees, payable by us of approximately $36,000,000. We are not making any representations as to the actual outcome of this offering. For more information regarding the fees payable by us in this offering, see “Plan of Distribution” in this prospectus.

We intend to use the net proceeds from this offering for general corporate purposes, acquisitions of shares of our Common Stock and Preferred Stock, whether through one or more tender offers, share repurchases, Preferred Stock redemptions or otherwise, acquisitions and/or additional investments consistent with our investment strategies. See the section entitled “Estimated Use of Proceeds” in this prospectus.

Listing	There is no established public trading market for the offered shares of Series A1 Preferred Stock and we do not expect any such market to develop. We do not intend to apply for a listing of the Series A1 Preferred Stock on any national securities exchange.

Our Common Stock, for which the Series A1 Preferred Stock may be redeemed (in the event the Company pays the redemption price in shares of Common Stock), trades on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT.”

Risk Factors	An investment in our securities involves risks. Please read “Risk Factors” beginning on page 8 of this prospectus.

Capital Structure

The Series A1 Preferred Stock ranks on parity with the Series A Preferred Stock and the Series D Preferred Stock, which rank on parity with each other. The Series A1 Preferred Stock, as well as the Series A Preferred Stock and Series D Preferred Stock, ranks senior to the Common Stock with respect to payment of dividends. With respect to distribution of amounts upon liquidation, dissolution or winding-up, the Series A1 Preferred Stock, as well as the Series A Preferred Stock and Series D Preferred Stock rank on parity with each other, and otherwise rank senior to the Common Stock.

Covered Security

The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933, as amended, which we refer to as the Securities Act. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange, such as Nasdaq. Our Series A1 Preferred Stock is a covered security because it is senior to our Common Stock and therefore is exempt from state registration.

There are several advantages to both issuers and investors of a security being deemed a covered security. These include:

●	More Investors — Covered securities can be purchased by a broader range of investors than non-covered securities can. Non-covered securities are subject to suitability requirements that vary from state to state. These so-called “Blue Sky” regulations often prohibit the sale of securities to certain investors and may prohibit the sale of securities altogether until a specific volume of sales have been achieved in other states.

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●	Issuance Costs — Covered securities may have lower issuance costs since they avoid the expense of compliance with the various regulations of each of the 50 states and Washington, D.C. This could save time and money and allows issuers of covered securities the flexibility to enter the real estate markets at a time of their choosing. All investors of the issuer would benefit from any lower issuance costs that may be achieved.

There are several disadvantages to investors of a security being deemed a covered security. These include:

●	Lack of Suitability Standards — As there are no investor eligibility requirements, there is no prohibition on the sale of the securities to certain investors, including investors that may not be suitable to purchase the securities.

●	No State Review — Investors will not receive an additional level of review and possible protection afforded by the various state regulators.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully read and consider the following risk factors and all other information contained in this prospectus or in the documents incorporated by reference before making a decision to purchase our securities. These factors could have a material impact on our asset valuations, results of operations or financial condition and could also impair our ability to maintain dividend distributions at current or anticipated levels. The risk factors summarized below are categorized as follows: (i) Risks Related to this Offering, (ii) Risks Related to Our Business, (iii) Risks Related to Real Estate Assets, (iv) Risks Related to Our Lending Operations, (v) U.S. Federal Income and Other Tax Risks, (vi) Risks Related to Our Corporate Structure, (vii) Risks Related to Conflicts of Interest and (viii) Risks Related to Debt Financing. However, these categories do overlap and should not be considered exclusive.

This section sets forth certain factors that make an investment in our Company speculative or risky, including the following:

Risks Related to This Offering

●	There is no public market for our Series A1 Preferred Stock, and we do not expect any such market to develop.
●	Holders of Series A1 Preferred Stock have no voting rights with respect to such shares.
●	Shares of Series A1 Preferred Stock may be redeemed for shares of Common Stock, which ranks junior to the Series A1 Preferred Stock in all respects.
●	We have the option to redeem shares of Series A1 Preferred Stock under certain circumstances without the consent of their holders.
●	The cash distributions you receive in respect of Series A1 Preferred Stock and Common Stock may be less frequent or lower in amount than you expect.
●	There are certain disadvantages to investors because the Series A1 Preferred Stock is deemed to be a covered security.

Risks Related to Our Business

●	Uninsured losses or losses in excess of our insurance coverage could materially adversely affect our financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.
●	Cybersecurity risks and cybersecurity incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and or damage to our business relationships, all of which could negatively impact our financial results.

Risks Related to Conflicts of Interest

●	Neither the Master Services Agreement nor the Investment Management Agreement may be terminated by us (except in limited circumstances for cause in the case of the Master Services Agreement) and the Master Services Agreement may be assigned by the Administrator in certain circumstances without our consent, either or both of which may have a material adverse effect on us.
●	The Administrator and Operator are entitled to receive fees for the services they provide regardless of our performance, which may reduce their incentive to devote time and resources to our portfolio.
●	The Operator may undertake transactions that are motivated, in whole or in part, by a desire to increase its compensation.
●	Each of the Administrator and Operator provides services to us under broad mandates, and our Board of Directors may not necessarily be involved in each acquisition, disposition or financing decision made by the Administrator or Operator.
●	Certain of our directors and executive officers may face conflicts of interest related to positions they hold with the Operator, the Administrator, CIM Group and their affiliates, which could result in decisions that are not in the best interest of our stockholders.
●	The business of CIM Urban is managed by Urban GP Administrator and we agreed in the Master Services Agreement to appoint an affiliate of CIM Group as the manager of the general partner of CIM Urban, and the general partner of CIM Urban may only be removed from such position under limited circumstances as provided in the CIM Urban Partnership Agreement.

Risks Related to Our Organizational Structure

●	Provisions of our charter and bylaws and the MGCL may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.
●	The power of the Board of Directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.
●	The MGCL or our charter may limit the ability of our stockholders or us to recover on a claim against a director or officer who negligently causes us to incur losses.

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●	The liability of the Administrator and the Operator to us under the Master Services Agreement and the Investment Management Agreement, respectively, is limited and we and CIM Urban have agreed to indemnify the Administrator and the Operator, respectively, against certain liabilities. As a result, we could experience poor performance or losses for which neither the Administrator nor the Operator would be liable.

Risks Related to Real Estate Assets

●	Our operating performance is subject to risks associated with the real estate industry.
●	A significant portion of our properties, by aggregate net operating income and square feet, are located in California. We are dependent on the California real estate market and economy, and are therefore susceptible to risks of events in the California market that could adversely affect our business, such as adverse market conditions, changes in local laws or regulations and natural disasters.
●	Tenant concentration increases the risk that cash flow could be interrupted.
●	If a major tenant declares bankruptcy, we may be unable to collect balances due under relevant leases, which could have a material adverse effect on our financial condition and ability to pay distributions on our Common Stock or Preferred Stock.
●	We may be unable to renew leases or lease vacant office space.
●	A significant portion of our net operating income is expected to come from our hotel and, as a result, our operating performance is subject to the cyclical nature of the lodging industry.
●	The outbreak of a highly infectious, contagious or widespread disease, such as COVID-19, can result (and has resulted) in reductions in travel and adversely affect demand for our hotel.
●	We may be unable to renew leases or release apartment units as leases expire, or the terms of renewals or new leases may be less favorable than current leases.
●	Income from our long-term leases at our office properties is an important source of our cash flow from operations and is subject to risks related to increases in expenses and inflation.
●	Real estate-related taxes may increase, and if these increases are not passed on to tenants, our income will be reduced.
●	We face risks associated with development, redevelopment, repositioning or construction of real estate projects.
●	Inflation may adversely affect our real estate operations.
●	Supply chain disruption and increased costs in labor and materials may adversely affect our real estate operations.
●	Our real estate business is subject to risks from climate change.

Risks Related to Debt Financing

●	We have incurred significant indebtedness and may incur significant additional indebtedness on a consolidated basis.
●	We intend to rely in part on external sources of capital to fund future capital needs and, if we encounter difficulty in obtaining such capital, we may not be able to meet maturing obligations or make additional acquisitions.
●	Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions on our Common Stock or Preferred Stock.
●	We may not be able to generate sufficient cash flow to meet our debt service obligations.
●	Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions on our Common Stock or Preferred Stock.

Risks Related to Our Lending Operations

●	Our lending operations expose us to a high degree of risk associated with real estate.
●	Our loans secured by real estate and our REO properties are typically illiquid and their values may decrease.
●	Our lending operations have an industry concentration, which may negatively impact our financial condition and results of operations.

U.S. Federal Income and Other Tax Risks

●	REIT annual distribution requirements may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our objectives and reduce our stockholders’ overall return.
●	Our property taxes could increase due to property tax rate changes or reassessment, which would impact our cash flows.

Risks Related to Our Common Stock and Preferred Stock

●	We may issue shares of our Common Stock at prices below the then-current NAV per share of our Common Stock, which could materially reduce our NAV per share of our Common Stock.
●	The existing mechanism for the dual-listing of securities on Nasdaq and the TASE may be eliminated or otherwise altered such that we may be subject to additional regulatory burden and additional costs.

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Risks Related to This Offering

There is no public market for our Series A1 Preferred Stock, and we do not expect any such market to develop.

There is no public market for the Series A1 Preferred Stock offered in this offering, and we currently have no plan to list any of these securities on a securities exchange or to include any of these shares for quotation on any national securities market. Additionally, our charter contains restrictions on the ownership and transfer of our securities, and these restrictions may inhibit your ability to sell the Series A1 Preferred Stock promptly or at all. If you are able to sell shares of Series A1 Preferred Stock, you may only be able to sell them at a substantial discount from the price you paid. Therefore, you should purchase the Series A1 Preferred Stock only as a long-term investment.

We will be required to terminate this offering if our Common Stock is no longer listed on Nasdaq or another national securities exchange.

The Series A1 Preferred Stock is a “covered security” and therefore is not subject to registration under the state securities regulations (or “blue sky” regulations) in the various states in which it may be sold due to its seniority to our Common Stock, which is listed on Nasdaq. If our Common Stock is no longer listed on Nasdaq or another appropriate exchange, we will be required to register this offering in any state in which we subsequently offer the Series A1 Preferred Stock. Such a change would require us to terminate this offering and could result in our raising an amount of gross proceeds that is substantially less than the amount of the gross proceeds we expect to raise if the maximum offering is sold.

The Series A1 Preferred Stock has not been rated.

We have not obtained, and currently do not intend to obtain, a rating for the Series A1 Preferred Stock, and it is likely that the Series A1 Preferred Stock will never be rated. No assurance can be given, however, that one or more rating agencies will not independently determine to issue such a rating or that that we will not elect in the future to obtain such a rating. Such a rating, if issued, may adversely affect the market price and or liquidity of the Series A1 Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on negative outlook or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. While ratings do not reflect market prices or the suitability of a security for a particular investor, such downward revision or withdrawal of a rating could have an adverse effect on the market price and or liquidity of the Series A1 Preferred Stock.

Holders of Series A1 Preferred Stock have no voting rights with respect to such shares.

The terms of our Series A1 Preferred Stock do not entitle holders to voting rights. Our Common Stock is currently the only class of our capital stock that carries any voting rights. Unless and until a holder of Series A1 Preferred Stock acquires shares of Common Stock upon the redemption of such shares, such holder will have no rights with respect to the shares of our Common Stock issuable upon redemption of Series A1 Preferred Stock. If, at our discretion, a holder of our Series A1 Preferred Stock is issued shares of our Common Stock upon redemption, such holder will be entitled to exercise the rights of holders of our Common Stock only as to matters for which the record date occurs after the effective date of redemption.

The terms of our Series A1 Preferred Stock do not contain any financial covenants.

The terms of our Series A1 Preferred Stock do not limit our ability to incur indebtedness or make distributions or contain any other restrictive financial covenants. The Series A1 Preferred Stock ranks subordinate to all of our existing and future debt and liabilities. Our future debt agreements may restrict our ability to pay distributions to preferred stockholders or to make redemptions in the event of a default under such debt agreements or in other circumstances. In addition, while the Series A1 Preferred Stock ranks senior to our Common Stock with respect to payment of dividends and distributions upon liquidation, dissolution or winding-up, we are allowed to pay dividends on our Common Stock so long as we are current in the payment of dividends on shares of our Series A1 Preferred Stock. Further, the terms of our Series A1 Preferred Stock do not restrict our ability to repurchase shares of our Common Stock so long as we are current in the payment of dividends on shares of our Series A1 Preferred Stock. Such dividends on or repurchases of our Common Stock may reduce the amount of cash on hand to pay the redemption price of our Series A1 Preferred Stock in cash (if we so choose).

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Shares of Series A1 Preferred Stock may be redeemed for shares of Common Stock, which ranks junior to the Series A1 Preferred Stock in all respects.

A holder of shares of Series A1 Preferred Stock may require us to redeem such shares in exchange for a redemption price payable, in our sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption; provided, however, that for any given share of Series A1 Preferred Stock, we will not elect to pay such redemption amount in shares of Common Stock during the first full year following initial issuance of such share.

The rights of the holders of shares of our Common Stock as to distributions rank junior to the rights of the holders of shares of our Series A1 Preferred Stock. Unless full cumulative dividends on shares of our Series A1 Preferred Stock for all past dividend periods have been declared and paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our Common Stock for any period.

The rights of the holders of shares of our Common Stock upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company also rank junior to the rights of the holders of Series A1 Preferred Stock.

We have the option to redeem shares of Series A1 Preferred Stock under certain circumstances without the consent of their holders.

From and after the date that is twenty-four months following the original issuance of any shares of Series A1 Preferred Stock, we have the right (but not the obligation) to redeem such shares at a redemption price equal to the Series A1 Stated Value, as applicable, plus any accrued and unpaid dividends. We have the right, at our option and in our sole discretion, to pay such redemption price in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption. See the risk factor “Shares of Series A1 Preferred Stock may be redeemed for shares of Common Stock, which ranks junior to the Series A1 Preferred Stock in all respects” above.

The cash distributions you receive in respect of Series A1 Preferred Stock and Common Stock may be less frequent or lower in amount than you expect.

Our Board of Directors will determine the amount and timing of distributions on our Series A1 Preferred Stock and Common Stock. In making this determination, our Board of Directors will consider all relevant factors, including the amount of cash resources available for distributions, capital spending plans, cash flow, financial position, applicable requirements of the Maryland General Corporation Law (the “MGCL”), and any applicable contractual restrictions. We cannot assure you that we will be able to consistently generate sufficient available cash flow to fund distributions on our Series A1 Preferred Stock and Common Stock, nor can we assure you that sufficient cash will be available to make distributions on our Series A1 Preferred Stock and Common Stock. While holders of our Series A1 Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A1 Preferred Stock at a rate as described under “The Offering-Dividends,” we cannot predict with certainty the timing of such distributions and we may be unable to pay or maintain such distributions over time.

We may suffer from delays in deploying capital, which could adversely affect our ability to pay distributions to our stockholders and the value of our securities.

We could suffer from delays in deploying capital, particularly if the capital we raise in this offering of Series A1 Preferred Stock outpaces our Operator’s ability to identify acquisitions and or close on them. Such delays, which may be caused by a number of factors, including competition in the market for the same real estate opportunities, may adversely affect our ability to pay distributions to our stockholders and or the value of their overall returns on investment in our securities.

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Common Stockholders’ ownership of the Company may become diluted if we issue new shares of Common Stock or other securities, and issuances of additional preferred stock or other securities by us may further subordinate the rights of the holders of our Series A1 Preferred Stock and Common Stock (which you may become upon receipt of redemption payments in shares of Common Stock).

Our Board of Directors is authorized, without stockholder approval, to cause us to issue additional shares of Common Stock or to raise capital through the issuance of shares of preferred stock and equity or debt securities convertible into Common Stock, preferred stock, options, warrants and other rights, on such terms and for such consideration as our Board of Directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders. In addition, our Board of Directors may, in its sole discretion, authorize us to issue Common Stock or other equity or debt securities to persons from whom we purchase properties, as part or all of the purchase price of the property, or from whom we receive services, as part or all of the payment for such services. Our Board of Directors, in its sole discretion, may determine the price of any Common Stock or other equity or debt securities issued in consideration of such properties or services provided, or to be provided, to us.

We may make redemption payments under the terms of our Series A1 Preferred Stock in shares of our Common Stock. Although the dollar amounts of such payments are unknown, the number of shares of our Common Stock to be issued in connection with such payments may fluctuate based on the price of our Common Stock. Any sales or perceived sales in the public market of shares of our Common Stock issuable upon such redemption payments could adversely affect prevailing market prices of shares of our Common Stock. The existence of our Series A1 Preferred Stock may encourage short selling by market participants because the possibility that redemption payments will be made in shares of our Common Stock could depress the market price of shares of our Common Stock. Further, any such issuance could result in dilution of the equity of our stockholders.

Our charter also authorizes our Board of Directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock in addition to our Series A1 Preferred Stock, Series A Preferred Stock, Series D Preferred Stock and equity or debt securities convertible into preferred stock and to set the voting powers, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications, or terms and conditions of redemption of each class or series of shares so issued. If any additional preferred stock is publicly offered, the terms and conditions of such preferred stock (or other equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any class or series of preferred stock preferences, powers, and rights senior to the rights of holders of our Series A1 Preferred Stock or Common Stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over our Series A1 Preferred Stock or Common Stock, payment of any distribution preferences of such new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our Series A1 Preferred Stock and Common Stock, as applicable. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the holders of our Common Stock, likely reducing the amount the holders of our Common Stock would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage, a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

No stockholders have rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue Common Stock, convertible debt or preferred stock pursuant to subsequent public offerings or private placements. Investors in our Common Stock who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any future offerings and the value of our assets, such investors may experience dilution in the book value and fair market value of, and the amount of distributions paid on, their shares of Common Stock, if any.

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Our ability to redeem shares of Series A1 Preferred Stock, or to pay distributions on our Series A1 Preferred Stock and Common Stock, may be limited by Maryland law.

Under applicable Maryland law, a corporation may redeem, or pay distributions on, stock as long as, after giving effect to the redemption or distribution, the corporation is able to pay its debts as they become due in the usual course of business (the equity solvency test) and its total assets exceed the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the redemption or distribution, to satisfy the preferential rights upon dissolution of stockholders when preferential rights on dissolution are superior to those whose stock is being redeemed or on which the distributions are being paid (the balance sheet solvency test). If the Company is insolvent at any time when we are required to redeem any shares of our Series A1 Preferred Stock, or at any time when we are required to make a distribution on our Series A1 Preferred Stock or Common Stock, the Company may not be able to effect such redemption or distribution.

The transfer and ownership restrictions applicable to our securities may impair the ability of stockholders to receive shares of our Common Stock upon redemption of the Series A1 Preferred Stock.

Our charter contains restrictions on ownership and transfer of preferred stock and Common Stock that are intended to assist us in maintaining our qualification as a REIT for federal income tax purposes as described in the risk factor “The share transfer and ownership restrictions applicable to REITs and contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities” contained in our most recent Annual Report on Form 10-K. These restrictions may impair the ability of stockholders to receive shares of our Common Stock upon redemption of the Series A1 Preferred Stock, in the event the Company elects to pay the redemption price in shares of Common Stock.

Holders of our securities are subject to inflation risk.

Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or “real,” value of an investment in our Common Stock, or the income from that investment, will be worth less in the future. As inflation occurs, the real value of our Common Stock and distributions payable on such shares may decline because the rate of distribution will remain the same.

If market interest rates go up, prospective purchasers of shares of our Common Stock may expect a higher distribution rate on their investment. Higher market interest rates would not, however, result in more funds for us to pay distributions and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distributions. Thus, higher market interest rates could cause the market price of our Common Stock to decline.

There are certain disadvantages to investors because the Series A1 Preferred Stock is deemed to be a covered security.

The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be covered security if it has a seniority greater than or equal other securities from the same issuer that are listed on a national exchange, such as Nasdaq. Our Series A1 Preferred Stock is a covered security because it ranks senior to our Common Stock and therefore is exempt from state registration. There are several disadvantages to investors of a security being deemed a covered security, including:

●	Lack of Suitability Standards — Since there are no specific economic investor eligibility requirements for the purchase of the Series A1 Preferred Stock, there is no prohibition on the sale of such securities to certain investors, based on net worth or income as imposed by NASAA guidelines or applicable state “blue sky” laws.

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●	No State Review — Investors will not receive an additional level of review and possible protection that would otherwise be affordable by the various state regulators.

Risks Related to Our Business

Our future success depends on the performance of the Administrator and the Operator, their respective key personnel and their access to the investment professionals of CIM Group. We may not find suitable replacements if such key personnel or investment professionals leave the employment of the Administrator, the Operator or other applicable affiliates of CIM Group or if such key personnel or investment professionals otherwise become unavailable to us.

We rely on the Administrator to provide management and administration services to us, and CIM Urban relies completely on the Operator to provide CIM Urban with certain services.

Our executive officers also serve as officers or employees of the Administrator and/or the Operator or other applicable affiliates of CIM Group. The Administrator and the Operator have significant discretion as to the implementation of acquisitions and operating policies and strategies on behalf of us and CIM Urban. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of the Administrator, the Operator and the other applicable affiliates of CIM Group. The departure of any of these officers or key personnel could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We also depend on access to, and the diligence, skill and network of, business contacts of the professionals within CIM Group and the information and deal flow generated by its investment professionals in the course of their acquisitions and onsite property management and leasing activities. The departure of any of these individuals, or of a significant number of the investment professionals or principals of CIM Group, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock. We cannot guarantee that we will continue to have access to CIM Group’s investment professionals or its information and deal flow.

If we seek to internalize the management functions provided pursuant to the Master Services Agreement and the Investment Management Agreement, we could incur substantial costs and lose certain key personnel.

The Board of Directors may determine that it is in our best interest to become self-managed by internalizing the functions performed by the Administrator and/or the Operator and to terminate the Master Services Agreement and/or the Investment Management Agreement, respectively. However, we do not have the unilateral right to terminate the Master Services Agreement and CIM Urban does not have the unilateral right to terminate the Investment Management Agreement, and neither the Administrator nor the Operator would be obligated to enter into an internalization transaction with us. There is no assurance that a mutually acceptable agreement with these entities as to the terms of the internalization could be reached.

The costs that would be incurred by us in any such internalization transaction are uncertain and could be substantial. Inadequate management of an internalization transaction could cause us to incur excess costs or suffer deficiencies in our disclosure controls and procedures or our internal control over financial reporting. An internalization transaction may divert management’s attention from effectively managing our assets. Further, following any internalization of our management functions, certain key employees may remain employees of the Administrator and the Operator or their respective affiliates instead of becoming our employees, especially if the Administrator and the Operator are not acquired by us.

Uninsured losses or losses in excess of our insurance coverage could materially adversely affect our financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.

We carry commercial liability, special form/all risk and business interruption insurance on all of the properties in our portfolio. In addition, we carry directors’ and officers’ insurance. While we select policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, the cost of the coverage, and industry practice, there can be no assurance that we will not experience a loss that is uninsured or that exceeds policy limits.

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Our business operations in California and Texas are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters such as earthquakes, tsunamis, hurricanes, wind, blizzards, floods, landslides, drought and fires. These adverse weather conditions and natural disasters could cause significant damage to the properties in our portfolio, the risk of which is enhanced by the concentration of our properties, by aggregate net operating income and square feet, in California. Our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. We carry earthquake insurance on our properties in California in an amount and with deductibles and limitations that we deem to be appropriate.  However, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes in California. Furthermore, we may not carry insurance for certain losses, such as those caused by war or certain environmental conditions, such as mold or asbestos.

As a result of the factors described above, we may not have sufficient coverage against all losses that we may experience for any reason.

If we experience a loss that is uninsured or that exceeds policy limits, we could incur significant costs and lose the capital deployed in the damaged properties as well as the anticipated future cash flows from those properties.  Further, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the properties were irreparable. In addition, our properties may not be able to be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements. Any of the factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Cybersecurity risks and cybersecurity incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and or damage to our business relationships, all of which could negatively impact our financial results.

We face cybersecurity risks and risks associated with security breaches or disruptions, such as cyberattacks or cyber intrusions over the Internet, malware, computer viruses, attachments to emails, social engineering and phishing schemes or persons inside our organization, the Operator and/or Administrator. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusions, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. The occurrence of a cybersecurity incident may result in disrupted operations, misstated or unreliable financial data, misappropriation of assets, compromise or corruption of confidential information collected in the course of conducting our business, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation, regulatory enforcement, damage to our tenant and stockholder relationships, material harm to our financial condition, cash flows and the market price of our securities or other adverse effects. Our Operator’s and Administrator’s IT networks and related systems are essential to the operations of our business and our ability to perform day-to-day operations (including managing our building systems). Our Operator and Administrator have implemented processes, procedures and internal controls to help mitigate cybersecurity incidents, but these measures do not guarantee that a cybersecurity incident involving our Operator or Administrator will not occur or that attempted security breaches or disruptions would not be successful or damaging. A cybersecurity incident involving our Operator’s or Administrator’s IT networks and related systems could materially adversely impact our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our Operator, Administrator and their respective affiliates, in the course of providing onsite property management, leasing, accounting and/or services to us, collect and retain certain personal information provided by our tenants and vendors. Our Operator, Administrator and their respective affiliates rely on computer systems to process transactions and manage our business. We can provide no assurance that the data security measures designed to protect confidential information on such systems established by our Operator, Administrator and their respective affiliates will be able to prevent unauthorized access to such personal information. There can be no assurance that their efforts to maintain the security and integrity of the information collected and their computer systems will be effective or that attempted security breaches or disruptions will not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and, in some cases, are designed not be detected and, in fact, may not be detected. Accordingly, our Operator, Administrator and their respective affiliates may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is impossible for us to entirely mitigate this risk.

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If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results.

An effective system of internal control over financial reporting is necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. As part of our ongoing monitoring of internal controls, we may discover material weaknesses or significant deficiencies in our internal controls that we believe require remediation. If we discover such weaknesses, we will make efforts to improve our internal controls in a timely manner. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can only provide reasonable, not absolute, assurance that the objectives of the system are met. Any failure to maintain effective internal controls, or implement any necessary improvements in a timely manner, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock, or cause us to not meet our reporting obligations, which could affect our ability to maintain our listing of Common Stock on Nasdaq and the TASE. Ineffective internal controls could also cause holders of our securities to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

The outbreak of a pandemic could negatively affect and will likely continue to negatively affect our business, financial condition, results of operations and cash flows.

Pandemics could have material and adverse effects on our ability to successfully operate and on our financial condition, results of operations and cash flows due to, among other factors:

●	a complete or partial closure of, or other operational issues at, one or more of our properties resulting from government or tenant action;

●	reduced economic activity severely impacting our tenants’ businesses, financial condition and liquidity or causing one or more of our tenants to be unable to meet their obligations to us in full, or at all, or to otherwise seek modifications of such obligations;

●	difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions, which may affect our access to capital necessary to fund business operations or address maturing liabilities on a timely basis or our tenants’ ability to fund their business operations and meet their obligations to us;

●	any impairment in value of our tangible or intangible assets that could be recorded as a result of weaker economic conditions;

●	a general decline in business activity and demand for real estate transactions, which could adversely affect our ability or desire to grow our portfolio of properties; and

●	negative impacts to the credit quality of our tenants and any related impact to tenant rent collections.

The COVID-19 pandemic has had, and may continue to have, significant impacts on workplace practices and those changes, or other office space utilization trends, could impact our business.

We believe closures of businesses and stay in place orders and the resulting remote working arrangements for non-essential personnel in response to the COVID-19 pandemic has resulted in long-term changed work practices that could negatively impact us and our business. For example, the increased adoption of and familiarity with remote work practices, and the recent increase in tenants seeking to sublease their leased space, has resulted in decreased demand for office space. Further, prior to the onset of the COVID-19 pandemic, telecommuting, flexible work schedules, open workspaces and teleconferencing had become increasingly common and there was an increasing trend among some businesses to utilize shared office space and co-working spaces. As a result, there has been a general trend in office real estate for tenants to decrease the space they occupy per employee. Our tenants may elect to not renew their leases, or to renew them for less space than they currently occupy, which could increase vacancy, place downward pressure on occupancy, rental rates and income and property valuation. The need to reconfigure leased office space, either in response to the COVID-19 pandemic, to new tenants’ needs, to modify utilization or for other reasons, may impact space requirements and also may require us to spend increased amounts for tenant improvements. If substantial reconfiguration of the tenant’s space is required, the tenant may find it more advantageous to relocate than to renew its lease and renovate the existing space. All of these factors could have a material adverse effect on our business, financial condition, results of operations, cash flow our or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

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Risks Related to Conflicts of Interest

Neither the Master Services Agreement nor the Investment Management Agreement may be terminated by us (except in limited circumstances for cause in the case of the Master Services Agreement) and the Master Services Agreement may be assigned by the Administrator in certain circumstances without our consent, either or both of which may have a material adverse effect on us.

We and our lending subsidiaries are parties to the Master Services Agreement pursuant to which the Administrator provides, or arranges for other service providers to provide, management and administrative services to us and all of our direct and indirect subsidiaries. We are obligated to pay the Administrator an incentive fee, which we refer to as the Revised Incentive Fee and market rate transaction fees for transactional and other services that the Administrator elects to provide to us. Pursuant to the terms of the Master Services Agreement, the Administrator has the right to provide any transactional services to us that we would otherwise engage a third party to provide.

The Master Services Agreement renews automatically each year. The Administrator may assign the Master Services Agreement without our consent to one of its affiliates or an entity that is a successor through merger or acquisition of the business of the Administrator. We generally may terminate the Master Services Agreement only in the event of a material breach, fraud, gross negligence or willful misconduct by or, in certain limited circumstances, a change of control of the Administrator that our independent directors determine to be materially detrimental to us and our subsidiaries as a whole. We do not have the right to terminate the Master Services Agreement solely for the poor performance of our operations. In addition, CIM Urban does not have the right to terminate the Investment Management Agreement under any circumstances.

Moreover, any removal of the affiliate of CIM Group we appointed as the Administrator of CIM Urban GP, which we refer to as Urban GP Administrator as manager of general partner of CIM Urban, Urban Partners GP, LLC, which we refer to as CIM Urban GP pursuant to the Master Services Agreement or the CIM Urban Partnership Agreement would not affect the rights of the Administrator under the Master Services Agreement or the Operator under the Investment Management Agreement. Accordingly, the Administrator would continue to provide the Base Services and receive any Revised Incentive Fee, and the Administrator or the applicable service provider would continue to provide the transactional services and receive related transaction fees, under the Master Services Agreement, and the Operator would continue to receive the management fee under the Investment Management Agreement.

The Administrator and Operator are entitled to receive fees for the services they provide regardless of our performance, which may reduce their incentive to devote time and resources to our portfolio.

Pursuant to the Master Services Agreement, the Administrator is entitled to receive additional fees for the provision of certain transactional and other services at fair market rates approved by our independent directors. Additionally, the Operator is entitled to receive an asset management fee based upon our Net Asset Value Attributable to Common Stockholders. The Administrator’s and the Operator’s entitlement to substantial non-performance based compensation might reduce their incentive to devote time and effort to seeking profitable opportunities for our portfolio.

The Fee payable to the Operator depends in large part on annual appraisals of our real estate properties.

The Operator is entitled to receive a fee quarterly based on our Net Asset Value Attributable to Common Stockholders. Our Net Asset Value Attributable to Common Stockholders is calculated in large part based on the fair value of our real estate investments, which in turn is determined based on annual appraisals of our real estate properties. If there are any changes to the fair value of our real estate properties during the course of a year, such changes will generally not be taken into consideration in calculating our Net Asset Value Attributable to Common Stockholders until the next annual appraisal process. Accordingly, in a period of declining real estate value, we could end up paying more fees to the Operator than if appraisals were conducted quarterly (and thus adjusting downwards the fair value of our real estate properties on a quarterly basis). Conversely, in a period of rising real estate value, we could end up paying less fees to the Operator (because quarterly appraisals would lead to increases in the fair value of our estate properties, which in turn would lead to higher fees payable to the Operator).

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We may be obligated to pay the Operator quarterly incentive compensation even if we incur a net loss during a particular quarter.

The Operator is entitled to incentive compensation based on our FFO, which rewards our Operator if our quarterly pre-incentive fee funds from operations, which we refer to as FFO, exceeds 1.75% (7.0% annualized) of the Adjusted Common Equity. Our pre-incentive fee FFO for a particular quarter for incentive compensation purposes excludes the effect of any unrealized gains, losses, or other items during that quarter that do not affect realized net income, even if these adjustments result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay the Operator incentive compensation for a fiscal quarter even if we incur a net loss for that quarter as determined in accordance with GAAP.

The Operator may undertake transactions that are motivated, in whole or in part, by a desire to increase its compensation.

The Operator is entitled to receive an asset management fee based upon our Net Asset Value Attributable to Common Stockholders, which may provide an incentive for the Operator to deploy our capital to assets that are riskier than we would otherwise acquire, regardless of the anticipated long-term performance of such assets. The Operator may also recommend the disposition of assets that are beneficial to CIM Urban’s operations in order to fund such acquisitions. For a discussion of the broad discretion that may be exercised by the Operator in our business.

Each of the Administrator and Operator provides services to us under broad mandates, and our Board of Directors may not necessarily be involved in each acquisition, disposition or financing decision made by the Administrator or Operator.

Each of the Administrator, under the Master Services Agreement, and the Operator, under the Investment Management Agreement, has broad discretion and authority over our day-to-day operations and deployment of our capital in assets. While our Board of Directors periodically reviews the performance of our businesses, our Board of Directors does not review all activities conducted by the Administrator and the Operator, and may not review certain proposed acquisitions, dispositions or the implementation of other strategic initiatives before they occur. In addition, in reviewing our business operations, our directors may rely on information provided to them by the Administrator or the Operator, as the case may be. The Administrator or the Operator may cause us to enter into significant transactions or undertake significant activities that may be difficult or impossible to unwind, exit or otherwise remediate. Each of the Administrator and the Operator has great latitude in the implementation of our strategies, including determining the types of assets that are appropriate for us. The decisions of the Administrator and the Operator could therefore result in losses or returns that are substantially below our expectations, which could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The Operator, the Administrator and their respective affiliates engage in real estate activities that could compete with us and our subsidiaries, which could result in decisions that are not in the best interests of our stockholders.

The Investment Management Agreement with the Operator and the Master Services Agreement with the Administrator do not prevent the Operator or the Administrator, as applicable, and their respective affiliates from operating additional real estate assets or participating in other real estate opportunities, some of which could compete with us and our subsidiaries. The Operator, the Administrator and their respective affiliates operate real estate assets and participate in additional real estate activities having objectives that overlap with our own, and may thus face conflicts in the operation and allocation of real estate opportunities between us, on the one hand, and such other real estate operations and activities, on the other hand. Allocation of real estate opportunities is at the discretion of the Operator and/or the Administrator and there is no guarantee that this allocation will be made in the best interest of our stockholders.

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There may be conflicts of interest in allocating real estate opportunities to CIM Urban and other funds, vehicles and ventures operated by the Operator. For example, the Operator serves as the operator of private funds formed to deploy capital in real estate and real estate-related assets located in metropolitan areas that CIM Group has already qualified. There may be a significant overlap in the assets and strategies between us and such funds, and many of the same investment personnel will provide services to both entities. Further, the Operator and its affiliates may in the future operate funds, vehicles and ventures that have overlapping objectives with CIM Urban and therefore may compete with CIM Urban for opportunities. The ability of the Operator, the Administrator and their officers and employees to engage in other business activities, including the operation of other vehicles operated by CIM Group or its affiliates, may reduce the time the Operator and the Administrator spend managing our activities.

Certain of our directors and executive officers may face conflicts of interest related to positions they hold with the Operator, the Administrator, CIM Group and their affiliates, which could result in decisions that are not in the best interest of our stockholders.

Some of our directors and executive officers are also part-owners, officers and/or directors of the Operator, the Administrator, CIM Group and/or their respective affiliates. As a result, such directors and executive officers may owe fiduciary duties to these various other entities and their equity owners that may from time to time conflict with the duties such persons owe to us. Further, these multiple responsibilities may create conflicts of interest for these individuals if they are presented with opportunities that may benefit us and our other affiliates. These individuals may be incentivized to allocate opportunities to other entities rather than to us. Their loyalties to other affiliated entities could result in actions or inactions that are detrimental to our business, strategy and opportunities.

The business of CIM Urban is managed by Urban GP Administrator and we agreed in the Master Services Agreement to appoint an affiliate of CIM Group as the manager of the general partner of CIM Urban, and the general partner of CIM Urban may only be removed from such position under limited circumstances as provided in the CIM Urban Partnership Agreement.

Pursuant to the Master Services Agreement, we agreed to appoint an affiliate of CIM Group as the manager of the general partner of CIM Urban. While currently that designated entity, Urban GP Administrator, is an affiliate of CIM Group, there can be no assurances that a different entity would not be appointed the manager of the general partner of CIM Urban in the future. Moreover, we may only remove the Urban GP Administrator as the manager of CIM Urban GP for “cause” (as defined in the Master Services Agreement). Removal for “cause” also requires the approval of the holders of at least 66 2/3% of our outstanding shares of Common Stock. Upon removal, a replacement manager will be appointed by the independent directors.

Subject to the limitations set forth in the governing documents of CIM Urban and CIM Urban GP, Urban GP Administrator is given the power and authority under the Master Services Agreement to manage, to direct the management, business and affairs of and to make all decisions to be made by or on behalf of (1) CIM Urban GP and (2) CIM Urban. Subject to the other terms of the CIM Urban Partnership Agreement, CIM Urban GP has broad discretion over the operations of CIM Urban. Accordingly, while we own indirectly all of the partnership interests in CIM Urban, except as set forth in the Master Services Agreement and the rights specifically reserved to limited partners by the CIM Urban Partnership Agreement and applicable law, we will have no part in the management and control of CIM Urban.

Risks Related to Real Estate Assets

Our operating performance is subject to risks associated with the real estate industry.

Real estate assets are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for distributions, as well as the value of our properties. These events include, but are not limited to:

●	adverse changes in economic and socioeconomic conditions (including as a result of the emergence of any pandemic);

●	vacancies or our inability to rent space on favorable terms;

●	adverse changes in financial conditions of buyers, sellers and tenants of properties;

●	inability to collect rent from tenants;

●	competition from real estate investors with significant capital, including but not limited to real estate operating companies, publicly-traded REITs and institutional investment funds;

●	reductions in the level of demand for office and hotel space and changes in the relative popularity of properties;

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●	increases in the supply of office and hotel space;

●	fluctuations in interest rates and the availability of credit, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

●	dependence on third parties to provide leasing, brokerage, onsite property management and other services with respect to certain of our assets;

●	increases in expenses, including insurance costs, labor costs, utility prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, and our inability to pass on some or all of these increases to our tenants; and

●	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning, real estate tax, federal and state laws, governmental fiscal policies and the ADA.

During periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If we cannot operate our properties so as to meet our financial expectations, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock may be negatively impacted.

A significant portion of our properties, by aggregate net operating income and square feet, are located in California. We are dependent on the California real estate market and economy, and are therefore susceptible to risks of events in the California market that could adversely affect our business, such as adverse market conditions, changes in local laws or regulations and natural disasters.

Because our properties in California represent a significant portion of our portfolio by aggregate net operating income and square feet, we are exposed to greater economic risks than if we owned a more geographically diverse portfolio. We are susceptible to adverse developments in the California economic and regulatory environments (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation and other factors) as well as natural disasters that occur in these areas (such as earthquakes, floods, fires and other events). In addition, the State of California is regarded as more litigious and more highly regulated and taxed than many states, which may reduce demand for office and hotel space in California. Any adverse developments in the economy or real estate markets in California, any decrease in demand for office and hotel space resulting from the California regulatory or business environments or any reduced need for apartment units resulting from increased relocation out of California could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Capital and credit market conditions may adversely affect demand for our properties and the overall availability and cost of credit.

In periods when the capital and credit markets experience significant volatility, demand for our properties and the overall availability and cost of credit may be adversely affected. No assurances can be given that the capital and credit market conditions will not have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

In addition, we could be adversely affected by significant volatility in the capital and credit markets as follows:

●	the tenants in our office properties may experience a deterioration in their sales or other revenue, or experience a constraint on the availability of credit necessary to fund operations, which in turn may adversely impact those tenants’ ability to pay contractual base rents and tenant recoveries. Some tenants may terminate their occupancy due to an inability to operate profitably for an extended period of time, impacting our ability to maintain occupancy levels; and

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●	constraints on the availability of credit to tenants, necessary to purchase and install improvements, fixtures and equipment and to fund business expenses, could impact our ability to procure new tenants for spaces currently vacant in existing office properties or properties under development.

Following bank failures in the United States and acquisitions of distressed financial institutions in the United States and internationally in 2023, there has been uncertainty and turmoil in credit markets globally, which may cause financial institutions to reduce their lending, which in turn could adversely affect our ability to access capital markets for our liquidity needs and/or cause our cost of capital to increase.

We will endeavor to limit uninsured deposits that we have with banks. Nevertheless, if a bank in which we hold funds fails or is subject to significant adverse conditions in the financial or credit markets, we could be subject to a risk of loss of all or a portion of such funds or be subject to a delay in accessing all or a portion of such uninsured funds. In addition, we have undrawn capacities under our 2022 Credit Facility and certain of our mortgages. Any such loss of funds on deposit, lack of access to funds held at banks or inability to borrow from any of our lenders could adversely impact our short-term liquidity and ability to meet our operating expenses or working capital needs.

Tenant concentration increases the risk that cash flow could be interrupted.

We are, and expect that we will continue to be, subject to a degree of tenant concentration at certain of our properties and/or across multiple properties. Kaiser, which occupies space in one of our Oakland, California properties, accounted for 28.7% of our annualized rental income for the year ended December 31, 2023. In the event that a tenant occupying a significant portion of one or more of our properties or whose rental income represents a significant portion of the rental revenue at such property or properties were to experience financial weakness or file bankruptcy, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

If a major tenant declares bankruptcy, we may be unable to collect balances due under relevant leases, which could have a material adverse effect on our financial condition and ability to pay distributions on our Common Stock or Preferred Stock.

The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy and has the option to assume or reject any unexpired lease. If the tenant rejects the lease, any resulting claim we have for breach of the lease (other than to the extent of any collateral securing the claim) will be treated as a general unsecured claim. Our claim against the bankrupt tenant for unpaid and future rent will be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant that rejects its lease would pay in full amounts it owes us under the lease. Even if a lease is assumed and brought current, we still run the risk that a tenant could condition lease assumption on a restructuring of certain terms, including rent, that would have an adverse impact on us. Any shortfall resulting from the bankruptcy of one or more of our tenants could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

In addition, the financial failure of, or other default by, one or more of the tenants to whom we have exposure could have an adverse effect on the results of our operations. While we evaluate the creditworthiness of our tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. If any of our tenants’ businesses experience significant adverse changes, they may fail to make rental payments when due, exercise early termination rights (to the extent such rights are available to the tenant) or declare bankruptcy. A default by a significant tenant or multiple tenants could cause a material reduction in our revenues and operating cash flows. In addition, if a tenant defaults, we may incur substantial costs in protecting our asset.

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We have assumed, and in the future may assume, liabilities in connection with our property acquisitions, including unknown liabilities.

In connection with the acquisition of properties, we may assume existing liabilities, some of which may have been unknown or unquantifiable at the time of the acquisition of assets. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants or other persons dealing with the sellers prior to our acquisition of the properties, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. If the magnitude of such unknown liabilities is high, either singly or in the aggregate, it could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We may be adversely affected by trends in the office real estate industry.

Telecommuting, flexible work schedules, open workspaces and teleconferencing continue to become more common. These practices enable businesses to reduce their space requirements. There is also an increasing trend among some businesses to utilize shared office space and co-working spaces. A continuation of the movement towards these practices could over time erode the overall demand for office space and, in turn, place downward pressure on occupancy, rental rates and property valuations.

We may be unable to renew leases or lease vacant office space.

As of March 31, 2024, 16.6% of the rentable square footage of our office portfolio was available for lease, and 14.6% of the occupied square footage of such office properties was scheduled to expire in the remainder of 2024. The local economic environment may make the renewal of these leases more difficult, or renewal may occur at rental rates equal to or below existing rental rates. As a result, portions of our office properties may remain vacant for extended periods of time. In addition, we may have to offer substantial rent abatements, tenant improvements, concessions, early termination rights or below-market renewal options to attract new tenants or retain existing tenants. The factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

A significant portion of our net operating income is expected to come from our hotel and, as a result, our operating performance is subject to the cyclical nature of the lodging industry.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. gross domestic product. Fluctuations in lodging demand and, therefore, hotel operating performance, are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. For instance, increased fuel costs, natural disasters or disruptive global political events, including terrorist activity and war, are a few factors that could affect an individual’s willingness to travel.

In addition to general economic conditions, lodging supply is an important factor that can affect the lodging industry’s performance. Industry overbuilding and the introduction of new concepts and products such as Airbnb®, Homeaway® and VRBO® have the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. Further, the success of our hotel property depends largely on the property operator’s ability to adapt to dominant trends, competitive pressures and consolidation, as well as disruptions such as consumer spending patterns, changing demographics and the availability of labor.

An adverse change in lodging fundamentals could result in returns that are substantially below our expectations or result in losses, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The outbreak of a highly infectious, contagious or widespread disease, such as COVID-19, can result (and has resulted) in reductions in travel and adversely affect demand for our hotel.

Our hotel operations are sensitive to the willingness and ability of our guests to travel. The outbreak of highly infectious, contagious or widespread diseases or global health emergencies will likely cause decreases in both discretionary and business travel and reduce the number of guests that visit our hotel. The degree of any decrease in travel will likely be worsened in the event such a disease causes a disruption in air or other forms of travel used by guests of our hotel. In the event a person having such a disease visits or works at our hotel, the operations at our hotel will likely be disrupted. For example, the spread of COVID-19 in the United States and the resulting restrictions on and cancellations of travel, meetings and social gatherings negatively impacted the operations of our hotel in Sacramento, California in 2021 and part of 2022.

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The seasonality of the lodging industry may cause quarterly fluctuations in our revenues.

The lodging industry is seasonal in nature, which may cause quarterly fluctuations in our revenues, occupancy levels, room rates, operating expenses and cash flows. Our quarterly earnings may be adversely affected by factors outside our control, including timing of holidays, weather conditions, poor economic factors and competition in the area of our hotel. We can provide no assurances that our cash flows will be sufficient to offset any shortfalls that occur as a result of these fluctuations. As a result, we may have to enter into short-term borrowings in certain quarters in order to make distributions on our Common Stock or Preferred Stock, and we can provide no assurances that such borrowings will be available on favorable terms, if at all. Consequently, volatility in our financial performance resulting from the seasonality of the lodging industry could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The increasing use of online travel intermediaries by consumers may adversely affect our profitability.

Some of our hotel rooms are booked through online travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As online bookings increase, these intermediaries may demand higher commissions, reduced room rates or other significant contract concessions. Moreover, some of these online travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These intermediaries hope that consumers will develop brand loyalties to their reservations systems rather than to particular hotels. Although most of the business for our hotel is expected to be derived from consumer direct and traditional hotel channels, such as travel agencies, corporate accounts, meeting planners and recognized wholesale operators, if the amount of sales made through online intermediaries increases significantly, room revenues may be lower than expected, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Increased use of technology may reduce the need for business-related travel.

The increased use of teleconference and video-conference technology by businesses could result in decreased business travel as companies increase the use of technologies that allow multiple parties from different locations to participate at meetings without traveling to a centralized meeting location. To the extent that such technologies play an increased role in day-to-day business and the necessity for business-related travel decreases, hotel room demand may decrease, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We are subject to risks associated with the employment of hotel personnel, particularly with respect to unionized labor.

Our third-party manager is responsible for hiring and maintaining the labor force at our hotel. As owner of our hotel, we are responsible for and subject to many of the costs and risks generally associated with the hotel labor force, particularly with respect to unionized labor. From time to time, hotel operations may be disrupted as a result of strikes, lockouts, public demonstrations or other negative actions and publicity. We also may incur increased legal costs and indirect labor costs as a result of contract disputes or other events. The resolution of labor disputes or re-negotiated labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. We do not have the ability to affect the outcome of these negotiations.

We may be unable to renew leases or release apartment units as leases expire, or the terms of renewals or new leases may be less favorable than current leases.

When residents decide to leave our apartments, whether because their leases are not renewed or they leave prior to their lease expiration date, we may not be able to release their apartment units. Even if leases are renewed or we can release the apartment units, the terms of renewal or reletting may be less favorable than current lease terms. Furthermore, because our apartment leases generally have initial terms of 12 months or less, our rental revenues at our multifamily properties are impacted by declines in market rents more quickly than if our leases were for longer terms. If we are unable to promptly renew the leases or release apartment units, or if the rental rates upon renewal or releasing are lower than expected rates, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be adversely affected.

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We may be unable to deploy capital in a way that grows our business and, even if consummated, we may fail to successfully integrate and operate acquired properties.

We plan to deploy capital in additional real estate assets as opportunities arise. Our ability to do so on favorable terms and/or successfully integrate and operate them is subject to the following significant risks:

●	we may be unable to deploy capital in additional real estate assets because of competition from real estate investors with better access to less expensive capital, including real estate operating companies, publicly-traded REITs and investment funds;

●	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

●	competition from other potential acquirers may significantly increase purchase prices;

●	acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures;

●	we may be unable to generate sufficient cash from operations or obtain the necessary debt or equity financing to consummate a transaction on favorable terms or at all;

●	we may need to spend more money than anticipated to make necessary improvements or renovations to acquired properties;

●	we may spend significant time and money on potential transactions that we do not consummate;

●	we may be unable to quickly and efficiently integrate new acquisitions into our existing operations;

●	we may suffer higher than expected vacancy rates and/or lower than expected rental rates; and

●	we may acquire properties without any recourse, or with only limited recourse, for liabilities against the former owners of the properties.

If we cannot complete real estate transactions on favorable terms, or operate acquired assets to meet our goals or expectations, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

We may be unable to successfully expand our operations into new markets.

The risks described in the immediately preceding risk factor that are applicable to our ability to acquire and successfully integrate and operate properties in the markets in which our properties are located are also applicable to our ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, we may not possess the same level of familiarity with the dynamics and market conditions of certain new markets that we may enter, which could adversely affect our ability to expand into those markets. We may be unable to build a significant market share or achieve a desired return on our assets in new markets. If we are unsuccessful in expanding into new markets, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We have experienced in the past, and may in the future, impairment charges to our properties.

We have in the past, and may in the future, take impairment charges with respect to certain of our properties. We routinely evaluate our assets for impairment indicators (we recorded no impairment of long-lived assets for the years ended December 31, 2023 and 2022). The judgment regarding the existence and magnitude of impairment indicators is based on factors such as market conditions, tenant performance and lease structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. If we determine that an impairment has occurred, we will be required to make a downward adjustment to the net carrying value of the property, which could have a material adverse effect on our results of operations in the period in which the impairment charge is recorded. Negative developments in the real estate market may cause management to reevaluate the business and macro-economic assumptions used in its impairment analysis. Changes in management’s assumptions based on actual results may have a material impact on the Company’s financial statements.

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We may obtain only limited warranties when we purchase a property and typically have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that survive for only a limited period after the closing and with a cap on recoverable damages. In the event we purchase a property with a limited warranty, there will be an increased risk that we will lose some or all of our capital in the property.

We may be unable to sell a property if or when we decide to do so, including as a result of uncertain market conditions or high inflation.

Real estate assets are, in general, relatively illiquid and may become even more illiquid during periods of economic downturn. As a result, we may not be able to sell our properties quickly or on favorable terms in response to changes in the economy or other conditions when it otherwise may be prudent to do so. In addition, certain significant expenditures generally do not change in response to economic or other conditions, including debt service obligations, real estate taxes, and operating and maintenance costs. This combination of variable revenue and relatively fixed expenditures may result, under certain market conditions, in reduced earnings. In addition, historically, during periods of increasing interest rates, real estate valuations have generally decreased as a result of rising capitalization rates, which tend to be positively correlated with interest rates. Consequently, prolonged periods of higher interest rates may negatively impact the valuation of our portfolio as well as lower sales proceeds from future dispositions. Accordingly, we may be unable to adjust our portfolio promptly in response to economic, market or other conditions, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Some of our leases may not include periodic rental increases, or the rental increases may be less than the fair market rate at a future point in time. In either case, the value of the leased property to a potential purchaser may not increase over time, which may restrict our ability to sell that property, or if we are able to sell that property, may result in a sale price less than the price that we paid to purchase the property or the price that could be obtained if the rental income was at the then-current market rate.

We expect to hold our various real properties until such time as we decide that a sale or other disposition is appropriate given our business objectives. Our ability to dispose of properties on advantageous terms or at all depends on certain factors beyond our control, including competition from other sellers and the availability of attractive financing for potential buyers of our properties. We cannot predict the various market conditions affecting real estate assets which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the disposition of our properties, we cannot assure our stockholders that we will be able to sell such properties at a profit or at all in the future. Accordingly, the extent to which our stockholders will receive cash distributions and realize potential appreciation on our real estate assets will depend upon fluctuating market conditions. Furthermore, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure our stockholders that we will have funds available to correct such defects or to make such improvements.

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We may be unable to secure funds for our future long-term liquidity needs.

Our long-term liquidity needs will consist primarily of funds necessary for acquisitions of assets, development or repositioning of properties, capital expenditures, refinancing of indebtedness, SBA 7(a) loan originations, paying distributions on our Preferred Stock or any other preferred stock we may issue, any future repurchase and/or redemption of our Preferred Stock (if we choose, or are required, to pay the redemption price in cash instead of in shares of our Common Stock), and distributions on our Common Stock. We are also in the process of converting part of an office property that we own from office to multifamily. We may not have sufficient funds on hand or may not be able to obtain additional financing to cover all of these long-term cash requirements. The nature of our business, and the requirements imposed by REIT rules that we distribute a substantial majority of our REIT taxable income on an annual basis in the form of dividends, may cause us to have substantial liquidity needs over the long-term. We may finance our future activities through one or more of the following methods: (i) obtaining new or modifying existing credit facilities and term loans; (ii) offerings of shares of Common Stock, Preferred Stock, other equity and/or debt securities of the Company; (iii) the addition of senior recourse or non-recourse debt using existing assets as collateral; (iv) the sale of existing assets; (v) partnering with co-investors and/or (vi) cash flows from operations. During the prior three years, we have not offered our Common Stock or other securities in exchange for property, but we may engage in such activities in the future.

Income from our long-term leases at our office properties is an important source of our cash flow from operations and is subject to risks related to increases in expenses and inflation.

We are exposed to risks related to increases in market lease rates and inflation, as income from long-term leases at our office properties is an important source of our cash flow from operations. Leases of long-term duration or which include renewal options that specify a maximum rate increase may result in below-market lease rates over time if we do not accurately estimate inflation or market lease rates. Provisions of our leases designed to mitigate the risk of inflation and unexpected increases in market lease rates, such as periodic rental increases, may not adequately protect us from the impact of inflation or unexpected increases in market lease rates. If we are subject to below-market lease rates on a significant number of our properties pursuant to long-term leases and our operating and other expenses are increasing faster than anticipated, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

We may finance properties with lock-out provisions, which may prohibit us from selling a property or may require us to maintain specified debt levels for a period of years on some properties.

A lock-out provision is a provision that prohibits the prepayment of a loan during a specified period of time. Lock-out provisions may include terms that provide strong financial disincentives for borrowers to prepay their outstanding loan balance. If a property is subject to a lock-out provision, we may be materially restricted from or delayed in selling or otherwise disposing of or refinancing such property. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our securities relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change of control even though that disposition or change of control might be in the best interests of our stockholders.

Increased operating expenses could reduce cash flow from operations and funds available to deploy capital or make distributions.

Our properties are subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are payable (or are being paid) in an amount that is insufficient to cover operating expenses that are our responsibility under the lease, we could be required to expend funds in excess of such rents with respect to that property for operating expenses. Our properties are subject to increases in tax rates, utility costs, insurance costs, repairs and maintenance costs, administrative costs and other operating and ownership expenses. Our property leases may not require the tenants to pay all or a portion of these expenses, in which event we may be responsible for these costs. If we are unable to lease properties on terms that require the tenants to pay all or some of the properties’ operating expenses, if our tenants fail to pay these expenses as required or if expenses we are required to pay exceed our expectations, we could have less funds available for future acquisitions or cash available for distributions on our Common Stock or Preferred Stock.

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The market environment may adversely affect our operating results, financial condition and ability to pay distributions on our Common Stock or Preferred Stock.

Continued deterioration of domestic or international financial markets could impact the availability of credit or contribute to rising costs of obtaining credit and therefore, could have the potential to adversely affect the value of our assets, the availability or the terms of financing, our ability to make principal and interest payments on, or refinance, any indebtedness and/or, for our leased properties, the ability of our tenants to enter into new leasing transactions or satisfy their obligations, including the payment of rent, under existing leases. The market environment also could affect our operating results and financial condition as follows:

●	Debt Markets—The debt market is sensitive to the macro environment, such as Federal Reserve policy, market sentiment, or regulatory factors affecting the banking and commercial mortgage backed securities industries. Should overall borrowing costs increase, due to either increases in index rates or increases in lender spreads, our operations may generate lower returns.

●	Real Estate Markets—While incremental demand growth has helped to reduce vacancy rates and support modest rental growth in recent years, and while improving fundamentals have resulted in gains in property values, in many markets property values, occupancy and rental rates continue to be below those previously experienced before the most recent economic downturn. If recent improvements in the economy reverse course, the properties we acquire could substantially decrease in value after we purchase them. Consequently, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge or record a loss on sale in our earnings.

Real estate-related taxes may increase, and if these increases are not passed on to tenants, our income will be reduced.

We are required to pay property taxes for our properties, which can increase as property tax rates increase or as properties are assessed or reassessed by taxing authorities. In California, pursuant to an existing state law commonly referred to as Proposition 13, all or portions of a property are reassessed to market value only at the time of “change in ownership” or completion of “new construction,” and thereafter, annual property tax increases are limited to 2% of previously assessed values. As a result, Proposition 13 generally results in significant below-market assessed values over time. From time to time, lawmakers and political coalitions have initiated efforts to repeal or amend Proposition 13, including by introducing Proposition 15 on the California ballot in November 2020, which measure was not approved by voters. If successful in the future, these proposals could substantially increase the assessed values and property taxes for our properties in California. Although some tenant leases may permit us to pass through such tax increases to the tenants for payment, renewal leases or future leases may not be negotiated on the same basis. Tax increases not passed through to tenants could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Proposition ULA may reduce the proceeds that we will receive when we sell our Los Angeles properties.

In the November 8, 2022 general election, voters approved City of Los Angeles Proposition ULA. Effective April 1, 2023, the measure increased transfer tax rates in the City of Los Angeles on real estate sales valued at $5 million or more. Specifically, the new rate is 4% for properties valued at $5 million or more and 5.5% for properties valued at more than $10 million. As many of our properties are located in the City of Los Angeles, Proposition ULA may reduce the amount of proceeds that we will receive when we sell our Los Angeles properties. This in turn may reduce our profitability, make our properties located in the City of Los Angeles less attractive than properties located elsewhere, and make us less competitive than REITs that do not have properties in the City of Los Angeles.

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We face risks associated with development, redevelopment, repositioning or construction of real estate projects.

We expect to engage in development, redevelopment, repositioning or construction of real estate projects, including, without limitation, deploying capital in unimproved real properties, and will therefore face significant risks relating to such activities. We must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate or we pay too much for a property, our return on our assets could suffer. We may abandon any of these activities after we begin to explore them and as a result we may lose deposits or fail to recover expenses already incurred. We may be unable to proceed with these activities because we cannot obtain financing on favorable terms or at all. We may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon or substantially alter our plan for a project. We may incur construction costs for a development project that exceed our original estimates due to continuing high interest rates, which is the economic environment that we expect to continue to face in 2024, increased materials, labor, leasing or other costs, material shortages or supply chain delays, all of which are more likely in the current inflationary environment, or unanticipated technical difficulties, which could make completion of the project less profitable because market rents may not increase sufficiently to compensate for the increase in construction costs. We may even suspend development projects after construction has begun due to changes in economic conditions or other factors, and this may result in the write-off of costs, payment of additional costs or increases in overall costs when the development project is restarted. In addition, we will be subject to normal lease-up risks relating to newly constructed projects.

We face significant competition.

Our office portfolio competes with a number of developers, owners and operators of office real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and may not be able to replace them, and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. As a result of any of the foregoing factors, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock may be materially adversely affected.

Our hotel property competes for guests primarily with other hotels in the immediate vicinity of our hotel and secondarily with other hotels in the geographic market of our hotel. An increase in the number of competitive hotels in these areas could have a material adverse effect on the occupancy, ADR and RevPAR of our hotel.

Our multifamily portfolio competes with numerous housing alternatives in attracting residents. These alternatives include other multifamily properties, condominiums, single-family homes, third-party providers of short-term rentals and serviced apartments that are available for rent or purchase.

War and Terrorism could harm our operating results.

The strength and profitability of our business depends on demand for and the value of our properties. The conflict between Russia and Ukraine, and the resulting economic sanctions imposed by many countries on Russia, and conflicts in the Middle East have led to disruption, instability and volatility in global markets and industries and are expected to have a negative impact on the global economy. Disruption, instability, volatility and decline in global economic activity, whether caused by acts of war, other acts of aggression or terrorism, in each case regardless where it occurs, could in turn harm the demand for and the value of our properties.

In addition, the public perception that certain locations are at greater risk for attack, such as major airports, ports, and rail facilities, may decrease the demand for and the value of our properties near these sites. A decrease in demand could make it difficult for us to renew or re-lease our properties at these sites at lease rates equal to or above historical rates. Terrorist attacks could have an adverse impact on our business even if they are not directed at our properties.

Previous terrorist attacks and subsequent terrorist alerts have adversely affected the U.S. travel and hospitality industries since 2001, often disproportionately compared to the effect on the overall economy. The extent of the impact that actual or threatened terrorist attacks in the United States or elsewhere could have on domestic and international travel and our business in particular cannot be determined, but any such attacks or the threat of such attacks could have a material adverse effect on travel and hotel demand and our ability to finance our hospitality business.

In addition, the terrorist attacks of September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. Although we maintain terrorism insurance coverage on our portfolio, the amount of our terrorism insurance coverage may not be sufficient to cover losses inflicted by terrorism and therefore could expose us to significant losses and have a negative impact on our operations.

In connection with the ownership and operation of real estate assets, we may be liable for costs and damages related to environmental matters.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site.

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These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property, to borrow using the property as collateral or create lender’s liability for us. In addition, third parties exposed to hazardous or toxic substances may sue for personal injury damages and/or property damages. For example, some laws impose liability for release of or exposure to asbestos-containing materials. As a result, in connection with our former, current or future ownership, operation, and development of real estate assets, or our role as a lender for loans secured directly or indirectly by real estate properties, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

Although many of our properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with a property. Unless required by applicable law, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether we will incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

Our real estate business is subject to risks from climate change.

Our real estate business is subject to risks associated with climate change. Climate change could trigger extreme weather and changes in precipitation, temperature, and air quality, all of which may result in physical damage to, or a decrease in demand for, our properties located in the areas affected by these conditions. Further, the assessment of the potential impact of climate change has impacted the activities of government authorities, the pattern of consumer behavior, and other areas that impact the business environment in the United States, including, but not limited to, energy-efficiency measures, water-use measures, and land-use practices. The promulgation of policies, laws or regulations relating to climate change by governmental authorities in the U.S. and the markets in which the Company owns real estate may require the Company to invest additional capital in our properties.

Most of our properties are located in California. To the extent that climate change impacts changes in weather patterns, our markets could experience increases in extreme weather. For example, many of our properties are located in areas that have been impacted by drought and, as such, face the risk of increased water costs and potential fines and/or penalties for high consumption. There can be no assurances that we will successfully mitigate the risk of increased water costs and potential fines and/or penalties for high consumption.

Climate change may also have indirect effects on our business by increasing the cost of, or decreasing the availability of, property insurance on terms we find acceptable or at all, or by increasing the cost of energy (or water, as described above). There can be no assurance that climate change will not have a material adverse effect on our financial condition or results of operations.

Compliance with the ADA and fire, safety and other regulations may require us to make unanticipated expenditures and/or increase our operating costs that could significantly reduce the cash available for distributions on our Common Stock or Preferred Stock.

Our properties are subject to regulation under federal laws, such as the ADA, pursuant to which all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties are not in compliance with the ADA, we might be required to take remedial action, which would require us to incur additional costs to bring the property into compliance. Noncompliance with the ADA could also result in imposition of fines or an award of damages to private litigants.

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Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation.

In addition, our properties are subject to various federal, state and local regulatory requirements, such as state and local earthquake, fire and life safety requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. If we were to fail to comply with these various requirements, we might incur governmental fines or private damage awards. If we incur substantial costs to comply with the ADA or any other regulatory requirements, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

Further, existing and future rent control or rent stabilization laws and regulations, along with similar laws and regulations that expand tenants’ rights or impose additional costs on landlords, may reduce rental revenues or increase operating costs on our multifamily portfolio. Such laws and regulations limit our ability to charge market rents, increase rents, evict tenants or recover increases in our operating expenses and could reduce the value of our multifamily portfolio or make it more difficult for us to dispose of properties in certain circumstances. Expenses associated with our investment in our multifamily portfolio, such as debt service, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental income from our multifamily portfolio. As a result, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

Inflation may adversely affect our real estate operations.

Inflation may remain high in 2024 relative to historical levels. Inflation has caused and will likely continue to cause our construction costs, maintenances costs, operating and general and administrative expenses and interest expenses to rise, which in turn could materially adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock. See “We may be unable to sell a property if or when we decide to do so, including as a result of uncertain market conditions or high inflation,” “—Income from our long-term leases at our office properties is an important source of our cash flow from operations and is subject to risks related to increases in expenses and inflation,” “—We face risks associated with development, redevelopment, repositioning or construction of real estate projects,” “—High interest rates may make it difficult for us to finance or refinance assets, which could reduce the number of properties we can acquire and the amount of cash distributions we can make” and “—Supply chain disruption and increased costs in labor and materials may adversely affect our real estate operations.”

Supply chain disruption and increased costs in labor and materials may adversely affect our real estate operations.

The construction and building industry, similar to many other industries, has been experiencing worldwide supply chain disruptions due to a multitude of factors that are beyond our control, including, without limitation, the conflict between Russia and Ukraine and conflicts in the Middle East. Materials, parts and labor have also increased in cost over the past year or more, sometimes significantly and over a short period of time. This could impact our ability to timely deliver spaces to tenants or complete tenant buildout or complete redevelopment or development projects. In addition, we may incur costs in the process that exceeds our original estimates due to increased costs for materials or labor or other costs that are unexpected. All of these occurrences could affect our ability to achieve the expected value of a lease, redevelopment or development, thereby adversely affecting our profitability.

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Our participation in co-investments may subject us to risks that otherwise may not be present in other real estate assets.

We have entered into, and expect to continue to enter into, co-investments with respect to a portion of the properties we acquire. Co-investments involve risks generally not otherwise present with an investment in other real estate assets, such as the following:

●	the risk that a co-owner may at any time have economic or business interests or goals that are or become inconsistent with our business interests or goals;

●	the risk that a co-owner may be in a position to take action contrary to our instructions or requests or contrary to our policies, objectives or status as a REIT;

●	the possibility that an individual co-owner might become insolvent or bankrupt, or otherwise default under the applicable mortgage loan financing documents, which may constitute an event of default under all of the applicable mortgage loan financing documents, result in a foreclosure and the loss of all or a substantial portion of the investment made by the co-owner, or allow the bankruptcy court to reject the agreements entered into by the co-owners owning interests in the property;

●	the possibility that a co-owner might not have adequate liquid assets to make cash advances that may be required in order to fund operations, maintenance and other expenses related to the property, which could result in the loss of current or prospective tenants and may otherwise adversely affect the operation and maintenance of the property, and could cause a default under the applicable mortgage loan financing documents and may result in late charges, penalties and interest, and may lead to the exercise of foreclosure and other remedies by the lender;

●	the risk that a co-owner could breach agreements related to the property, which may cause a default under, and possibly result in personal liability in connection with, any mortgage loan financing documents applicable to the property or result in a foreclosure or otherwise adversely affect the property and the co-investment;

●	the risk that we could have limited control and rights, with management decisions made entirely by a third party; and

●	the possibility that we will not have the right to sell the property at a time that otherwise could result in the property being sold for its maximum value.

In the event that our interests become adverse to those of the other co-owners, we may not have the contractual right to purchase the co-investment interests from the other co-owners. Even if we are given the opportunity to purchase such co-investment interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-investment interests from the co-owners.

We might want to sell our co-investment interests in a given property or other investment at a time when the other co-owners in such property or investment do not desire to sell their interests. Therefore, because we anticipate that it will be much more difficult to find a willing buyer for our co-investment interests in an investment than it would be to find a buyer for a property we owned outright, we may not be able to sell our co-investment interest in a property at the time we would like to sell.

Our manager faces conflicts of interest relating to joint ventures or other co-investment arrangements that we may enter into with CIM or its affiliates, which could result in a disproportionate benefit to CIM or its affiliates.

We have entered and expect to continue to enter into joint ventures or co-investments (including co-investment transactions) with CIM, its affiliates or vehicles managed or operated by CIM for the acquisition, development or redevelopment of real estate-related assets. Since personnel of CIM involved in managing and operating our business are also involved in the business and operations of CIM, its affiliates and other vehicles managed or operated by CIM, CIM may face conflicts of interest in determining which real estate program should enter into any particular joint venture or co-investment. These persons also may have a conflict in structuring the terms of the relationship between us and any affiliated co-venturer or co-owner, as well as conflicts of interest in managing the joint venture, which may result in the co-venturer or co-owner receiving benefits greater than the benefits that we receive.

In the event we enter into joint ventures or other co-investments with CIM, its affiliates or vehicles managed or operated by CIM, the Administrator may have a conflict of interest when determining when and whether to buy or sell a particular property, or to make or dispose of another real estate-related asset. In the event we enter into a joint venture or other co-investments with CIM, its affiliates or vehicles managed or operated by CIM that has a term shorter than ours, the joint venture may be required to sell its properties earlier than we may desire to sell the properties. Even if the terms of any joint venture or other co-investments between us and CIM, its affiliates or vehicles operated or managed by CIM grant us the right of first refusal to buy such properties, we may not have sufficient funds or borrowing capacity to exercise our right of first refusal under these circumstances.

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Risks Related to Our Lending Operations

Our lending operations expose us to a high degree of risk associated with real estate.

The performance and value of our loans depends upon many factors beyond our control. The ultimate performance and value of our loans are subject to risks associated with the ownership and operation of the properties which collateralize our loans, including the property owner’s ability to operate the property with sufficient cash flow to meet debt service requirements. The performance and value of the properties collateralizing our loans may be adversely affected by:

•	changes in national or regional economic conditions;

•	changes in real estate market conditions due to changes in national, regional or local economic conditions or property market characteristics;

•	competition from other properties;

•	changes in interest rates and the condition of the debt and equity capital markets;

•	the ongoing need for capital repairs and improvements;

•	increases in real estate tax rates and other operating expenses (including utilities);

•	adverse changes in governmental rules and fiscal policies; acts of God, including earthquakes, hurricanes, fires and other natural disasters; pandemic outbreaks and other global health emergencies; disruptive global political events, including terrorist activity and war (including the conflict between Russia and Ukraine and conflicts in the Middle East, which has led to disruption, instability and volatility in global markets and industries); or a decrease in the availability of or an increase in the cost of insurance;

•	adverse changes in zoning laws;

•	the impact of environmental legislation and compliance with environmental laws; and

•	other factors that are beyond our control or the control of the commercial property owners.

In the event that any of the properties underlying our loans experience any of the foregoing events or occurrences, the value of, and return on, such loans may be negatively impacted, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

There are significant risks related to loans originated under the SBA 7(a) Program.

Many of the borrowers under our SBA 7(a) Program are privately-owned businesses. There is typically no publicly available information about these businesses; therefore, we must rely on our own due diligence to obtain information in connection with our decisions.  Our borrowers may not meet net income, cash flow and other coverage tests typically imposed by banks.  A borrower’s ability to repay its loan may be adversely impacted by numerous factors, including a downturn in its industry or other negative local or macro-economic conditions. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in the collateral for the loan. In addition, small businesses typically depend on the management talents and efforts of one person or a small group of people for their success. The loss of services of one or more of these persons could have an adverse impact on the operations of the small business. Small companies are typically more vulnerable to customer preferences, market conditions and economic downturns and often need additional capital to maintain the business, expand or compete. These factors may have an impact on the ultimate recovery of our loans receivable from such businesses. Loans to small businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. The factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our loans secured by real estate and our REO properties are typically illiquid and their values may decrease.

Our loans secured by real estate and our real estate acquired through foreclosure are typically illiquid.  Therefore, we may be unable to vary our portfolio promptly in response to changing economic, financial and investment conditions. As a result, the fair market value of these assets may decrease in the future and losses may result. The illiquid nature of our loans may adversely affect our ability to dispose of such loans at times when it may be advantageous or necessary for us to liquidate such assets, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our lending operations have an industry concentration, which may negatively impact our financial condition and results of operations.

A majority of our revenue from the lending operations is generated from loans collateralized by hospitality properties. As of March 31, 2024, all of our loans subject to credit risk were concentrated in the hospitality industry. Any factors that negatively impact the hospitality industry, including the outbreak of pandemics, recessions, severe weather events (such as hurricanes, blizzards, floods, etc.), depressed commercial real estate markets, travel restrictions, bankruptcies or other political or geopolitical events or the introduction of new concepts and products such as Airbnb®, Homeaway® and VRBO®, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Establishing loan loss reserves entails significant judgment and may negatively impact our results of operations.

We have a quarterly review process to identify and evaluate potential exposure to loan losses.  The determination of whether significant doubt exists and whether a loan loss reserve is necessary requires judgment and consideration of the facts and circumstances existing at the evaluation date.  Additionally, further changes to the facts and circumstances of the individual borrowers, the limited service hospitality industry and the economy may require the establishment of additional loan loss reserves and the effect to our results of operations would be adverse.  If our judgments underlying the establishment of our loan loss reserves are not correct, our results of operations may be negatively impacted.

Whenever our borrowers experience significant operating difficulties and we are forced to liquidate the collateral underlying the loans, losses may be relatively substantial and could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our SBA 7(a) Program loans are subject to delinquency, foreclosure and loss, any or all of which could result in losses.

Our loans originated pursuant to the SBA 7(a) Program are collateralized by income-producing properties and typically have personal guarantees. These loans are predominantly to operators of limited service hospitality properties. As a result, these operators are subject to risks associated with the hospitality industry, including the outbreak of pandemics, recessions, severe weather events, depressed commercial real estate markets, travel restrictions, bankruptcies or other political or geopolitical events.

Our SBA 7(a) loans that have real estate as collateral are subject to risks of delinquency and foreclosure.  The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of and/or cash flow from the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of and/or cash flow from an income-producing property can be affected by, among other things, tenant mix, success of tenant businesses, onsite property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of a loan default, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral multiplied by our percentage ownership and the unguaranteed portion of the principal and accrued interest on the loan. In the event of the bankruptcy of the borrower, the loan to such borrower will be deemed collateralized only to the extent of the value of the underlying property at the time of the bankruptcy (as determined by the bankruptcy court).  In addition to losses related to collateral deficiencies, during the foreclosure process we may incur costs related to the protection of our collateral including unpaid real estate taxes, legal fees, franchise fees, insurance and operating shortfalls to the extent the property is being operated by a court-appointed receiver.

Foreclosure and bankruptcy are complex and sometimes lengthy processes that are subject to federal and state laws and regulations.  An action to foreclose on a property is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of a default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due under the note. Further, borrowers have the option of seeking federal bankruptcy protection which could delay the foreclosure process. In conjunction with the bankruptcy process, the terms of the loan agreements may be modified.  Typically, delays in the foreclosure process will have a negative impact on our results of operations and/or financial condition due to direct and indirect costs incurred and possible deterioration of the value of the collateral. After foreclosure has been completed, a lack of funds or capital may force us to sell the underlying property resulting in a lower recovery even though developing the property prior to a sale could result in a higher recovery.

As a result of the factors described above, defaults on SBA 7(a) Program loans could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Curtailment of our ability to utilize the SBA 7(a) Program by the federal government could adversely affect our results of operations.

We are dependent upon the federal government to maintain the SBA 7(a) Program. There can be no assurance that the program will be maintained or that loans will continue to be guaranteed at current levels. In addition, there can be no assurance that our SBA lending subsidiary, First Western SBLC, Inc. (“First Western”) will be able to maintain its status as a “Preferred Lender” under PLP (as defined below) or that we can maintain our SBA 7(a) license.

If we cannot continue originating and selling government guaranteed loans at current levels of profitability, we could experience a decrease in future servicing spreads and earned premiums. From time-to-time the SBA has reached its internal budgeted limits and ceased to guarantee loans for a stated period of time. In addition, the SBA may change its rules regarding loans or Congress may adopt legislation or fail to approve a budget that would have the effect of discontinuing, reducing availability of funds for, or changing loan programs. Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. If these changes occur, the volume of loans to small businesses that now qualify for government guaranteed loans could decline, as could the profitability of these loans.

First Western has been granted national preferred lender program (“PLP”) status and originates, sells and services small business loans and is authorized to place SBA guarantees on loans without seeking prior SBA review and approval. Being a national lender, PLP status allows First Western to expedite loans since First Western is not required to present applications to the SBA for concurrent review and approval. The loss of PLP status could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

If our lending operation fails to comply with SBA regulations in connection with the origination, servicing, or liquidation of an SBA 7(a) loan, liability on the SBA guaranty, in whole or part, could be transferred back to our lending operations.

Many of the loans originated by our lending operations are under the auspices of the SBA 7(a) program. If we fail to comply with SBA’s regulations in connection with the origination, servicing, or liquidation of an SBA 7(a) loan, the SBA may be released from liability on its guaranty of a 7(a) loan, and may refuse to honor a guaranty purchase request in full (referred to by SBA as a “denial”) or in part (referred to by SBA as a “repair”), or recover all or part of the funds already paid in connection with a guaranty purchase. In the event of a repair or denial, liability on the SBA guaranty, in whole or part, would be transferred back to our lending operations, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We operate in a competitive market for real estate opportunities and future competition for commercial real estate collateralized loans may limit our ability to originate or dispose of our target loans and could also affect the yield of these loans.

We are in competition with a number of entities for the types of commercial real estate collateralized loans that we may originate. These entities include, among others, debt funds, specialty finance companies, savings and loan associations, banks and financial institutions. Some of these competitors may be substantially larger and have considerably greater financial, technical and marketing resources than we do. Some of these competitors may also have a lower cost of funds and access to funding sources that may not be available to us currently. In addition, many of our competitors may not be subject to operating constraints associated with REIT qualification or maintenance of exclusions from registration under the Investment Company Act. Furthermore, competition may further limit our ability to generate desired returns. Due to this competition, we may not be able to take advantage of attractive opportunities from time to time, and can offer no assurance that we will be able to identify and deploy our capital in a manner consistent with our objective. We cannot guarantee that the competitive pressures we face will not have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We may be subject to lender liability claims.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.”  Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or our other creditors or stockholders.  There can be no assurance that that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

U.S. Federal Income and Other Tax Risks

Failure to qualify and maintain our qualification as a REIT would have significant adverse consequences to us and the value of our securities.

We believe that we are organized and qualify as a REIT and intend to operate in a manner that will allow us to continue to qualify as a REIT. However, we cannot guarantee that we are qualified as such, or that we will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code") as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions, in each instance potentially with retroactive effect, may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

If we fail to qualify as a REIT, we could face serious tax consequences that could substantially reduce our funds available for payment of distributions on our Common Stock or Preferred Stock for each of the years involved because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to be taxed as a REIT for four taxable years following the year during which we are disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions on our Common Stock or Preferred Stock. As a result of these factors, our failure to qualify as a REIT could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock. If we fail to qualify as a REIT for federal income tax purposes and are able to avail ourselves of one or more of the relief provisions under the Code in order to maintain our REIT status, we might nevertheless be required to pay certain penalty taxes for each such failure.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors that are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs, including the per share trading price of our securities. However, for taxable years beginning before January 1, 2026, non-corporate U.S. stockholders of REITs may deduct up to 20% of any “qualified REIT dividends.” A qualified REIT dividend is defined as any dividend from a REIT that is not a capital gain dividend or a dividend attributable to dividend income from U.S. corporations or certain non-U.S. corporations. A non-corporate U.S. stockholder’s ability to claim a deduction equal to 20% of qualified REIT dividends received may be limited by the stockholder’s particular circumstances. See “Material U.S. Federal Income Tax Consequences—Taxation of Holders of Common Stock or Series A1 Preferred Stock—U.S. Stockholders—Dividends.” Noncorporate U.S. stockholders should consult their own tax advisors to determine the tax rates on dividends received from CMCT and the ability to claim a deduction in respect of such dividends.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited, and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

Subject to certain restrictions, a REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries (“TRSs”). A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by the REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS generally will pay income tax at regular corporate rates on any taxable income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRSs are subject to normal corporate income taxes. We continuously monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). The aggregate value of our TRS stock and securities was less than 20% of the value of our total assets (including our TRS stock and securities) as of December 31, 2023. In addition, we scrutinize all of our transactions with our TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. There are no distribution requirements applicable to the TRSs and after-tax earnings may be retained. There can be no assurance, however, that we will be able to comply with the 20% limitation on ownership of TRS stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s-length transactions.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability or reduce our operating flexibility.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in our Common Stock or Preferred Stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure our stockholders that any such changes will not adversely affect our taxation and our ability to continue to qualify as a REIT or the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. Our stockholders are urged to consult with their tax advisors with respect to the impact of recent legislation on their investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares or on our ability to continue to qualify as a REIT. Even changes that do not impose greater taxes on us could potentially result in adverse consequences to our stockholders.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation (such as a decrease in corporate tax rates) would result in a REIT having fewer tax advantages, and it could decrease the attractiveness of the REIT structure relative to companies that are not organized as REITs. As a result, our charter provides our Board of Directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our Board of Directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interests of our stockholders.

There have been various public statements by President Biden’s administration and certain members of Congress about tax increases and various other changes to U.S. tax rules. It is unclear whether any legislation will be enacted into law or, if enacted, what form it would take, and it is also unclear whether there could be regulatory or administrative action that could affect U.S. tax rules. The impact of tax reform and any potential tax changes on an investment in our shares is uncertain. Prospective investors should consult their own tax advisors regarding changes in tax laws.

In certain circumstances, we may be subject to certain federal, state and local taxes as a REIT, which would reduce our cash available for distribution on our Common Stock or Preferred Stock.

Even if we qualify and maintain our status as a REIT, we may be subject to certain federal, state and local taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% excise tax, and some state and local jurisdictions may tax some or all of our income because not all states and localities treat REITs the same as they are treated for federal income tax purposes. Any federal, state or local taxes we pay will reduce our cash available for distribution on our Common Stock or Preferred Stock. Moreover, as discussed above, our TRSs are generally subject to corporate income taxes and excise taxes in certain cases. Additionally, if we are not able to make sufficient distributions to eliminate our REIT taxable income, we may be subject to tax as a corporation on our undistributed REIT taxable income. We may also decide to retain income we earn from the sale or other dispositions of our properties and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability.

REIT annual distribution requirements may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our objectives and reduce our stockholders’ overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which dividends we pay with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income and (iii) 100% of our undistributed income from prior years.

Further, to maintain our qualification as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities, qualified real estate assets and stock of a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, qualified real estate assets and stock of a TRS) can consist of the securities of any one issuer, no more than 20% of the value of our total assets can be represented by securities of one or more TRSs and no more than 25% of the value of our total assets can be represented by certain debt securities of publicly offered REITs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences.

The foregoing requirements could cause us to distribute amounts that otherwise would be spent on deploying capital in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these dividends or make taxable stock dividends. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings, it is possible that we might not always be able to do so.

Non-U.S. stockholders may be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax upon the disposition of our shares.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of shares of our capital stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a “U.S. real property interest” (“USRPI”) under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Shares of our capital stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe that we are a domestically-controlled qualified investment entity. However, because our capital stock is and will be freely transferable (other than restrictions on ownership and transfer that are intended to, among other purposes, assist us in maintaining our qualification as a REIT for federal income tax purposes as described in the risk factor “The share transfer and ownership restrictions applicable to REITs and contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities”), no assurance can be given that we are or will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges shares of our capital stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (i) the class of shares of capital stock sold or exchanged is “regularly traded,” as defined by applicable U.S. Treasury regulations, on an established securities market, and (ii) such non-U.S. stockholder owned, actually or constructively, 10% or less of the outstanding shares of such class of capital stock at all times during the shorter of the five-year period ending on the date of the sale and the period that such non-U.S. stockholder owned such shares. If the class of shares of capital stock sold or exchanged is not “regularly traded,” gain arising from such sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (A) on the date the shares were acquired by the non-U.S. stockholder, such shares did not have a fair market value greater than the fair market value on that date of 5% of the “regularly traded” class of our outstanding shares of capital stock with the lowest fair market value, and (B) the test in clause (A) is also satisfied as of the date of any subsequent acquisition by such non-U.S. stockholder of additional shares of the same non-“regularly traded” class of our capital stock, including all such shares owned as of such date by such non-U.S. stockholder. Complex constructive ownership rules apply for purposes of determining the amount of shares held by a non-U.S. stockholder for these purposes.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or to offset certain other positions, if properly identified under applicable U.S. Treasury regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of one or both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Our property taxes could increase due to property tax rate changes or reassessment, which would impact our cash flows.

We will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially. If the property taxes we pay increase and if any such increase is not reimbursable under the terms of our lease, then our cash flows will be impacted, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

REIT stockholders can receive taxable income without cash distributions.

Under certain circumstances, REITs are permitted to pay required dividends in shares of their stock rather than in cash. If we were to avail ourselves of that option, our stockholders could be required to pay taxes on such stock distributions without the benefit of cash distributions to pay the resulting taxes.

The share transfer and ownership restrictions applicable to REITs and contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to continue to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help ensure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and advisable to preserve our qualification as a REIT. Unless exempted by the Board of Directors, for as long as we continue to qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 6.25% (in value or in number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of capital stock and more than 6.25% (in value or in number of shares, whichever is more restrictive) of our Common Stock. The Board of Directors, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retrospectively) from the ownership limits. However, the Board of Directors may not, among other limitations, grant an exemption from these ownership restrictions to any proposed transferee whose ownership, direct or indirect, in excess of the 6.25% ownership limit would result in the termination of our qualification as a REIT. These restrictions on transfer and ownership will not apply, however, if the Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our capital stock or otherwise be in the best interest of our stockholders.

Risks Related to Our Organizational Structure

Provisions of our charter and bylaws and the MGCL may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

Certain provisions of the MGCL, if applied to us, and our charter and bylaws could have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our Common Stock.

Maryland Statutes. The Maryland Business Combination Act could restrict the power of third parties who acquire, or seek to acquire, control of us without the approval of our Board of Directors to complete mergers and other business combinations even if such transaction would be beneficial to stockholders. “Business combinations” between an “interested stockholder” or an affiliate of an “interested stockholder” and us are prohibited for five years after the most recent date on which the “interested stockholder” becomes an “interested stockholder.” An “interested stockholder” is defined as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding stock. If our Board of Directors approved in advance the transaction that would otherwise give rise to the acquirer attaining such status of an “interested stockholder,” the acquirer would not become an interested stockholder and, as a result, it could enter into a business combination with us. Our Board of Directors may, however, provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it. Even after the lapse of the five-year prohibition period, any business combination between us and an interested stockholder must be recommended by our Board of Directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by affiliates and associates thereof.

The super-majority vote requirements do not apply if, among other considerations, the transaction complies with a minimum price and form of consideration requirements prescribed by the statute. The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors prior to the time that an interested stockholder becomes an interested stockholder. Our Board of Directors has, by resolution, elected to opt out of this provision of the MGCL. However, our Board of Directors may by resolution elect to repeal the foregoing opt out from the business combination provision of the MGCL.

The Maryland Control Share Acquisition Act provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation. We have elected to opt out of this provision of the MGCL, pursuant to a provision in our bylaws. However, our Board of Directors may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Title 3, Subtitle 8, of the MGCL permits the Board of Directors of a Maryland corporation with at least three independent directors and a class of stock registered under the Exchange Act (such as the Company), without stockholder approval and notwithstanding any contrary provision in its charter or bylaws, to implement certain takeover defenses, including: (i) a classified board; (ii) a two-thirds vote requirement to remove a director; (iii) limiting the filling of any vacancy on the Board of Directors to only a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; (iv) providing the board with the sole power to fix the number of directors; and (v) requiring the holders of up to a majority of voting stock to call a special meeting of stockholders. Our charter provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the Board of Directors, (2) vest in the Board of Directors the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have not elected to classify our Board of Directors.

Advance notice bylaw. Our bylaws contain advance notice procedures for the introduction by a stockholder of new business and the nomination of directors by a stockholder. These provisions could, in certain circumstances, discourage proxy contests and make it more difficult for you and other stockholders to elect stockholder-nominated directors and to propose and, consequently, approve stockholder proposals opposed by management.

Restrictions on transfer and ownership of our stock. Among other purposes, our charter, to assist in maintaining our qualification as a REIT for federal income tax purposes, prohibits any person, unless exempted by our Board of Directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Code, shares of our capital stock in excess of 6.25% in number of shares or value, whichever is more restrictive, of the aggregate of the outstanding shares of our stock or 6.25% of the number of shares or value, whichever is more restrictive, of the outstanding shares of our Common Stock. Together, these limitations are referred to as the “ownership limit.” Stock acquired or held in violation of the ownership limit will be transferred automatically to a trust for the benefit of a designated charitable beneficiary, and the intended acquirer of the stock in violation of the ownership limit will not be entitled to vote those shares of stock or to receive the economic benefits of owning shares of our stock in excess of the ownership limit. A transfer of shares of our stock to a person who, as a result of the transfer, violates the ownership limit also may be void under certain circumstances.

Our charter, bylaws, the partnership agreement for CIM Urban and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our Common Stock or otherwise be in the best interest of our stockholders.

The Operator may change its acquisition process, or elect not to follow it, without stockholder consent at any time, which may adversely affect returns on our assets.

While we are principally focused on Class A and creative office and multifamily assets in vibrant and improving metropolitan communities throughout the United States (including improving and developing such assets), we may also participate more actively in other CIM Group real estate strategies and product types, including, but not limited to, real estate debt, in order to broaden our participation in CIM Group’s platform and capabilities for the benefit of all classes of stockholders. This may include, without limitation, engaging in real estate development activities as well as investing in other product types directly, side-by-side with one or more funds of CIM Group, through direct deployment of capital in a CIM Group real estate or debt fund, or deploying capital in or originating loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our strategy. Such loans may include limited and/or non-recourse junior (mezzanine, B-note or 2nd lien) and senior acquisition, bridge or repositioning loans. Stockholders will not have any approval rights with respect to any expansion or change in strategies or future composition of our assets. Our Operator determines our policies regarding deployment of capital into real estate assets, financing, growth and debt capitalization. Our Operator may change these and other policies without a vote of our stockholders. In addition, there can be no assurance that the Operator will follow its acquisition process in relation to the identification and acquisition or origination of prospective assets. As a result, the nature of the composition of our assets could change without the consent of our stockholders. Changes in the Operator’s acquisition process and/or philosophy may result in, among other things, inferior due diligence and transaction standards, which may adversely affect the performance of our assets. If we are unsuccessful in expanding into new real estate activities or our changes in strategies or future deployment of our capital turn out to be unsuccessful, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The power of the Board of Directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our organizational documents permit our Board of Directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT. In such a case, we would become subject to U.S. federal, state and local income tax on our net taxable income and we would no longer be required to distribute most of our net taxable income to our stockholders, which could have adverse consequences on the total return to our holders of Common Stock or Preferred Stock.

The MGCL or our charter may limit the ability of our stockholders or us to recover on a claim against a director or officer who negligently causes us to incur losses.

The MGCL provides that a director has no liability in such capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his or her obligations as a director.

In addition, our charter provides that our directors and officers will not be liable to us or our stockholders for monetary damages unless the director or officer actually received an improper benefit or profit in money, property or services, or is adjudged to be liable to us or our stockholders based on a finding that his or her action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws also require us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. With the approval of our Board of Directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

We also are permitted to purchase and we currently maintain insurance or provide similar protection on behalf of any directors, officers, employees and agents, including our Administrator and its affiliates, against any liability asserted which was incurred in any such capacity with us or arising out of such status. This may result in us having to expend significant funds, which could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The liability of the Administrator and the Operator to us under the Master Services Agreement and the Investment Management Agreement, respectively, is limited and we and CIM Urban have agreed to indemnify the Administrator and the Operator, respectively, against certain liabilities. As a result, we could experience poor performance or losses for which neither the Administrator nor the Operator would be liable.

Pursuant to the Master Services Agreement, the Administrator has no responsibility other than to provide its services in good faith and will not be responsible for any action of our Board of Directors that follows or declines to follow the Administrator’s advice or recommendations. Under the terms of the Master Services Agreement, none of the Administrator or any of its affiliates providing services under the Master Services Agreement will be liable to us, any subsidiary of ours party to the Master Services Agreement, any governing body (including any director or officer), stockholder or partner of any such entity for acts or omissions made pursuant to or in accordance with the Master Services Agreement, other than acts or omissions constituting fraud, willful misconduct, gross negligence or violation of certain laws or any other intentional or criminal wrongdoing or breach of the Master Services Agreement. Moreover, the aggregate liability of any such entities and persons pursuant to the Master Services Agreement is capped at the aggregate amount of the Base Service Fee and any transaction fees previously paid to the Administrator in the two most recent calendar years. In addition, we have agreed to indemnify the Administrator and any of its affiliates providing services under the Master Services Agreement, any affiliates of the Administrator and any directors, officers, stockholders, agents, subcontractors, contractors, delegates, members, partners, shareholders, employees and other representatives of each of them from and against all actions, lawsuits, investigations, proceedings or claims except to the extent resulting from such person’s fraud, willful misconduct, gross negligence or violation of certain laws or any other intentional or criminal wrongdoing or breach of the Master Services Agreement.

Pursuant to the Investment Management Agreement, the Operator is not liable to CIM Urban, CIM Urban GP or any manager or director of CIM Urban GP for, and CIM Urban has agreed to indemnify the Operator against any losses, claims, damages or liabilities to which it may become subject in connection with, among other things, (1) any act or omission performed or omitted by it or for any costs, damages or liabilities arising therefrom, in the absence of fraud, gross negligence, willful misconduct or a breach of the Investment Management Agreement or (2) any losses due to the negligence of any employees, brokers, or other agents of CIM Urban.

Risks Related to Debt Financing

We have incurred significant indebtedness and may incur significant additional indebtedness on a consolidated basis.

We have incurred significant indebtedness and may incur significant additional indebtedness to fund future acquisitions, development activities and operational needs. The degree of leverage could make us more vulnerable to a downturn in business or the economy generally.

Payments of principal and interest on our borrowings may leave us with insufficient cash resources to operate our properties and/or pay distributions on our Common Stock or Preferred Stock. The incurrence of substantial outstanding indebtedness, and the limitations imposed by our debt agreements, could have significant other adverse consequences, including the following:

•	our cash flows may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our liquidity for acquisitions or operations;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our existing indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may violate restrictive covenants in our debt documents, which would entitle the lenders to accelerate our debt obligations;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties and take possession of any collateral that secures their loans; and

•	our default under any of our indebtedness with cross-default provisions could result in a default on other indebtedness.

If any one of these events occurs, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock may be materially adversely affected. In addition, any foreclosure on our properties could create taxable income without the accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Code.

We intend to rely in part on external sources of capital to fund future capital needs and, if we encounter difficulty in obtaining such capital, we may not be able to meet maturing obligations or make additional acquisitions.

In order to qualify and maintain our qualification as a REIT under the Code, we are required, among other things, to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. Because of this dividend requirement, we may not be able to fund from cash retained from operations all of our future capital needs, including capital needed to refinance maturing obligations or make new acquisitions.

The capital and credit markets have experienced volatility and disruption as a result of the sharp rise in interest rates as a result of the Federal Reserve’s attempt to combat inflation. We believe that such volatility and disruption are likely to continue into the foreseeable future. Market volatility and disruption could hinder our ability to obtain new debt financing or refinance our maturing debt on favorable terms or at all or to raise debt and equity capital. Our access to capital will depend upon a number of factors, including:

•	general market conditions;

•	government action or regulation, including changes in tax law;

•	the market’s perception of our future growth potential;

•	the extent of stockholder interest;

•	analyst reports about us and the REIT industry;

•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our financial performance and that of our tenants;

•	our current debt levels;

•	our current and expected future earnings; and

•	our cash flow and cash distributions, including our ability to satisfy the dividend requirements applicable to REITs.

If we are unable to obtain needed capital on satisfactory terms or at all, we may not be able to meet our obligations and commitments as they mature or make any new acquisitions.

High interest rates may make it difficult for us to finance or refinance assets, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

Interest rates may remain high in 2024 relative to historical levels. If interest rates remain elevated, we run the risk of being unable to finance or refinance our assets on favorable terms or at all. If interest rates are high when we desire to mortgage our assets or when existing loans come due and the assets need to be refinanced, we may not be able to, or may choose not to, finance the assets and we would be required to use cash to purchase or repay outstanding obligations. Our inability to use debt to finance or refinance our assets could reduce the number of assets we can acquire, which could reduce our operating cash flow and the amount of cash distributions we can make on our Common Stock or Preferred Stock. Higher costs of capital also could negatively impact our operating cash flow and returns on our assets.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions on our Common Stock or Preferred Stock.

We have incurred indebtedness, and in the future may incur additional indebtedness, that bears interest at a variable rate. A continued high interest rate environment, which is the economic environment that the Company expects to face in 2024, will result in increases in the variable rate component of our indebtedness. As of March 31, 2024 (including our variable rate mortgage payable subject to an interest rate cap agreement and excluding premiums, discounts, and deferred loan costs), $250.7 million (or 52.6%) of our debt was fixed rate borrowings. As of March 31, 2024 (excluding our variable rate mortgage payable subject to an interest rate cap agreement as well as premiums, discounts and deferred loan costs), $225.5 million (or 47.4%) was floating rate borrowings. As a result, increases in interest rates will increase the amounts payable under such indebtedness, which will reduce our operating cash flows and could materially adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock. In addition, if our existing indebtedness matures or otherwise becomes payable during a period of rising interest rates, we could be required to liquidate one or more of our assets at times that may prevent realization of the maximum return on such assets.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

We cannot assure our stockholders that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness or to fund our other liquidity needs.

Additionally, if we incur additional indebtedness in connection with any future deployment of capital or development projects or for any other purpose, our debt service obligations could increase. We may need to refinance all or a portion of our indebtedness before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition and market conditions at the time;

•	restrictions in the agreements governing our indebtedness;

•	general economic and capital market conditions;

•	the availability of credit from banks or other lenders; and

•	our results of operations.

As a result, we may not be able to refinance our indebtedness on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancing or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity, or delaying any strategic acquisitions and alliances or capital expenditures, any of which could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions on our Common Stock or Preferred Stock.

In connection with providing us financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property or discontinue insurance coverage. These or other limitations imposed by a lender may adversely affect our flexibility and limit our ability to pay distributions on our Common Stock or Preferred Stock.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution on our Common Stock or Preferred Stock.

We may finance some of our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon payments will reduce the funds available for distribution on our Common Stock or Preferred Stock because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the loan on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT. Any of these results would have a significant, negative impact on the value of our securities.

We may in the future enter into hedging transactions that could expose us to contingent liabilities in the future and materially adversely impact our financial condition and results of operations.

Subject to maintaining our qualification as a REIT, we may in the future enter into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument), which could in turn result in economic losses to us.

In addition, certain of the hedging instruments that we may enter into could involve additional risks if they are not traded on regulated exchanges, guaranteed by an exchange or our clearing house, or regulated by any U.S. or foreign governmental authorities. It cannot be assured that a liquid secondary market will exist for hedging instruments that we may enter into in the future, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

We intend to record any derivative and hedging transactions we enter into in accordance with GAAP. However, we may choose not to pursue, or fail to qualify for, hedge accounting treatment relating to such derivative instruments. As a result, our operating results may suffer because losses, if any, on these derivative instruments may not be offset by a change in the fair value of the related hedged transaction or item. Any losses sustained as a result of our hedging transactions would be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Risks Related to Our Common Stock and Preferred Stock

There is no public market for our Preferred Stock, and we do not expect any such market to develop.

There is no public market for our Preferred Stock, and we currently have no plan to list any of these securities on a securities exchange or to include any of these shares for quotation on any national securities market. Additionally, our charter contains restrictions on the ownership and transfer of our securities, and these restrictions may inhibit your ability to sell our Preferred Stock promptly or at all. If you are able to sell shares of our Preferred Stock, you may only be able to sell them at a substantial discount from the price you paid. Therefore, you should purchase our Preferred Stock only as a long term investment.

None of our Preferred Stock has been rated.

We have not obtained, and currently do not intend to obtain, a rating for the Series A1 Preferred Stock, Series A Preferred Stock or Series D Preferred Stock, and it is likely that none of such Preferred Stock will ever be rated. No assurance can be given, however, that one or more rating agencies will not independently determine to issue such a rating or that we will not elect in the future to obtain such a rating. Such a rating, if issued, may adversely affect the market price and/or liquidity of our Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on negative outlook or withdrawn entirely at the discretion of the issuing rating agency if, in its judgment, circumstances so warrant. While ratings do not reflect market prices or the suitability of a security for a particular investor, such downward revision or withdrawal of a rating could have an adverse effect on the market price and/or liquidity of our Preferred Stock.

We may issue shares of our Common Stock at prices below the then-current NAV per share of our Common Stock, which could materially reduce our NAV per share of our Common Stock.

Any sale or other issuance of shares of our Common Stock by us at a price below the then-current NAV per share will result in an immediate reduction of our NAV per share. This reduction would occur as a result of a proportionately greater decrease in a stockholder’s interest in our earnings and assets than the increase in our assets resulting from such issuance. For example, if we issue a number of shares of Common Stock equal to 5% of our then-outstanding shares at a 2% discount from NAV, a holder of our Common Stock who does not participate in that offering to the extent of its proportionate interest in the Company will suffer NAV dilution of up to 0.1%, or $1 per $1,000 of NAV. Currently, the trading price of our Common Stock is substantially below our NAV.

Changes in market conditions could adversely affect the market prices of our Common Stock.

The market value of our Common Stock, as with other publicly traded equity securities, will depend on various market conditions, which may change from time to time. In addition to the economic environment and future volatility in the securities and credit markets in general, the market conditions described in the risk factor “We intend to rely in part on external sources of capital to fund future capital needs and, if we encounter difficulty in obtaining such capital, we may not be able to meet maturing obligations or make additional acquisitions” may affect the value of our Common Stock.

The market value of our Common Stock is based, among other things, upon the market’s perception of our growth potential and our current and potential future earnings and cash dividends and our capital structure. Consequently, our Common Stock may trade at prices that are higher or lower than our NAV per share of Common Stock. If our future earnings or cash distributions are less than expected, the market prices of our Common Stock could decline.

Interest rates may remain high in 2024 relative to historical levels, which may result in a decline in the market price of our Common Stock. We believe that one of the factors that will influence the market price of our Common Stock will be the distribution yield on the Common Stock (as a percentage of the market price of our Common Stock) relative to market interest rates.

A high interest rate environment may lead potential purchasers of our Common Stock to seek a higher annual dividend rate from other investments. Potential purchasers of our Common Stock may expect a higher distribution rate on their investment. Higher market interest rates would not, however, result in more funds for us to pay distributions and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distributions. Thus, higher market interest rates could cause the market price of our Common Stock to decline.

Our Common Stock ranks, with respect to dividends, junior to our Preferred Stock.

The rights of the holders of shares of our Common Stock to receive dividends rank junior to those of the holders of shares of our Preferred Stock.

Unless full cumulative dividends on shares of our Preferred Stock for all past dividend periods have been declared and paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our Common Stock for any period.

Our Common Stock ranks, with respect to rights upon liquidation, dissolution or winding-up of the Company, junior to our Preferred Stock.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of shares of Preferred Stock are entitled to receive a liquidation preference equal to the applicable stated values of such shares, plus all accrued but unpaid dividends on such shares, prior and in preference to any distribution on our Common Stock. The stated value of the Series A Preferred Stock is $25.00 per share, subject to adjustment (the “Series A Preferred Stock Stated Value”), the stated value of the Series A1 Preferred Stock is $25.00 per share, subject to adjustment and the stated value of the Series D Preferred Stock is $25.00 per share, subject to adjustment (the “Series D Preferred Stock Stated Value”).

Holders of our securities may be required to recognize taxable income in excess of any cash or other distributions received from us, and non-U.S. stockholders could be subject to withholding tax on such amounts.

The agreement governing our warrants to purchase 0.25 shares of Common Stock, subject to adjustment upon the occurrence of certain events specified in such agreement (“Series A Preferred Warrants”), provides that adjustments may be made to the exercise price or the number of shares of Common Stock issuable upon exercise of the Series A Preferred Warrants. In certain cases, such an adjustment could result in the recognition of a taxable dividend to holders of Common Stock, Series A Preferred Stock or Series A Preferred Warrants even if such holders do not receive any cash or other distribution from us.

The redemption price of shares of Preferred Stock may be paid, in our sole discretion in cash or in shares of Common Stock, which ranks junior to our Preferred Stock.

We have the right, at our option and in our sole discretion, to pay the redemption price of shares of Preferred Stock, whether redeemed at our option or at the option of a holder, in cash or in shares of Common Stock. The redemption price of shares of our Preferred Stock may be paid, in our sole discretion, in cash in U.S. dollars (“USD”) or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption.

The rights of the holders of shares of our Common Stock as to distributions rank junior to the rights of the holders of shares of our Preferred Stock. Unless full cumulative dividends on shares of our Preferred Stock for all past dividend periods have been declared and paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our Common Stock for any period.

The rights of the holders of shares of our Common Stock upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company also rank junior to the rights of the holders of our Preferred Stock.

We have the option to redeem shares of Series A1 Preferred Stock under certain circumstances without the consent of their holders.

From and after the second anniversary of the date of original issuance of any share of our Series A1 Preferred Stock, we have the right (but not the obligation) to redeem any such share at a redemption price equal to 100% of the stated value of such share, plus any accrued but unpaid dividends in respect of such share as of the effective date of the redemption.

We have the option to redeem shares of Series A Preferred Stock and Series D Preferred Stock under certain circumstances without the consent of their holders.

From and after the fifth anniversary of the date of original issuance of any share of our Series A Preferred Stock or Series D Preferred Stock, as applicable, we have the right (but not the obligation) to redeem any such share at a redemption price equal to 100% of the stated value of such share, plus any accrued but unpaid dividends in respect of such share as of the effective date of the redemption.

We may suffer from delays in deploying capital, which could adversely affect our ability to pay distributions on our Common Stock and Preferred Stock and the value of our securities.

We could suffer from delays in deploying capital, particularly if the capital we raise (including in our current equity offering described in “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources and Uses of Funds” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023) outpaces our Operator’s ability to identify acquisitions and/or close on them. Such delays, which may be caused by a number of factors, including competition in the market for the same real estate opportunities, may adversely affect our ability to pay distributions on our Common Stock or Preferred Stock and/or the value of their overall returns on investment in our securities.

The cash distributions received by holders of our Preferred Stock and Common Stock may be less frequent or lower in amount than expected by such holders.

Our Board of Directors will determine the amount and timing of distributions on our Preferred Stock and Common Stock. In making this determination, our Board of Directors will consider all relevant factors, including the amount of cash resources available for distributions, capital spending plans, cash flow, financial position, applicable requirements of the MGCL and any applicable contractual restrictions. We cannot assure you that we will be able to consistently generate sufficient available cash flow to fund distributions on our Preferred Stock and Common Stock, nor can we assure you that sufficient cash will be available to make distributions on our Preferred Stock and Common Stock. While holders of Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Preferred Stock at a specified rate, we cannot predict with certainty the timing of the payment of such distributions and we may be unable to pay or maintain such distributions over time.

Our ability to redeem shares of our Preferred Stock, or to pay distributions on our Preferred Stock and Common Stock, may be limited by Maryland law.

Under applicable Maryland law, a corporation may redeem, or pay distributions on, stock as long as, after giving effect to the redemption or distribution, the corporation is able to pay its debts as they become due in the usual course of business (the equity solvency test) and its total assets exceed the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the redemption or distribution, to satisfy the preferential rights upon dissolution of stockholders when preferential rights on dissolution are superior to those whose stock is being redeemed or on which the distributions are being paid (the balance sheet solvency test). If the Company is insolvent at any time we are required to redeem any shares of our Preferred Stock, or at any time we are required to make a distribution on our Preferred Stock or Common Stock, the Company may not be able to effect such redemption or distribution.

Holders of our securities are subject to inflation risk.

Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or “real,” value of an investment in our Common Stock and Preferred Stock, or the income from that investment, will be worth less in the future. As discussed under “Inflation may adversely affect our Real Estate Operations,” the United States is currently experiencing a high level of inflation. As inflation occurs, the real value of our Common Stock and Preferred Stock and distributions payable on such shares may decline because the rate of distribution will remain the same (with respect to our Preferred Stock) or may not rise with the pace of inflation (with respect to our Common Stock).

The transfer and ownership restrictions applicable to our securities may impair the ability of stockholders to receive shares of our Common Stock upon exercise of the Series A Preferred Warrants and, if the Company elects to pay the redemption price in shares of Common Stock, upon redemption of the Preferred Stock.

Our charter contains restrictions on ownership and transfer of the Preferred Stock and Common Stock that are intended to assist us in maintaining our qualification as a REIT for federal income tax purposes as described in the risk factor “The share transfer and ownership restrictions applicable to REITs and contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.” Additionally, the agreement governing the Series A Preferred Warrants provides that such Series A Preferred Warrants may not be exercised to the extent such exercise would result in the holder’s beneficial or constructive ownership of more than 6.25%, in number or value, whichever is more restrictive, of our outstanding shares of Common Stock immediately after giving effect to the issuance of such shares. These restrictions may impair the ability of stockholders to receive shares of our Common Stock upon exercise of the Series A Preferred Warrants and, if the Company elects to pay the redemption price in shares of Common Stock, upon redemption of the Preferred Stock.

The terms of our Preferred Stock do not contain any financial covenants.

The terms of our Preferred Stock do not limit our ability to incur indebtedness or make distributions or contain any other restrictive financial covenants. The Preferred Stock ranks subordinate to all of our existing and future debt and liabilities. Our future debt agreements may restrict our ability to pay distributions on our Preferred Stock or to redeem shares of preferred stock in the event of a default under such debt agreements or in other circumstances. In addition, while our Preferred Stock ranks senior to our Common Stock with respect to payment of dividends and distributions upon liquidation, dissolution or winding-up, we are allowed to pay dividends on our Common Stock so long as we are current in the payment of dividends on shares of our Preferred Stock. Further, the terms of our Preferred Stock do not restrict our ability to repurchase shares of our Common Stock so long as we are current in the payment of dividends on shares of our Preferred Stock. Such dividends on or repurchases of our Common Stock may reduce the amount of cash on hand to pay the redemption price of our Preferred Stock in cash (if we so choose).

Holders of our Preferred Stock have no voting rights with respect to such shares.

The terms of our Preferred Stock do not entitle holders to voting rights. Our Common Stock is currently the only class of our capital stock that carries any voting rights. Unless and until a holder of our Preferred Stock acquires shares of Common Stock upon the redemption of such shares, such holder will have no rights with respect to the shares of our Common Stock issuable upon redemption of our Preferred Stock. If, at our discretion, a holder of our Preferred Stock is issued shares of our Common Stock upon redemption, such holder will be entitled to exercise the rights of holders of our Common Stock only as to matters for which the record date occurs after the effective date of redemption.

A stockholder’s ownership percentage in the Company may become diluted if we issue new shares of Common Stock or other securities, and issuances of additional preferred stock or other securities by us may further subordinate the rights of the holders of our Preferred Stock or Common Stock (which holders of Preferred Stock may become upon receipt of redemption payments in shares of Common Stock). Additionally, future issuances of Common Stock, including shares issued in exchange for consideration, upon redemption of Preferred Stock or upon exercise of any Series A Preferred Warrants, may cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Our Board of Directors is authorized, without stockholder approval, to cause us to issue additional shares of Common Stock or to raise capital through the issuance of shares of preferred stock and equity or debt securities convertible into Common Stock, preferred stock, options, warrants and other rights, on such terms and for such consideration as our Board of Directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders. In addition, our Board of Directors may, in its sole discretion, authorize us to issue Common Stock or other equity or debt securities to persons from whom we purchase properties, as part or all of the purchase price of the property, or from whom we receive services (including the Operator or the Administrator), as part or all of the payment for such services. Our Board of Directors, in its sole discretion, may determine the price of any Common Stock or other equity or debt securities issued in consideration of such properties or services provided, or to be provided, to us.

We may make redemption payments under the terms of our Preferred Stock in shares of our Common Stock. Although the dollar amounts of such payments are unknown, the number of shares of our Common Stock to be issued in connection with such payments may fluctuate based on the price of our Common Stock. Any sales or perceived sales in the public market of shares of our Common Stock issuable upon such redemption payments could adversely affect prevailing market prices of shares of our Common Stock. The existence of our Preferred Stock may encourage short selling by market participants because the possibility that redemption payments will be made in shares of our Common Stock could depress the market price of shares of our Common Stock. Further, any such issuance could result in dilution of the equity of our stockholders.

Our charter also authorizes our Board of Directors, without stockholder approval, to classify or reclassify any unissued shares of Common Stock and preferred stock into other classes or series of stock and to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. Our Board of Directors may, without stockholder approval, designate and issue one or more classes or series of preferred stock in addition to our Preferred Stock and equity or debt securities convertible into preferred stock and to set the voting powers, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. If any additional preferred stock is publicly offered, the terms and conditions of such preferred stock (or other equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any class or series of preferred stock preferences, powers, and rights senior to the rights of holders of our Preferred Stock or Common Stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over our Preferred Stock or Common Stock, payment of any distribution preferences of such new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our Preferred Stock and Common Stock, as applicable. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the holders of our Common Stock, likely reducing the amount the holders of our Common Stock would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage, a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

No stockholders have rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue Common Stock, convertible debt or preferred stock pursuant to subsequent public offerings or private placements. Investors in our Common Stock who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any future offerings and the value of our assets, such investors may experience dilution in the book value and fair market value of, and the amount of distributions paid on, their shares of Common Stock, if any.

The listing of our Common Stock on more than one stock exchange may result in price variations that could adversely affect liquidity of the market for our Common Stock.

Our Common Stock is listed on Nasdaq and the TASE. The dual-listing of our Common Stock may result in price variations of our securities between the two exchanges due to a number of factors. First, trading in our securities on these markets takes place in different currencies (USD on Nasdaq and Israeli new shekel, which we refer to as ILS on the TASE). In addition, the exchanges are open for trade at different times of the day and on different days. For example, Nasdaq opens generally during U.S. business hours, Monday through Friday, while the TASE opens generally during Israeli business hours, Sunday through Thursday. The two exchanges also observe different public holidays. Differences in the trading schedules, as well as volatility in the exchange rate of the two currencies, among other factors, may result in different trading prices for our Common Stock on the two exchanges. Any decrease in the trading price of our Common Stock in one market could cause a decrease in the trading price of such security on the other market.

The dual-listing may adversely affect liquidity and trading prices for our Common Stock on one or both of the exchanges as a result of circumstances that may be outside of our control. For example, transfers by holders of our securities from trading on one exchange to the other could result in increases or decreases in liquidity and/or trading prices on either or both of the exchanges. In addition, holders could seek to sell or buy our Common Stock to take advantage of any price differences between the two markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both the prices of and volumes of our Common Stock available for trading on either exchange.

The existing mechanism for the dual-listing of securities on Nasdaq and the TASE may be eliminated or otherwise altered such that we may be subject to additional regulatory burden and additional costs.

The existing Israeli regulatory regime provides a mechanism for the dual-listing of securities traded on Nasdaq and the TASE that does not impose any significant regulatory burden or significant costs on us. If this dual-listing regime is eliminated or otherwise altered such that we are unable or unwilling to comply with the regulatory requirements, we may incur additional costs and we may consider delisting of our Common Stock from the TASE.

General Risk Factors

We may be unable to pay or maintain cash distributions or increase distributions to stockholders over time.

Several factors may affect the availability and timing of cash distributions on our Common Stock or Preferred Stock. Distributions are based primarily on anticipated cash flow from operations over time. The amount of cash available for distributions is affected by many factors, including the performance of our existing assets, including the selection of tenants and the amount of rental income, our operating expense levels, opportunities for acquisition identified by our Operator, the availability of financing arrangements as well as many other variables. We may not always be in a position to pay distributions on our Common Stock or Preferred Stock and the amount of any distributions we do make may not increase over time. In addition, our actual results may differ significantly from the assumptions used by our Board of Directors in establishing our distribution policy. There also is a risk that we may not have sufficient cash flow from operations to fund distributions required to qualify as a REIT or maintain our REIT status.

We have paid, and may in the future pay, some or all of our distributions on our Common Stock or Preferred Stock from sources other than cash flow from operations, including borrowings, proceeds from asset sales or the sale of our securities, which may reduce the amount of capital we ultimately deploy in our real estate operations and may negatively impact the value of our Common Stock.

To the extent that cash flow from operations has been or is insufficient to fully cover our distributions on our Common Stock or Preferred Stock, we have paid, and may in the future pay, some or all of our distributions from sources other than cash flow from operations. Such sources may include borrowings, proceeds from asset sales or the sale of our securities. We have no limits on the amounts we may use to pay distributions from sources other than cash flow from operations. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for acquisitions and operations or cause us to incur additional interest expense as a result of borrowed funds. This may negatively impact the market price of our Common Stock.

Distributions at any point in time may not reflect the current performance of our properties or our current operating cash flow.

We may make distributions from any source, including the sources described in the risk factor above. Because the amount we pay in distributions may exceed our earnings and our cash flow from operations, distributions may not reflect the current performance of our properties or our current operating cash flow.

Changes in accounting standards may adversely impact our financial condition and/or results of operations.

We are subject to the rules and regulations of the U.S. Financial Accounting Standards Board (the “FASB”) related to generally accepted accounting principles in the United States (“GAAP”). Various changes to GAAP are constantly being considered, some of which could materially impact our reported financial condition and/or results of operations. Also, to the extent publicly traded companies in the United States would be required in the future to prepare financial statements in accordance with International Financial Reporting Standards instead of the current GAAP, this change in accounting standards could materially affect our financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information set forth herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of our business and availability of funds. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “project,” “target,” “expect,” “intend,” “might,” “believe,” “anticipate,” “estimate,” “could,” “would,” “continue,” “pursue,” “potential,” “forecast,” “seek,” “plan,” “should” or “goal” or the negative thereof or other variations or similar words or phrases.

Such forward-looking statements also include, among others, statements about our plans and objectives relating to future growth and outlook. Such forward-looking statements are based on particular assumptions that our management has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. Forward-looking statements are necessarily estimates reflecting the judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include those associated with (i) the timing, form, and operational effects of our development activities, (ii) our ability to raise in place rents to existing market rents and to maintain or increase occupancy levels, (iii) fluctuations in market rents, (iv) the effects of inflation and continuing higher interest rates on our operations and profitability and (v) general economic, market and other conditions. Additional important factors that could cause our actual results to differ materially from our expectations are discussed in “Risk Factors” of this prospectus. The forward-looking statements included herein are based on current expectations and there can be no assurance that these expectations will be attained. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements expressed or implied in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements expressed or implied herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not undertake to update them to reflect changes that occur after the date they are made, except as may be required by applicable laws. Forward-looking statements are necessarily estimates reflecting the judgment of CMCT and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

•	global, national, regional and local economic conditions;

•	competition from other available space;

•	local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•	management of our properties;

•	the development and or redevelopment of our properties;

•	changes in market rental rates;

•	the timing and costs associated with property improvements and rentals;

•	whether we are able to pass all or portions of any increases in operating costs through to tenants;

•	changes in real estate taxes and other expenses;

•	whether tenants and users such as customers and shoppers consider a property attractive;

•	the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•	availability of financing on acceptable terms or at all;

•	inflation, interest rate, securities market and monetary fluctuations;

•	movements in interest rates;

•	negative trends in our market capitalization and adverse changes in the price of our Common Stock;

•	political instability;

•	acts of war or terrorism;

•	changes in consumer spending, borrowings and savings habits;

•	technological changes;

•	our ability to obtain adequate insurance;

•	changes in zoning laws and taxation;

•	government regulation;

•	consequences of any armed conflict involving, or terrorist attacks against, the United States or individual acts of violence in public spaces including retail centers;

•	potential liability under environmental or other laws or regulations;

•	natural disasters;

•	general competitive factors;

•	climate changes;

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•	ability to retain and attract skilled employees;

•	changes in our organization, compensation and benefit plans; and

•	our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

ESTIMATED USE OF PROCEEDS

Assuming the maximum aggregate offering of $400,000,000 is sold, we estimate that we will receive net proceeds in this offering of approximately $364,000,000 after deducting estimated offering expenses, including maximum aggregate selling commissions and dealer manager fees, payable by us of approximately $36,000,000. We are not making any representations as to the actual outcome of this offering. For more information regarding the fees payable by us in this offering, see “Plan of Distribution” in this prospectus.

We intend to use the net proceeds from this offering for general corporate purposes, acquisitions of shares of our Common Stock and preferred stock, whether through one or more tender offers, share repurchases, preferred stock redemptions or otherwise, acquisitions and/or additional investments consistent with our acquisition and asset management strategies. We have not given effect to any special sales discounts that could reduce the sales commissions or dealer manager fees payable by us. See “Plan of Distribution” in this prospectus for a description of the special sales discounts.

DIVIDENDS ON OUR COMMON STOCK

Shares of our Common Stock trade on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT.” The following table sets forth the dividends per share declared for each period indicated.

Holders of our Common Stock are entitled to receive dividends, if, as and when authorized by the Board of Directors and declared by us out of legally available funds. In determining our dividend policy, the Board of Directors considers many factors including the amount of cash resources available for dividend distributions, capital spending plans, cash flow, our financial position, applicable requirements of the MGCL, any applicable contractual restrictions, and future growth in NAV and cash flow per share prospects. Consequently, the dividend rate on a quarterly basis does not necessarily correlate directly to any individual factor. There can be no assurance that the future dividends declared by our Board of Directors will not differ materially from historical dividend levels. Risks inherent in our ability to pay dividends are further described in “Risk Factors.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Our Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our Common Stock, Series A1 Preferred Stock, Series A Preferred Stock and Series D Preferred Stock as of May 16, 2024 by (1) each named executive officer, (2) each current director and (3) all executive officers and directors as a group.

	Common Stock			Series A Preferred Stock		Series A1 Preferred Stock
Name of Beneficial Owner	No. of Shares		Percent of Class	No. of Shares	Percent of Class	No. of Shares	Percent of Class
David Thompson	25,000		*	—	—	—	—
Barry N. Berlin	27,901		*	—	—	—	—
Richard Ressler**	10,152,921	(1)	44.56%	568,681	8.31%	200,000	1.79%
Avraham Shemesh**	10,075,713	(2)(3)	44.22%	568,681	8.31%	200,000	1.79%
Shaul Kuba**	10,075,713	(2)(3)	44.22%	568,681	8.31%	200,000	1.79%
Douglas Bech	55,672		*	—	—	—	—
Marcie Edwards	26,051		*	—	—	—	—
John Hope Bryant	12,222		*	—	—	—	—
Elaine Wong	19,968		*	—	—	—	—
Directors and Executive Officers as a group (9 persons)	10,410,575		45.69%	568,681	8.31%	200,000	1.79%

*	Less than 1%.
**	The business address of Messrs. Ressler, Shemesh and Kuba is c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010.

(1)	CIM Group, LLC is the indirect sole equity member of each of CIM Urban Sponsor, LLC, CIM CMCT MLP, LLC, CIM Capital Real Property Management, LLC and CIM Capital IC Management, LLC. CIM Capital IC Management, LLC is the investment adviser of CIM Real Assets & Credit Fund. Because of their positions with CIM Group, LLC, Shaul Kuba, Richard Ressler and Avraham Shemesh, the founders of CIM Group, may be deemed to beneficially own the 9,168,916 shares of Common Stock and 568,681 shares of Series A Preferred Stock owned directly by CIM CMCT MLP, LLC, the 473,033 shares of Common Stock owned directly by CIM Urban Sponsor, LLC, the 388,344 shares of common stock directly owned by CIM Real Assets & Credit Fund and the 200,000 shares of Series A1 Preferred Stock owned directly by CIM Capital Real Property Management, LLC. Messrs. Ressler, Shemesh and Kuba have shared voting and investment power over all of these shares. Each of Messrs. Ressler, Shemesh and Kuba disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest therein.

(2)	Mr. Ressler has sole voting and investment power over 122,628 shares of Common Stock held by a subsidiary of a trust formed by Mr. Ressler for the benefit of his family members.

(3)	Each of Messrs. Shemesh and Kuba have shared voting and investment power over 45,420 shares of Common Stock held by each of their respective family trusts, with respect to which they were grantors.

Beneficial Owners of More than 5% of our Common Stock

The following table sets forth certain information regarding the beneficial ownership of our Common Stock, Series A Preferred Stock and Series A1 Preferred Stock based on filings with the SEC as of May 16, 2024 by each person known by us to beneficially own more than 5% of our Common Stock. In each case, the percent of class owned reflects the number of shares of Common Stock outstanding as of May 16, 2024.

	Common Stock			Series A Preferred Stock		Series A1 Preferred Stock
Name and Address of Beneficial Owner	No. of Shares		Percent of Class	No. of Shares	Percent of Class	No. of Shares	Percent of Class
Richard Ressler(1)	10,152,921	(2)	44.56%	568,681	8.31%	200,000	1.79%
Avraham Shemesh(1)	10,075,713	(3)	44.22%	568,681	8.31%	200,000	1.79%
Shaul Kuba(1)	10,075,713	(3)	44.22%	568,681	8.31%	200,000	1.79%
CIM CMCT MLP, LLC (1)	9,168,916		40.24%	—	—	—	—

(1)	The business address of Messrs. Ressler, Shemesh and Kuba, for the purposes hereof, and the address of CIM CMCT MLP, LLC, is c/o CIM Group, LLC, 4700 Wilshire Boulevard, Los Angeles, California 90010. CIM Group, LLC is the indirect sole equity member of each of CIM Urban Sponsor, LLC, CIM CMCT MLP, LLC, CIM Capital Real Property Management, LLC and CIM Capital IC Management, LLC. CIM Capital IC Management, LLC is the investment adviser of CIM Real Assets & Credit Fund. Because of their positions with CIM Group, LLC, Shaul Kuba, Richard Ressler and Avraham Shemesh, the founders of CIM Group, may be deemed to beneficially own the 9,168,916 shares of Common Stock and 568,681 shares of Series A Preferred Stock owned directly by CIM CMCT MLP, LLC, the 473,033 shares of Common Stock owned directly by CIM Urban Sponsor, LLC, the 388,344 shares of common stock directly owned by CIM Real Assets & Credit Fund and the 200,000 shares of Series A1 Preferred Stock owned directly by CIM Capital Real Property Management, LLC. Messrs. Ressler, Shemesh and Kuba have shared voting and investment power over all of these shares. Each of Messrs. Ressler, Shemesh and Kuba disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest therein.

(2)	Mr. Ressler has sole voting and investment power over 122,628 shares of Common Stock held by a subsidiary of a trust formed by Mr. Ressler for the benefit of his family members.

(3)	Each of Messrs. Shemesh and Kuba have shared voting and investment power over 45,420 shares of Common Stock held by each of their respective family trusts, with respect to which they were grantors.

OUR BUSINESS AND PROPERTIES

Company Overview

Business Overview

We are a Maryland corporation and REIT. We primarily acquire, develop, own and operate both premier multifamily properties situated in vibrant communities throughout the United States and Class A and creative office real assets in markets with similar business and employment characteristics to our multifamily investments. We are operated by affiliates of CIM Group Management, LLC, which we refer to, collectively, as CIM Group or CIM. CIM is a vertically-integrated community-focused real estate and infrastructure owner, operator, lender and developer. CIM is headquartered in Los Angeles, CA, with offices in Atlanta, GA, Chicago, IL, Dallas, TX, London, UK, New York, NY, Orlando, FL, Phoenix, AZ, and Tokyo, Japan. CIM also maintains additional offices across the United States and in South Korea to support its platform.

We seek to apply the expertise of CIM Group to the acquisition, development and operation of premier multifamily properties and creative office assets that cater to rapidly growing industries such as technology, media and entertainment. All of our real estate assets are and will generally be located in communities qualified by CIM Group as described further below. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, positive population trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the population growth, public commitment and significant private investment that characterize these areas.

Our current reportable segments consist of three types of commercial real estate properties, namely office, hotel and multifamily, as well as a segment for our lending business. As of March 31, 2024, our real estate portfolio consisted of 27 assets, all of which were fee-simple properties, and five of which we own through investments in unconsolidated joint ventures, which we refer to as the Unconsolidated Joint Ventures. As of March 31, 2024, our 13 office properties, totaling approximately 1.3 million rentable square feet, were 83.4% occupied; our one hotel with an ancillary parking garage, which has a total of 503 rooms, had RevPAR of $166.84 for the three months ended March 31, 2024 and our three multifamily properties were 86.2% occupied. Additionally, as of March 31, 2024, we had nine development sites (three of which were being used as parking lots). For the three months ended March 31, 2024, our office portfolio contributed approximately 43.2% of revenue from our four segments on a combined basis, our hotel segment contributed approximately 35.0%, our multifamily segment contributed approximately 14.0% and our lending segment contributed approximately 7.8%.

Overview of our Real Estate Portfolio as of March 31, 2024

	Market	Sub-Market	Office and Retail Rentable Square Feet	Multifamily Rentable Units	Hotel Rooms	Class(18)
Office
1 Kaiser Plaza	Oakland, CA	Lake Merritt	537,339	-	-	Class A Office
3601 S Congress Avenue (1)	Austin, TX	South	228,526	-	-	Creative Office
11620 Wilshire Boulevard	Los Angeles, CA	West Los Angeles	196,928	-	-	Class A Office
9460 Wilshire Boulevard	Los Angeles, CA	Beverly Hills	97,655	-	-	Class A Office
11600 Wilshire Boulevard	Los Angeles, CA	West Los Angeles	56,881	-	-	Class A Office
8960 & 8966 Washington Boulevard (2)	Los Angeles, CA	West Los Angeles	24,448	-	-	Creative Office
1130 Howard Street	San Francisco, CA	South of Market	21,194	-	-	Creative Office
1021 E 7th Street (3)	Austin, TX	East	11,180	-	-	Creative Office
8944 Lindblade Street (2)	Los Angeles, CA	West Los Angeles	7,980	-	-	Creative Office
1037 N Sycamore Avenue	Los Angeles, CA	Hollywood	5,031	-	-	Creative Office
1007 E 7th Street (4)	Austin, TX	East	1,352	-	-	Creative Office
Total Consolidated Office Portfolio			1,188,514
Unconsolidated Office Portfolio
1910 Sunset Boulevard - 44% (5)	Los Angeles, CA	Echo Park	107,524	-	-	Creative Office
4750 Wilshire Boulevard - 20% (6)	Los Angeles, CA	Mid-Wilshire	30,335	-	-	Class A Office
Total Unconsolidated Office Portfolio			137,859		-
Total Office (13 Properties)			1,326,392
Development Pipeline Properties - Office Portfolio
2 Kaiser Plaza (7)	Oakland, CA	Lake Merritt	-	-	-	N/A
4750 Wilshire Boulevard (Backlot) (8)	Los Angeles, CA	Mid-Wilshire	-	-	-	N/A
1015 Mansfield - 29% (9)	Los Angeles, CA	Hollywood	-	-	-	N/A
Total Development Pipeline Properties (3 Properties)
Total Office Including Development Pipeline Properties (16 Properties)			1,326,373
Multifamily
Consolidated Multifamily Portfolio
Channel House	Oakland, CA	Jack London District	-	333	-	N/A
1150 Clay	Oakland, CA	Downtown	-	288	-	N/A
Total Consolidated Multifamily Portfolio				621
Unconsolidated Multifamily Portfolio (1 Property)
1902 Park Avenue- 50% (10)	Los Angeles, CA	Echo Park	-	75	-	N/A
Total Multifamily (3 Properties)				696
Development Pipeline Properties - Multifamily Portfolio
3101 S. Western Avenue (11)	Los Angeles, CA	Jefferson Park	-	N/A	-	N/A
3022 S. Western Avenue (11)	Los Angeles, CA	Jefferson Park	-	N/A	-	N/A
3109 S. Western Avenue (12)	Los Angeles, CA	Jefferson Park	-	N/A	-	N/A
1915 Park Avenue - 44% (13)	Los Angeles, CA	Echo Park	-	N/A	-	N/A
F3 Land Site (14)	Oakland, CA	Jack London District	-	N/A	-	N/A
466 Water Street Land Site (15)	Oakland, CA	Jack London District	-	N/A	-	N/A
Total Multifamily and Development Portfolio (6 Properties)			-	696	-
Total Multifamily and Development Portfolio (9 Properties)
Hotel portfolio (1 Property)
Sheraton Grand Hotel(16)	Sacramento, CA	Downtown/Midtown	-	-	503	N/A
Ancillary Properties Within Hotel Portfolio (1 Property)
Sheraton Grand Hotel Parking Garage & Retail (17)	Sacramento, CA	Downtown/Midtown	9,453	-	-	N/A

Total Portfolio (27 Properties)			1,335,826	696	503

(1)	3601 S Congress Avenue consists of twelve buildings. The Company is evaluating different redevelopment options, including multifamily development. As of March 31, 2024, this property was in pre-redevelopment phase and the Company has not finalized the formal redevelopment plan for the property.

(2)	The three buildings making up 8960 & 8966 Washington Boulevard and 8944 Lindblade Street were formerly known as Lindblade Media Center. As of March 31, 2024, each of 8960 and 8966 was in pre-redevelopment phase, and the Company has not finalized the formal redevelopment plan for each property.

(3)	The Company is evaluating different development options, including multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.

(4)	The property is located on a land site of approximately 7,450 square feet. The Company intends to complete pre-development and entitlement work to provide optionality for future multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(5)	The 1910 Sunset JV, in which the Company has approximately a 44% ownership interest, has begun construction to develop a multifamily apartment building with 36 multifamily units at 1915 Park Avenue in Los Angeles, California, which development is expected to be completed by the third quarter of 2025 and expected to cost approximately $19.3 million (the Company’s share of which will be $8.5 million). The 1910 Sunset JV plans to finance the project through a combination of cash from operations at its office property, additional equity contributions from existing investors, and proceeds from a mortgage loan from a third-party lender (which is in-place but currently has no outstanding borrowings and is subject to additional equity contribution requirements which have not yet been met). As of March 31, 2024, total costs of $2.3 million had been incurred in connection with the 1915 Park Project.
(6)	An Unconsolidated Joint Venture (the “4750 Wilshire JV”), in which the Company has a 20% ownership interest, is in the process of converting two of the three floors of an office building in Los Angeles, California from office-use into 68 for-lease multifamily units (the “4750 Wilshire Project”), with the first floor of the building continuing to function as 30,335 square feet of office space. The total cost of the 4750 Wilshire Project is expected to be approximately $31.0 million (our share of which will be $6.2 million), which will be financed by a combination of equity contributions from the Company and co-investors as well as a mortgage loan from a third-party lender. In connection with the 4750 Wilshire Project, the Company initially received cash sales proceeds from the joint venture partners. Further, the Company has earned and will continue to earn management fees from co-investors in connection with their co-investment in the 4750 Wilshire Project. As of March 31, 2024, total costs of $17.3 million had been incurred by the 4750 Wilshire JV in connection with the 4750 Wilshire Project. The 4750 Wilshire Project is expected to be completed by the fourth quarter of 2024.

(7)	2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop an office building with a maximum of 800,000 rentable square feet. Alternatively, we are also evaluating a multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(8)	The Company owns 100% of the 4750 Wilshire Boulevard backlot land parcel. The site is being evaluated for potential multifamily development and currently is being utilized as a surface parking lot. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(9)	The Company owns approximately 29% of the property. The amounts shown in the table represent 100% of the property. The property has a site area of approximately 44,141 square feet and currently contains a parking garage which is being leased to a third party. The site is being evaluated for different development options, including creative office space or other commercial use. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(10)	The Company owns 50% of the property. The amounts shown in the table represent 100% of the property. The property is a 75-unit four-story building.
(11)	The Company intends to develop a total of approximately 160 residential units across both properties. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.

(12)	The Company intends to redevelop approximately seven commercial units totaling 5,635 rentable square feet and six parking stalls starting in 2024. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.

(13)	An unconsolidated joint venture (the “1910 Sunset JV”), in which the Company has a 44% ownership interest, plans to begin construction to develop a multifamily apartment building with 36 multifamily units at 1915 Park Avenue in Los Angeles, California (the “1915 Park Project”), which development is expected to be completed by the third quarter of 2025 and to cost approximately $19.3 million (our share of which will be $8.5 million). The 1910 Sunset JV plans to finance the project through a combination of cash from operations at its office property, additional equity contributions from existing investors, and proceeds from a mortgage loan from a third-party lender (which is in-place but currently has no outstanding borrowings and is subject to additional equity contribution requirements which have not yet been met). As of March 31, 2024, $2.3 million had been incurred in connection with the 1915 Park Project.

(14)	Currently being utilized as a parking lot. The Company is evaluating future development options, including hotel development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.

(15)	The Company is evaluating the property for potential future multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(16)	The Company plans to renovate the Sheraton Grand Hotel in Sacramento, California (the “Hotel Renovation”), which renovation is expected to be completed by the third quarter of 2025 and to cost approximately $20.9 million. As of March 31, 2024, approximately $1.6 million of pre-construction costs had been incurred with respect to the Hotel Renovation; the Company plans to start construction in the second half of 2024, with anticipated completion by the third quarter of 2025.

(17)	The Company is evaluating the parking garage for potential future redevelopment options including multifamily development over the existing parking garage. As of March 31, 2024, this property was in pre-redevelopment phase, and the Company has not finalized the formal redevelopment plan for the property.
(18)	These descriptions are based on the Company’s assessment.

Our Common Stock trades on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT.” Our principal executive offices are located at 5956 Sherry Lane, Suite 700, Dallas, Texas 75225 and our telephone number is (972) 349-3200. Our internet address is http://www.creativemediacommunity.com. The information contained on our website is not part of this prospectus.

Strategy

We are a Maryland corporation and REIT. Our portfolio of investments currently consists of premier multifamily, Class A and creative office real assets in vibrant and improving metropolitan communities throughout the United States. We also own one hotel in northern California and a lending platform that originates loans under the SBA 7(a) loan program. We seek to apply the expertise of CIM Group to the acquisition, development and operation of premier multifamily properties situated in vibrant communities throughout the United States. We also seek to acquire, develop and operate creative office assets that cater to rapidly growing industries such as technology, media and entertainment in markets with similar business and employment characteristics to our multifamily investments.

We believe that creative office is an attractive concept to tenants. As the labor market remains tight, we believe that one of the factors that attracts employees to employers is the physical work environment. Creative office, with more open space, is usually more appealing to employees than the traditional cubicle working environment. We also believe that tenants are attracted to creative office for efficiency purposes. Based on our observations, it appears that companies are able to fit more people into the same footprint in a creative office space compared to the “traditional” office space. This is achieved through a combination of flexible (and often unassigned) work areas and increased density. We also believe that there are advantages to leasing creative office. As a general matter, creative office space is open and can easily be transitioned into space for the subsequent tenant. Tenant improvement costs may therefore be lower. Finally, due to the attractiveness to tenants, we believe that creative space often justifies a higher rent premium.

All of our multifamily and creative office assets are and will generally be located in communities qualified by CIM Group as described further below. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, positive population trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the population growth, public commitment and significant private investment that characterize these areas.

Our investments in multifamily and creative office assets may take different forms, including direct equity or preferred investments, real estate development activities, side-by-side investments or co-investments with vehicles managed or owned by CIM Group and/or originating loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our strategy. Further, we leverage the investor relationships of CIM Group to execute on our investment pipeline using an asset-light approach for certain of our investments. Under this approach, we co-invest with one or more third parties on an asset-level basis by raising capital from such third parties, maintain an economic interest in the asset and, in some cases, earn a management fee and a percentage of the profits. We believe this is a compelling model that is expected to contribute to strong returns on invested capital while reducing risk by reducing our capital outlay.

We intend to dispose of assets that do not fit into our strategy over time and opportunistically (i.e., we do not have any specific time frame with respect to such dispositions). Further, as a matter of prudent management, we regularly evaluate each asset within our portfolio as well as our strategy. Such review may result in dispositions when, among other things, we believe the proceeds generated from the sale of an asset can be redeployed in one or more assets that will generate better returns, or the market value of such asset is equal to or exceeds our view of its intrinsic value.

Segments

Our reportable segments consist of three types of commercial real estate properties, namely office, hotel and multifamily, as well as a segment for our lending business.

As of March 31, 2024, our real estate portfolio consisted of 27 assets, all of which were fee-simple properties, and five of which we own through investments in Unconsolidated Joint Ventures. As of March 31, 2024, our 13 office properties, totaling approximately 1.3 million rentable square feet, were 83.4% occupied, one hotel with an ancillary parking garage, which has a total of 503 rooms, had RevPAR of $166.84 for the three months ended March 31, 2024 and our three multifamily properties were 86.2% occupied. Additionally, as of March 31, 2024, we had nine development sites (three of which were being used as parking lots). For the three months ended March 31, 2024, our office portfolio contributed approximately 43.2% of revenue from our four segments on a combined basis, our hotel segment contributed approximately 35.0%, our multifamily segment contributed approximately 14.0% and our lending segment contributed approximately 7.8%.

CIM Group Operations

CIM Group believes that a vast majority of the risks associated with acquiring real estate are mitigated by accumulating local market knowledge of the community where the asset is located. As a result, CIM Group typically spends significant resources over a period of between six months and five years evaluating communities prior to making any acquisitions. The distinct districts that CIM Group identifies through this process as targets for acquisitions are referred to as “Qualified Communities.” Qualified Communities typically have dedicated resources to become, or are currently, vibrant communities where people can live, work, shop and be entertained, all within walking distance or close proximity to public transportation. These areas, which include traditional downtown areas and suburban main streets, generally have high barriers to entry, high population density, positive population trends, a propensity for growth and support for investment. CIM Group believes that the critical mass of redevelopment in such Qualified Communities creates positive externalities, which enhance the value of real estate assets in the area. CIM Group targets acquisitions of diverse types of real estate assets, including retail, residential, office, parking, hotel, signage and mixed-use through CIM Group’s extensive network and its current opportunistic activities.

CIM Group seeks to maximize the value of its holdings through active onsite property management and leasing. CIM Group has extensive in-house research, acquisition, credit analysis, development, finance, leasing and onsite property management capabilities, which leverage its deep understanding of metropolitan communities to position properties for multiple uses and to maximize operating income. As a vertically-integrated owner and operator, CIM Group has in-house onsite property management and leasing capabilities. Property managers prepare annual capital and operating budgets and monthly operating reports, monitor results and oversee vendor services, maintenance and capital improvement schedules. In addition, they ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. In addition, CIM Group’s real assets management committee (the “Real Assets Management Committee”) reviews and approves strategic decisions related to financing strategies and hold/sell analyses and performance tracking relative to the overall business plan. CIM Group’s organizational structure provides for continuity through multi-disciplinary teams responsible for an asset from the time of the original investment recommendation, through the implementation of the asset’s business plan, and any repositions or ultimate disposition activities.

CIM Group’s Investments and Development teams are separate groups that work very closely together on transactions requiring development or redevelopment. While the Investments team is ultimately responsible for acquisition analysis, both the Investments and Development teams perform due diligence, evaluate and determine underwriting assumptions and participate in the development management and ongoing asset management of CIM Group’s assets under development. The Development team is also responsible for the oversight and or execution of securing entitlements and the development/repositioning process. In instances where CIM Group is not the lead developer, CIM Group’s in-house Development team continues to provide development and construction oversight to co-sponsors through a shadow team that oversees the progress of the development from beginning to end to ensure adherence to the budgets, schedules, quality and scope of the project in order to maintain CIM Group’s vision for the final product. Both the Investments and Development teams interact as a cohesive team when sourcing, underwriting, acquiring, executing and managing the business plan of an opportunistic acquisition.

Competitive Advantages

We believe that CIM Group’s experienced team and vertically-integrated and multi-disciplinary organization, coupled with its community-focused and disciplined real estate philosophy, results in a competitive advantage that benefits us. Additionally, CIM Group’s strategy is complemented by a number of other competitive advantages including its prudent use of leverage, underwriting approach, disciplined capital deployment, and strong network of relationships. CIM Group’s competitive advantages include:

•	Vertically-Integrated Organization and Team

CIM Group is managed by its senior management team, which includes all of its principals and its three founders, Shaul Kuba, Richard Ressler and Avraham Shemesh. CIM Group is vertically-integrated and organized into the following functional groups: Real Asset Services (which includes Development, Onsite Property Management, Commercial Leasing and Hospitality Services), Real Asset Management (which includes Investments, Portfolio Oversight, Capital Markets, Partner & Co-Investor Relations - Strategy Solutions and Distribution) and Shared Services (which includes Human Resources, Compliance, Operations, Finance, Legal & Risk Management). CIM also has an internal audit team.

To support CIM Group’s organic growth and related platforms, CIM Group has invested substantial time and resources in building a strong and integrated team of over 1,000 employees and more than 600 professionals as of March 31, 2024. Each of the CIM Group’s vertically-integrated departments is managed by a senior level executive. Department heads have been with CIM Group on average 15 or more years. In addition to developing a core team of principals and other senior level executives, CIM Group has proactively managed its growth through career development and mentoring at both the mid and junior staffing levels, and has hired ahead of its needs, thus ensuring appropriate management and staffing. As part of this initiative, CIM Group has developed a recruiting program that hires from business schools for its associate vice president positions in the Investments team annually. CIM Group seeks to grow organically and develop and train its investment professionals to progress into senior management roles. It has been CIM Group’s practice to grow talent within the company to promotion to principal, rather than to hire from the outside. As a result, CIM Group has a strong retention rate of senior investment team members who tend to have a long tenure, strong internal network and a track record of success within the organization.

CIM Group leverages the deep operating and industry experience of its principals and professionals, as well as their extensive relationships, to source and execute opportunistic, value add, core, debt, ground-up development and infrastructure acquisitions. Each opportunity is typically overseen by a dedicated Investment team, including an oversight Principal, one Investment lead (vice president level and above), one associate vice president and one associate from the Investments team. The team is assembled based on the expertise needed for the particular transaction. Additionally, the team works closely with staff from other departments, such as Development, Onsite Property Management, Capital Markets, Commercial Leasing, Legal and Finance. The team oversees all aspects of the project from acquisition through disposition of the asset. The team conducts the underwriting and due diligence for the transaction, presents its findings to the Investment Committee for preliminary and final approvals and oversees the project from inception to disposition. As a result, all investment professionals work across a variety of Qualified Communities and CIM Group’s knowledge base is shared across its offices.

•	Community Qualification

Since inception, CIM Group’s unique community qualification process has served as the foundation for all of its strategies. CIM Group targets high barrier-to-entry markets and submarkets with high population density and applies rigorous research to qualify each submarket for potential acquisitions. Since 1994, CIM Group has qualified 135 communities in high barrier-to-entry markets and has deployed capital in 75 of the communities. The qualification process generally takes between six months and five years and is a critical component of our evaluation of potential acquisitions.

CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts undertaken in reviewing and making potential acquisitions in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional metropolitan districts and (ii) well-established, thriving metropolitan areas (typically major central business districts, which we refer to as CBDs).

Once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles:

•	Product Non-Specific—CIM Group has extensive experience owning and operating a diverse range of property types, including retail, residential, office, parking, hotel, signage and mixed-use, which gives CIM Group the ability to effectively execute and capitalize on its strategy. Successful acquisitions require selecting the right markets coupled with providing the right product. CIM Group’s experience with multiple asset types does not predispose CIM Group to select certain asset types, but instead ensures that they deliver a product mix that is consistent with the market’s requirements and needs. Additionally, there is a growing trend towards developing mixed-use real estate properties in metropolitan markets which requires a diversified platform to successfully execute.

•	Community-Based Tenanting—CIM Group’s strategy focuses on the entire community and the best use of assets in that community. Owning a critical mass of key properties in an area better enables CIM Group to meet the co-tenancy needs of national retailers and office tenants and thus optimize the value of these real estate properties. CIM Group believes that its community perspective gives it a significant competitive advantage in attracting tenants to its retail, office and mixed-use properties and creating synergies between the different tenant types.

•	Local Market Leadership with North American Footprint—CIM Group maintains local market knowledge and relationships, along with a diversified North American presence, through its 135 Qualified Communities (thus, CIM Group has the flexibility to deploy capital in its Qualified Communities only when the market environment meets CIM Group’s underwriting standards). CIM Group does not need to acquire assets in a given community or product type at a specific time due to its broad proprietary pipeline of opportunities.

•	Deploying Capital Across the Capital Stack—CIM Group has extensive experience structuring transactions across the capital stack including equity, preferred equity, senior debt and mezzanine positions, giving it the flexibility to structure transactions in efficient and creative ways.

•	Discipline

CIM Group’s strategy relies on its sound business plan and value creation execution to produce returns, rather than financial engineering. CIM Group’s underwriting of its potential acquisitions is performed generally both on a leveraged and unleveraged basis. Additionally, with certain exceptions, CIM Group has generally not utilized recourse or cross-collateralized debt due to its conservative underwriting standards.

CIM Group employs multiple underwriting scenarios when evaluating potential acquisition opportunities. CIM Group generally underwrites potential acquisitions utilizing long-term average exit capitalization rates for similar product types and long-term average interest rates. Where possible, these long-term averages cross multiple market cycles, thereby mitigating the risk of cyclical volatility. CIM Group’s “long-term average” underwriting is based on its belief, reinforced by its experience through multiple market cycles, that over the life of any given fund that it manages, such fund should be able to exit its holdings at long-term historical averages. CIM Group also underwrites a “current market case” scenario, which generally utilizes current submarket specific exit assumptions and interest rates, in order to reflect anticipated results under current market conditions. CIM Group believes that utilizing multiple underwriting scenarios enables CIM Group to assess potential returns relative to risk within a range of potential outcomes.

Policies with Respect to Certain Activities

The following is a discussion of our policies with respect to certain activities. These policies may be amended or revised from time to time by our Board of Directors without a vote of our stockholders.

Financing Our Operations

We may finance our future activities through one or more of the following methods: (i) obtaining new or modifying existing credit facilities and term loans; (ii) offerings of shares of Common Stock, Preferred Stock, other equity and/or debt securities of the Company; (iii) the addition of senior recourse or non-recourse debt using existing assets as collateral; (iv) the sale of existing assets; (v) partnering with co-investors and/or (vi) cash flows from operations. During the prior three years, we have not offered our Common Stock or other securities in exchange for property, but we may engage in such activities in the future. We expect to employ indebtedness levels that are comparable to those of other commercial REITs engaged in business strategies similar to our own.

Issuances of Senior Securities

Other than the ongoing offering of Series A1 Preferred Stock registered pursuant to this Registration Statement on Form S-11, we have no current plans to issue senior securities.

Recent Debt Financing

For a discussion regarding the Company’s policies with respect to debt financing, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources and Uses of Funds” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 15, 2024.

As of March 31, 2024, the Company was not in compliance with a financial covenant under its credit facility. Such non-compliance constituted an event of default under the credit facility. On May 14, 2024, lenders under the credit facility and the Company entered into an agreement (the “Modification Agreement”) pursuant to which the lenders waived such event of default with respect to the test period ending March 31, 2024. Pursuant to the Modification Agreement, the Company will not be able to borrow under the credit facility without the consent of the lenders until certain conditions are satisfied, including delivery of a revised business plan acceptable to the lenders and re-establishing compliance with the financial covenant. There can be no assurance as to when or if such conditions will be satisfied. The Company believes that it could rely on other sources for its liquidity needs, as descried above under “—Financing Our Operations.” Among other restrictions, the Modification Agreement also prohibits subsidiaries of the Company that own properties that secured the credit facility from making any distributions to its parent entities. The Modification Agreement did not waive compliance with the financial covenant for the test period ending June 30, 2024 or any future period.

Repurchases of Our Securities

On September 15, 2022, we repurchased 2,435,284 shares of our Series L Preferred Stock in a privately negotiated transaction, which we refer to as the Series L Repurchase. The shares were repurchased at a purchase price of $27.40 per share (a 3.4% discount to the stated value of $28.37 per share) plus $1.12 per share of accrued and unpaid dividends (or $2.7 million of accrued and unpaid dividends in aggregate). The total cost to complete the Series L Repurchase, including transaction costs of $700,000, was $70.1 million. In connection with the Series L Repurchase, we recognized redeemable preferred stock redemptions of $4.8 million on our consolidated statement of operations for the year ended December 31, 2022.

In December 2022, we announced the redemption of all outstanding shares of our Series L Preferred Stock. In January 2023, we completed such previously-announced redemption of all outstanding shares of our Series L Preferred Stock in cash at its stated value of $28.37 per share (plus accrued and unpaid dividend of $1.56 per share, or $4.6 million in the aggregate), which we refer to as the Series L Redemption. The total cost to complete the Series L Redemption, including transaction costs of $93,000, was $83.8 million.

In May 2022, the Company’s Board of Directors approved a repurchase program of up to $10.0 million of Common Stock, which we refer to as the SRP. Under the SRP, the Company, in its discretion, may purchase shares of its Common Stock from time to time in the open market or in privately negotiated transactions. The amount and timing of purchases of shares will depend on a number of factors, including, without limitation, the price and availability of shares, trading volume, general market conditions and compliance with applicable securities law. The SRP has no termination date and may be suspended or discontinued at any time.

As of March 31, 2024, share repurchases executed under the SRP were as follows:

Period	Shares Repurchased	Average price paid per share	Cost of shares repurchased (in thousands)
June 2022	41,374	$7.32	$303
August 2022	33,374	$7.15	$239
September 2022	587,714	$7.10	$4,173
Total as of March 31, 2024	662,462		$4,715

In the future, we may continue to undertake the transactions described above, depending on, among other things, market conditions, our cashflows and the trading price of CMCT’s Common Stock relative to the NAV of the Company.

Investment in Real Estate or Interests in Real Estate

Our strategy is to continue to primarily acquire develop, own and operate both premier multifamily properties situated in vibrant communities throughout the United States and Class A and creative office real assets in markets with similar business and employment characteristics to our multifamily investments. We seek to apply the expertise of CIM Group to the acquisition, development and operation of premier multifamily properties and creative office assets that cater to rapidly growing industries such as technology, media and entertainment. Our strategy is centered around CIM Group’s community qualification process. We believe this strategy provides us with a significant competitive advantage when making real estate acquisitions. The qualification process generally takes between six months and five years and is a critical component of CIM Group’s evaluation. CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM Group undertakes in reviewing and making potential acquisitions in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional metropolitan districts that have dedicated resources to become vibrant metropolitan communities and (ii) well-established, thriving metropolitan areas (typically major central business districts). Qualified Communities are distinct districts which have dedicated resources to become or are currently vibrant communities where people can live, work, shop and be entertained—all within walking distance or close proximity to public transportation. These areas also generally have high barriers to entry, high population density, positive population trends and support for investment. CIM Group believes that a vast majority of the risks associated with acquiring real estate are mitigated by accumulating local market knowledge of the community where the asset is located. CIM Group typically spends significant time and resources qualifying targeted communities prior to making any acquisitions. Since 1994, CIM Group has qualified 135 communities and has deployed capital in 75 of these Qualified Communities. Although we may not deploy capital exclusively in Qualified Communities, it is expected that most of our assets will be identified through this systematic process. While we are principally focused on Class A and creative office assets and multifamily properties in vibrant and improving metropolitan communities throughout the United States (including improving and developing such assets), we may also participate more actively in other CIM Group real estate strategies and product types in order to broaden our participation in CIM Group’s platform and capabilities for the benefit of all classes of stockholders. This may include, without limitation, engaging in real estate development activities as well as investing in other product types directly, side-by-side with one or more funds of CIM Group, through direct deployment of capital in a CIM Group real estate or debt fund, or deploying capital in or originating loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our strategy. Such loans may include limited and or non-recourse junior (mezzanine, B-note or 2nd lien) and senior acquisition, bridge or repositioning loans.

As a matter of prudent management, we also regularly evaluate each asset within our portfolio as well as our strategies. Such review may result in dispositions when an asset no longer fits our overall objectives or strategies or when our view of the market value of such asset is equal to or exceeds its intrinsic value.

In addition to the business described above, we are a national lender that primarily originates loans to small businesses. We sell the portion of the loan that is guaranteed by the SBA to third parties. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

Other than as described above, we have no current plan to, and did not at any time during the past three years, purchase debt or equity securities of other REITs, other entities engaged in real estate activities or securities of other issuers. However, subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may make such purchases in the future, including for the purpose of exercising control over such entities. We also have not engaged in trading or underwriting of securities, and do not intend to do so as of the date of this prospectus.

We may in the future invest in securities, including common stock, preferred stock and bonds, and including securities of or interests in persons engaged in real estate activities such as interests in real estate investment trusts, partnership interests and joint venture interests. Future investment activities in such securities or interests will not be limited to a specified percentage of our assets or to specified types of securities or industry groups.

During the prior three years, we did not, and have no existing plans to, offer our Common Stock or other securities in exchange for property, but we may engage such activity in the future.

While we seek to provide periodic distributions and achieve long-term capital appreciation through increases in the value of our assets, we have not established a specific policy regarding the relative priority of these objectives.

Subject to the limitations described in “Risk Factors” in this prospectus, we believe that our insurance policy specifications and insured limits are appropriate and adequate given the relative risk of loss and the cost of the coverage.

The Company had a total of $4.4 million in future obligations under leases to fund tenant improvements and other future construction obligations at March 31, 2024. At March 31, 2024, $2.5 million was funded to reserve accounts included in restricted cash on our consolidated balance sheet for these tenant improvement obligations in connection with a mortgage loan agreement entered into in June 2016.

Development Plan

We have the following active plans for renovation, improvement or development of our properties.

We own a 20% interest in the 4750 Wilshire Project that is in the process of converting two of the three floors of an office building in Los Angeles, California from office-use into 68 for-lease multifamily units, with the first floor of the building continuing to function as 30,335 square feet of office space. The total cost of the 4750 Wilshire Project is expected to be approximately $31.0 million (our share of which will be $6.2 million), which will be financed by a combination of equity contributions from us and co-investors as well as a mortgage loan from a third-party lender. In connection with the 4750 Wilshire JV, we received cash sales proceeds from the joint venture partners. Further, we have earned and will continue to earn management fees from co-investors in connection with their co-investment in the 4750 Wilshire Project. As of March 31, 2024, total costs of $17.3 million had been incurred by the 4750 Wilshire JV in connection with the 4750 Wilshire Project. The 4750 Wilshire Project is expected to be completed by the fourth quarter of 2024.

We also plan to renovate the Sheraton Grand Hotel in Sacramento, California (the “Hotel Renovation”), which primarily entails renovating the hotel’s guest rooms and corridors and is expected to cost approximately $20.9 million. As of March 31, 2024, approximately $1.6 million of pre-construction costs had been incurred with respect to the Hotel Renovation; the Company plans to start construction in the second half of 2024, with anticipated completion by the third quarter of 2025.

The 1910 Sunset JV, in which the Company has a 44% ownership interest, plans to begin construction to develop a multifamily apartment building with 36 multifamily units at 1915 Park Avenue in Los Angeles, California, which development is expected to be completed by the third quarter of 2025 and to cost approximately $19.3 million (our share of which will be $8.5 million). The 1910 Sunset JV plans to finance the project through a combination of cash from operations at its office property, additional equity contributions from existing investors, and proceeds from a mortgage loan from a third-party lender (which is in-place but currently has no outstanding borrowings and is subject to additional equity contribution requirements which have not yet been met). As of March 31, 2024, $2.3 million had been incurred in connection with the 1915 Park Project.

Aside from the contractual obligations relating to tenant improvements and construction and except as described herein, as of the date of this prospectus, the Company has no current active plans for major renovation, improvement or development of the Company’s properties, other than ongoing repair and maintenance.

Investments in Real Estate Mortgages

See “—Investment in Real Estate or Interests in Real Estate” above.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Investments in Other Securities

See “—Investment in Real Estate or Interests in Real Estate” above.

Conflicts of Interests

Our governing instruments do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in a transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. However, our code of business conduct and ethics contains a conflicts of interest policy that requires our directors, officers and employees, as well as employees, officers, directors and members of CIM Group and its affiliates who provide services to us, to avoid any conflict, or the appearance of a conflict between their personal interest and the interests of the Company and to advance the legitimate interest of the Company. Persons subject to our code of business conduct and ethics are prohibited from (i) taking for themselves personally (or direct to a third party) opportunities, including investment opportunities, discovered through the use of their positions with the Company or through use of the Company’s property or information, (ii) using the Company’s property, information or position for their personal gain or the gain of a family member or (iii) competing or preparing to compete with the Company.

Additionally, our Board of Directors has adopted a written related person transaction policy. Under the policy, a “Related Person Transaction” includes certain transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which a related person had, has or will have a direct or indirect material interest.

A “Related Person” is:

•	any person who was in any of the following categories during the applicable period:

•	a director or nominee for director;

•	any executive officer; or

•	any immediate family member of a director or executive officer, or of any nominee for director, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, or nominee for director and any person (other than a tenant or employee) sharing the household of such security holder.

•	any person who was in any of the following categories when a transaction in which such person had a direct or indirect material interest occurred or existed:

•	any person who is known to the Company to be the beneficial owner of more than 5% of our Common Stock; and

•	any immediate family member of any such security holder, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder and any person (other than a tenant or employee) sharing the household of such security holder.

A person who has a position or relationship within a firm, corporation or other entity that engages in a transaction with the Company will not be deemed to have an “indirect material interest” within the meaning of “Related Person Transaction” when the interest arises only:

•	from such person’s position as a director of another corporation or organization that is a party to the transaction;

•	from the direct or indirect ownership by such person and all other persons specified in the definition of “Related Person” in the aggregate of less than 10% equity interest in another person (other than a partnership) which is a party to the transaction;

•	from both such position and ownership; or

•	from such person’s position as a limited partner in a partnership in which the person and all other persons specified in the definition of “Related Person” have an interest of less than 10%, and the person is not a general partner of and does not hold another position in the partnership.

Each of the Company’s executive officers is encouraged to help identify any potential Related Person Transaction. If a new Related Person Transaction is identified, it will initially be brought to the attention of the Chief Financial Officer, who will then prepare a recommendation to our Board of Directors and or a committee thereof regarding whether the proposed transaction is reasonable and fair to the Company.

A committee comprised solely of independent directors, who are also independent of the Related Person Transaction in question, will determine whether to approve a Related Person Transaction. In general, the committee will only approve or ratify a Related Person Transaction if it determines, among other things, that the Related Person Transaction is reasonable and fair to the Company.

Reports to Stockholders

We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. We will furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm and make available our quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Risk Management

As part of its risk management strategy, CIM Group continually evaluates our assets and actively manages the risks involved in our business strategies. CIM Group’s Investments and Portfolio Oversight teams share asset management responsibilities, setting the strategy for and monitoring the performance of our assets relative to market and industry benchmarks and internal underwriting assumptions using direct knowledge of local markets provided by CIM Group’s in-house onsite property management, and leasing professionals. In-house onsite property management capabilities include monthly and annual budgeting and reporting as well as vendor services management, property maintenance and capital expenditures management. Property management seeks to ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. The Real Assets Management Committee is responsible for overseeing the asset management of CIM’s assets. The Real Assets Management Committee reviews and approves strategic decisions related to financing strategies and hold/sell analyses and tracks performance relative to overall business plan execution. The Real Assets Management Committee is comprised of CIM’s founding principals, Chief Compliance Officer, the Head of Portfolio Oversight and is chaired by Richard Ressler. The Real Assets Management Committee meets monthly to review updates across the various strategies. In addition to reviewing specific property-level conditions and recommendations, the Real Assets Management Committee reviews real estate and related capital market conditions, considers current market trends and monitors fund strategies and portfolio composition. See “Item 1C—Cybersecurity” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for information on our cybersecurity risk management, strategy and governance. The Real Assets Management Committee acts by a majority vote of the members of the Real Assets Management Committee at any meeting at which a quorum (majority of members) is present. The size, composition, and policies of the Real Assets Management Committee may change from time to time.

Regulatory Matters

Environmental Matters

Environmental laws regulate, and impose liability for, the release of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site.

These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property, to borrow using the property as collateral or create lender’s liability for us. In addition, third parties exposed to hazardous or toxic substances may sue for personal injury damages and/or property damages. For example, some laws impose liability for release of or exposure to asbestos-containing materials. As a result, in connection with our former, current or future ownership, operation, and development of real properties, or our role as a lender for loans secured directly or indirectly by real estate properties, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

Although many of our properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with a property. Unless required by applicable law, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether we will incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

Americans with Disabilities Act of 1990

Under the Americans with Disabilities Act of 1990, as amended, which we refer to as the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties, to the extent such properties are “public accommodations” as defined under the ADA, substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties are not in compliance with the ADA, we may be required to take remedial action which would require us to incur additional costs to bring the property into compliance. We cannot predict the ultimate amount, if any, of the cost of compliance with the ADA or the cost of any damages or attorney’s fees to private litigants or any fines imposed by the federal government in respect of any failure to comply with the ADA.

Competition

We compete with others engaged in the acquisition, origination, development, and operation of real estate and real estate-related assets. Our competitors include REITs, insurance companies, pension funds, private equity funds, sovereign wealth funds, hedge funds, mortgage banks, investment banks, commercial banks, savings and loan associations, specialty finance companies, and private and institutional investors and financial companies that pursue strategies similar to ours. Many of our competitors may be larger than us with greater access to capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or lower profitability targets than us, which could allow them to pursue new business more aggressively than us. We believe that our relationship with CIM Group gives us a competitive advantage that allows us to operate more effectively in the markets in which we conduct our business.

Overview and History of CIM Group

CIM Group was founded in 1994 by Shaul Kuba, Richard Ressler and Avraham Shemesh and has approximately $29.2 billion of assets owned and operated across its vehicles as of December 31, 2023. “Assets owned and operated” represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes capital alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication. CIM Group’s successful track record is anchored by CIM Group’s community-oriented approach to acquisitions as well as a number of other competitive advantages including its prudent use of leverage, underwriting approach, disciplined capital deployment, vertically-integrated capabilities and strong network of relationships. CIM Group has generated strong risk-adjusted returns across multiple market cycles by focusing on improved asset and community performance and capitalizing on market inefficiencies and distressed situations.

CIM is headquartered in Los Angeles, CA, with offices in Atlanta, GA, Chicago, IL, Dallas, TX, London, UK, New York, NY, Orlando, FL, Phoenix, AZ, and Tokyo, Japan. CIM also maintains additional offices across the United States and in South Korea to support its platform.

Investment Management Agreement

CIM Urban and the Operator, are parties to an investment management agreement, which we refer to as the Investment Management Agreement, pursuant to which CIM Urban engaged the Operator to provide certain services to CIM Urban. The Operator has assigned its duties under the Investment Management Agreement to its four wholly-owned subsidiaries: CIM Capital Securities Management, LLC, a securities manager, CIM Capital RE Debt Management, LLC, a debt manager, CIM Capital Controlled Company Management, LLC, a controlled company manager, and CIM Capital Real Property Management, LLC, a real property manager.

CIM Urban pays asset management fees to the Operator on a quarterly basis in arrears. Prior to 2022, the fee was calculated as a percentage of the daily average adjusted fair value of CIM Urban’s assets as described in Note 14 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Please see “—Fee Waiver” below for a description of the calculation of the asset management fees to the Operator since the beginning of 2022.

The Operator is responsible for the payment of all costs and expenses relating to the general operation of its management business, including administrative expenses, employment expenses and office expenses. All costs and expenses incurred by the Operator on behalf of CIM Urban are borne by CIM Urban. In addition, CIM Urban agreed to indemnify the Operator against losses, claims, damages or liabilities, and reimburse the Operator for its legal and other expenses, in each case incurred in connection with any action, proceeding or investigation arising out of or in connection with CIM Urban’s business or affairs, except to the extent such losses or expenses result from fraud, gross negligence or willful misconduct of, or a breach of the terms of the Investment Management Agreement by the Operator.

Nothing in the Investment Management Agreement limits or restricts the right of any partner, officer or employee of the Operator to engage in any other business or to devote his time and attention in part to any other business. Nothing in the Investment Management Agreement limits or restricts the right of the Operator to engage in any other business or to render services of any kind to any other person.

The Investment Management Agreement will remain in effect until CIM Urban is dissolved or CIM Urban and the Operator otherwise mutually agree.

Fee Waiver

On January 5, 2022, the Company and certain of its subsidiaries entered into a Fee Waiver (the “Fee Waiver”) with the Operator and the Administrator with respect to fees that are payable to them. The Fee Waiver is effective retroactively to January 1, 2022. Pursuant to the Fee Waiver, the Administrator agreed to voluntarily waive any fees in excess of those set forth in the Fee Waiver, to the extent it would otherwise have been entitled to such additional compensation under the Master Service Agreement, and the Operator agreed to voluntarily waive any fees in excess of those set forth in the Fee Waiver, to the extent it would otherwise have been entitled to such additional compensation under the Investment Management Agreement. Following the end of each quarter, the Administrator will deliver to the Company (i) a calculation of the cumulative fees earned by the Operator and the Administrator under the methodology prescribed by the Fee Waiver from January 1, 2022 through the end of such quarter and (ii) a calculation of the cumulative fees that would have been earned by the Operator and the Administrator during such period under the Master Services Agreement and the Investment Management Agreement without giving effect to the Fee Waiver. If, in respect of any quarter, the aggregate fees that are payable under the methodology prescribed by the Fee Waiver exceed the aggregate fees that would have been payable under the Master Services Agreement and the Investment Management Agreement, without giving effect to the Fee Waiver, such quarter will be deemed an “Excess Quarter”. For any quarter following an Excess Quarter, the Company (upon the direction of the independent members of the Board) may, at its option and upon written notice to Administrator, elect to calculate all fees due to the Administrator and the Operator in accordance with the Master Services Agreement and the Investment Management Agreement, without giving effect to the Fee Waiver, from and after such Excess Quarter. Any such election by the Company will be irrevocable, and all fees due to the Administrator and the Operator from and after such election will be calculated in accordance with the Master Services Agreement and the Investment Management Agreement, without giving effect to the Fee Waiver.

The fees payable to the Operator and the Administrator are determined as follows under the Fee Waiver.

1.	Base Fee: A base asset management fee is payable quarterly in arrears to the Operator in an amount equal to an annual rate of 1% (or 0.25% per quarter) of the average of the “Net Asset Value Attributable to Common Stockholders” as of the first and last day of the applicable quarter. Net Asset Value Attributable to Common stockholders is defined as (a) the sum of the Company’s (1) investments in real estate at fair value, (2) cash, (3) loans receivable at fair value and (4) the book value of the other assets of the Company, excluding deferred costs and net of other liabilities at book value, less (b) the Company’s (i) debt at face value, (ii) outstanding preferred stock at stated value, and (iii) non-controlling interests at book value; provided, that, non-controlling interests in any UPREIT operating partnership relating to the Company shall not be excluded.

2.	Incentive Fee: An incentive fee (the “Revised Incentive Fee”) is payable quarterly in arrears to the Administrator with respect to the quarterly core funds from operations in excess of a quarterly threshold equal to 1.75% (i.e., 7.00% on an annualized basis) of the Company’s “Adjusted Common Equity” (as defined below) for such quarter (“Excess Core FFO”) as follows: (i) no Revised Incentive Fee in any quarter in which the Excess Core FFO is $0; (ii) 100% of any Excess Core FFO up to an amount equal to the product of (x) the average of the Adjusted Common Equity as of the first and last day of the applicable quarter and (y) 0.4375%; and (iii) 20% of any Excess Core FFO thereafter. Revised Incentive Fees payable for any partial quarter will be appropriately prorated. “Adjusted Common Equity” means Common Equity plus Excluded Depreciation and Amortization. “Common Equity” means Total Stockholders’ Equity minus Excluded Equity. “Total Stockholders’ Equity” means the amount reflected as total stockholders’ equity in accordance with GAAP on the consolidated balance sheet of the Company and its subsidiaries as of the last day of a given quarter. “Excluded Equity” means the sum of all preferred securities of the Company and its subsidiaries classified as permanent equity in accordance with GAAP on the consolidated balance sheet of the Company and its subsidiaries as of the last day of a given quarter. “Excluded Depreciation and Amortization” means, for a given quarter, the amount of all accumulated depreciation and amortization of (i) the Company and its subsidiaries and (ii) to the extent allocable to the Company and its subsidiaries, the unconsolidated affiliates, in each case as of the last day of such quarter that corresponds to the periodic depreciation and amortization expense calculated in each case in accordance with GAAP that is a permitted add back to net income calculated in accordance with GAAP when calculating funds from operations.

3.	Capital Gains Fee: A capital gains fee is payable quarterly in arrears to the Administrator in an amount equal to (i) 15% of the cumulative aggregate realized capital gains minus the cumulative aggregate realized capital losses (in each case since January 1, 2022), minus (ii) the aggregate capital gains fees paid since January 1, 2022. Realized capital gains and realized capital losses are calculated by subtracting from the sales price of a property: (a) any costs incurred to sell such property, and (b) the current gross value of the property (meaning the property’s original acquisition price plus any subsequent, non-reimbursed capital improvements thereon paid for by the Company).

Master Services Agreement

The Administrator provides, or arranges for other service providers to provide, management and administration services, which we refer to as the Base Services to us and our subsidiaries under the terms of a master services agreement, dated as of March 11, 2014, as amended on May 11, 2020, which we refer to as the Master Services Agreement. Pursuant to the Master Services Agreement, we appointed an affiliate of CIM Group as the Administrator of CIM Urban GP, which we refer to as the Urban GP Administrator. For fiscal quarters prior to April 1, 2020, we paid to the Administrator, on a quarterly basis, a base service fee, which we refer to as the Base Service Fee, of approximately $1.0 million per year (which, for each year after 2014, was subject to an annual escalation by a specified inflation factor beginning on January 1 of each year). On May 11, 2020, the Master Services Agreement was amended to replace the Base Service Fee with an incentive fee, which we refer to as the Prior Incentive Fee, pursuant to which the Administrator was entitled to receive, on a quarterly basis, 15.00% of our quarterly core funds from operations in excess of a quarterly threshold equal to 1.75% (i.e., 7.00% on an annualized basis) of our average adjusted common stockholders’ equity (i.e., common stockholders’ equity plus accumulated depreciation and amortization) for such quarter. The amendment was effective as of April 1, 2020. No Prior Incentive fee was paid in 2020 or 2021. Please see “—Fee Waiver” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for a description of the calculation of the fees to the Administrator since the beginning of 2022.

In addition, pursuant to the terms of the Master Services Agreement, the Administrator may receive compensation and/or reimbursement for performing certain services (other than the Base Services) for us and our subsidiaries. Such services performed by the Administrator and its affiliates may include accounting, tax, reporting, internal audit, legal, compliance, risk management, IT, human resources, corporate communications, operational and on-going support in connection with our registered public offering of our Series A Preferred Stock and Series D Preferred Stock. The Administrator’s compensation for such services is based on the salaries and benefits of the employees of the Administrator and/or its affiliates who performed such services (allocated based on the percentage of time spent on the affairs of us and our subsidiaries).

Other Services

CIM Management, Inc. and certain of its affiliates, which we refer to collectively as the CIM Management Entities, all affiliates of CIM REIT and CIM Group, provide property management, leasing, and development services to CIM Urban pursuant to various agreements.

CIM SBA Staffing, LLC, an affiliate of CIM Group, which we refer to as CIM SBA, provides personnel and resources to us pursuant to the terms of a Staffing and Reimbursement Agreement, dated as of January 1, 2015, by and between CIM SBA and PMC Commercial Lending, LLC, our subsidiary. We reimburse CIM SBA for the costs and expenses of providing such personnel and resources as expenses incurred for the lending division.

CCO Capital, LLC, a registered broker dealer and under common control with the Operator and the Administrator, which we refer to as CCO Capital, became the exclusive dealer manager for the Company’s public offering of the Series A Preferred Stock effective as of May 31, 2019, subsequent to which the Company entered into the Second Amended and Restated Dealer Manager Agreement, pursuant to which CCO Capital acted as the exclusive dealer manager for the Company’s public offering of its Series A Preferred Stock and Series D Preferred Stock.

In June 2024, the Company expects to enter into the Fifth Amended and Restated Dealer Manager Agreement, pursuant to which CCO Capital has been acting as the exclusive dealer manager for the Company’s public offering of its Series A1 Preferred Stock. Thereunder, the Company agreed to compensate CCO Capital, as the dealer manager for the offering, as follows: (1) a dealer manager fee of 2.00% of the selling price of each share of Series A1 Preferred Stock sold and (2) selling commissions of up to 7.00% of the selling price of each share of Series A1 Preferred Stock sold. The Company has been informed that CCO Capital generally reallows 100% of the selling commissions on sales of Series A1 Preferred Stock and generally reallows substantially all of the dealer manager fee on sales of Series A1 Preferred Stock, to participating broker-dealers. In addition, pursuant to the Third Amended and Restated Dealer Manager Agreement, CCO Capital will no longer solicit or make any offers for the sale of shares of Series A Preferred Stock or Series D Preferred Stock.

Lending Segment

Through our loans originated under the SBA 7(a) Loan Program, we are a national lender that primarily originates loans to small businesses. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

The SBA 7(a) Loan Program is the SBA’s most common loan program. The maximum loan amount for an SBA 7(a) loan is $5.0 million. Key eligibility factors are based on what the business does to generate its income, its credit history, the liquidity of the borrower, size standards and where the business operates. We work with potential borrowers to identify the type of loan that would be appropriate for each such borrower’s needs. Our SBA 7(a) term loans have monthly repayment terms of principal and interest and are originated with variable interest rates based on the prime rate. Most of our SBA 7(a) loans have maturities of approximately 25 years.

While we have focused on originating real estate loans almost exclusively to the limited service and mid-scale hospitality industry, we intend to increase our efforts to originate other real estate collateralized loans. These loans are anticipated to be primarily concentrated in industries in which we previously had positive experience, including convenience store, RV park and single purpose building owner-occupied restaurant operations and may include owner-occupied industrial operations/warehouse buildings.

Employees

As of March 31, 2024, we had five employees.

Offices

We are headquartered in Dallas, Texas.

Properties

As of March 31, 2024, our real estate portfolio consisted of 27 assets, all of which were fee-simple properties and five of which we own through investments in Unconsolidated Joint Ventures. Our Unconsolidated Joint Ventures contain two office properties (one of which is being partially converted into multifamily units), one multifamily site currently under development, one multifamily property and one commercial development site. As of March 31, 2024, our 13 office properties, totaling approximately 1.3 million rentable square feet, were 83.4% occupied, and our one hotel with an ancillary parking garage, which has a total of 503 rooms, had RevPAR of $166.84 for the three months ended March 31, 2024, and our three multifamily properties were 86.2% occupied. Additionally, as of March 31, 2024, we had nine development sites (three of which were being used as parking lots).

Office Portfolio—Office Portfolio Summary as of March 31, 2024

Office Properties

Classification / Market / Address	Sub-Market	Class(12)	Rentable Square Feet	% Occupied	% Leased (1)	Annualized Rent (in thousands) (2)	Annualized Rent Per Occupied Square Foot
Consolidated Office Portfolio
Oakland, CA
1 Kaiser Plaza	Lake Merritt	Class A Office	537,339	83.2	83.8	$23,870	$53.39
San Francisco, CA						-
1130 Howard Street	South of Market	Creative Office	21,194	61.1	61.1	1,173	90.62
Los Angeles, CA						-
11620 Wilshire Boulevard	West Los Angeles	Class A Office	196,928	81.2	81.2	8.173	51.13
11600 Wilshire Boulevard	West Los Angeles	Class A Office	56,881	89.0	89.0	3,207	63.38
9460 Wilshire Boulevard	Beverly Hills	Class A Office	97,655	93.7	93.7	10,305	112.65
8944 Lindblade Street (3)	West Los Angeles	Creative Office	7,980	100.0	100.0	578	72.43
8960 & 8966 Washington Boulevard (3)	West Los Angeles	Creative Office	24,448	100.0	100.0	1,559	63.77
1037 N Sycamore Avenue	Hollywood	Creative Office	5,031	100.0	100.0	328	65.20
Austin, TX						-
3601 S Congress Avenue (4)	South	Creative Office	228,526	76.5	77.5	8,385	47.95
1021 E 7th Street (5)	East	Creative Office	11,180	100.0	100.0	650	58.14
1007 E 7th Street (6)	East	Creative Office	1,352	0.0	0.0	-	0
Total Consolidated Office Portfolio			1,188,514	82.9	83.4	58,228	58.74
Unconsolidated Office Portfolio
Los Angeles, CA
4750 Wilshire Boulevard - 20% (7)	Mid-Wilshire	Class A Office	30,335	100.0	100.0	1,624	53.54
1910 Sunset Boulevard - 44% (8)	Echo Park	Creative Office	107,524	84.1	86.8	4,494	49.69
Total Unconsolidated Office Portfolio			137,859	87.6	89.7	6,118	49.47
Total Office Portfolio			1,326,373	83.4	84.0	64,346	58.17
Total Office Portfolio - CMCT Share of Annualized Rent						60,537
Development Pipeline Properties - Office Portfolio
Oakland, CA
2 Kaiser Plaza (9)	Lake Merritt	N/A	N/A	N/A	N/A	N/A	N/A
Los Angeles, CA						-
4750 Wilshire Boulevard (Backlot) (10)	Mid-Wilshire	N/A	N/A	N/A	N/A	N/A	N/A
1015 Mansfield - 29% (11)	Hollywood	N/A	N/A	N/A	N/A	N/A	N/A
Total Development Pipeline Properties - Office Portfolio			N/A	N/A	N/A	N/A	N/A
						-
Total Office and Development Portfolio			1,326,373	83.4	84.0	$64,346	$58.17

(1)	Based on leases signed as of March 31, 2024.
(2)	Represents gross monthly base rent, as of March 31, 2024, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. The phrase “net annualized rent” represents gross monthly base rent, or gross monthly contractual rent under parking and retail leases, net of total rent abatements granted in the applicable month, multiplied by 12. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Net annualized rent per occupied square foot was $56.32 as of March 31, 2024.
(3)	The three buildings making up 8960 & 8966 Washington Boulevard and 8944 Lindblade Street were formerly known as Lindblade Media Center. As of March 31, 2024, each of 8960 and 8966 was in pre-redevelopment phase, and the Company has not finalized the formal redevelopment plan for each property.
(4)	3601 S Congress Avenue consists of twelve buildings. The Company is evaluating different redevelopment options, including multifamily development. As of March 31, 2024, this property was in pre-redevelopment phase and the Company has not finalized the formal redevelopment plan for the property.
(5)	The Company is evaluating different development options, including multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(6)	The property is located on a land site of approximately 7,450 square feet. The Company intends to complete pre-development and entitlement work to provide optionality for future multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(7)	The 4750 Wilshire JV, in which the Company has a 20% ownership interest, is in the process of converting two of the three floors of an office building in Los Angeles, California from office-use into 68 for-lease multifamily units, with the first floor of the building continuing to function as 30,335 square feet of office space. The total cost of the 4750 Wilshire Project is expected to be approximately $31.0 million (our share of which will be $6.2 million), which will be financed by a combination of equity contributions from us and co-investors as well as a mortgage loan from a third-party lender. In connection with the 4750 Wilshire Project, the Company initially received cash sales proceeds from the joint venture partners. Further, we have earned and will continue to earn management fees from co-investors in connection with their co-investment in the 4750 Wilshire Project. As of March 31, 2024, total costs of $17.3 million had been incurred by the 4750 Wilshire JV in connection with the 4750 Wilshire Project. The 4750 Wilshire Project is expected to be completed by the fourth quarter of 2024.
(8)	The 1910 Sunset JV, in which the Company has approximately a 44% ownership interest, has begun construction to develop a multifamily apartment building with 36 multifamily units at 1915 Park Avenue in Los Angeles, California, which development is expected to be completed by the third quarter of 2025 and to cost approximately $19.3 million (the Company’s share of which will be $8.5 million). The 1910 Sunset JV plans to finance the project through a combination of cash from operations at its office property, additional equity contributions from existing investors, and proceeds from a mortgage loan from a third-party lender (which is in-place but currently has no outstanding borrowings and is subject to additional equity contribution requirements which have not yet been met). As of March 31, 2024, total costs of $2.3 million had been incurred in connection with the 1915 Park Project.
(9)	2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop an office building with a maximum of 800,000 rentable square feet. Alternatively, we are also evaluating a multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(10)	The Company owns 100% of the 4750 Wilshire Boulevard backlot land parcel. The site is being evaluated for potential multifamily development and currently is being utilized as a surface parking lot. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(11)	The Company owns approximately 29% of the property. The amounts shown in the table represent 100% of the property. The property has a site area of approximately 44,141 square feet and currently contains a parking garage which is being leased to a third party. The site is being evaluated for different development options, including creative office space or other commercial use. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(12)	These descriptions are based on the Company’s assessment.

Multifamily and Development Summary as of March 31, 2024

Classification / Market / Address	Sub-Market	Units	% Occupied (1)	Annualized Rent (in thousands) (2)	Monthly Rent Per Occupied Unit (3)
Consolidated Multifamily Portfolio
Oakland, CA
Channel House	Jack London District	333	79.0%	$9,769	$3,095
1150 Clay	Downtown	288	93.4%	8,465	2,622
Total Consolidated Multifamily Portfolio		621	85.7%	18,234	2,856
Unconsolidated Multifamily Portfolio
Los Angeles, CA
1902 Park Avenue - 50% (4)	Echo Park	75	90.7%	1,470	1,801
Total Unconsolidated Multifamily Portfolio		75	90.7%	1,470	1,801
Total Multifamily Portfolio		696	86.2%	19,704	2,737
Total Multifamily Portfolio - CMCT Share of Annualized Rent				18,969
Development Pipeline Properties
Los Angeles, CA
3101 S. Western Avenue (5)	Jefferson Park	N/A	N/A	N/A	N/A
3022 S. Western Avenue (5)	Jefferson Park	N/A	N/A	N/A	N/A
3109 S. Western Avenue (6)	Jefferson Park	N/A	N/A	N/A	N/A
1915 Park Avenue - 44% (7)	Echo Park	N/A	N/A	N/A	N/A
Oakland, CA
F3 Land Site (8)	Jack London District	N/A	N/A	N/A	N/A
466 Water Street Land Site (9)	Jack London District	N/A	N/A	N/A	N/A
Total Multifamily and Development Portfolio		696	86.2%	$19,704	$2,737

(1)	Occupancies for multifamily properties are based on leases commenced as of March 31, 2024 and were calculated using units and not square feet.
(2)	This amount reflects total cash rent before concessions. Net of rent concessions granted in the specified period, monthly rent per occupied unit was $2,429 as of March 31, 2024.
(3)	Monthly rent per occupied unit represents gross monthly base rent under leases commenced as of the specified period, divided by occupied units. Annualized rent net of rent concessions granted in the specified period was $17,489,000.
(4)	The Company owns 50% of the property. The amounts shown in the table represent 100% of the property. The property is a 75-unit four-story building.
(5)	The Company intends to develop a total of approximately 160 residential units across both properties. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(6)	The Company intends to redevelop approximately seven commercial units totaling 5,635 rentable square feet and six parking stalls starting in 2024. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(7)	The 1910 Sunset JV, in which the Company has approximately a 44% ownership interest, has begun construction to develop a multifamily apartment building with 36 multifamily units at 1915 Park Avenue in Los Angeles, California, which development is expected to be completed by the third quarter of 2025 and expected to cost approximately $19.3 million (the Company’s share of which will be $8.5 million). The 1910 Sunset JV plans to finance the project through a combination of cash from operations at its office property, additional equity contributions from existing investors, and proceeds from a mortgage loan from a third-party lender (which is in-place but currently has no outstanding borrowings and is subject to additional equity contribution requirements which have not yet been met). As of March 31, 2024, total costs of $2.3 million had been incurred in connection with the 1915 Park Project.
(8)	Currently being utilized as a parking lot. The Company is evaluating future development options, including hotel development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(9)	The Company is evaluating the property for potential future multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.

Hotel Portfolio Summary as of March 31, 2024

Property	Market	Rooms	% Occupied (1)	Revenue Per Available Room
Sheraton Grand Hotel (2)	Sacramento, CA	503	79.0%	$166.84
Total Hotel (1 Property)		503	79.0%	$166.84

(1)	Represents trailing 3-month occupancy as of March 31, 2024, calculated as the number of occupied rooms divided by the number of available rooms.
(2)

The Sheraton Grand Hotel is part of the Sheraton franchise and is managed by Sheraton Operating Corporation, a subsidiary of Marriott International, Inc. The Company plans to renovate the Sheraton Grand Hotel in Sacramento, California, which renovation is expected to be completed by the third quarter of 2025 and to cost approximately $20.9 million. As of March 31, 2024, approximately $1.6 million of pre-construction costs had been incurred with respect to the Hotel Renovation; the Company plans to start construction in the second half of 2024, with anticipated completion by the third quarter of 2025.

Other Ancillary Properties within Hotel Portfolio as of March 31, 2024

Property	Market	Rentable Square Feet (Retail)	% Occupied (Retail)	% Leased (Retail) (1)	Annualized Rent (Parking and Retail) (in thousands)
Sheraton Grand Hotel Parking Garage & Retail (2)	Sacramento, CA	9,453	68.9%	68.9%	$565
Total Ancillary Properties (1 Property)		9,453	68.9%	68.9%	$565

(1)	Based on leases commenced as of March 31, 2024.
(2)	The Company is evaluating the parking garage for potential future redevelopment options, including multifamily development over the existing parking garage. As of March 31, 2024, this property was in pre-redevelopment phase, and the Company has not finalized the formal redevelopment plan for the property.

Office Portfolio—Top 5 Tenants by Annualized Rental Revenue as of March 31, 2024

Tenant	Property	Credit Rating (S&P / Moody’s / Fitch)	Lease Expiration	Annualized Rent (in thousands) (1)	% of Annualized Rent	Rentable Square Feet
Kaiser Foundation Health Plan, Inc.	1 Kaiser Plaza	AA- / - / AA-	2024, 2025, 2027 (2)	$18,963	29.5%	366,777
U.S. Bank, N.A.	9460 Wilshire Boulevard	A+	2029	4,044	6.3%	27,569
3 Arts Entertainment, Inc.	9460 Wilshire Boulevard	- / - / -	2026	2,928	4.5%	27,112
F45 Training Holdings, Inc.	3601 S Congress Avenue	- / - / -	2030	2,418	3.8%	44,171
Westwood One, Inc.	Lindblade Media Center	- / - / -	2025	2,136	3.3%	32,428
Total for Top Five Tenants				30,489	47.4%	498,057
All Other Tenants				33,857	52.6%	608,203
Vacant				—	—%	220,113
Total Office Portfolio				$64,346	100.0%	1,326,373

(1)	Represents gross monthly base rent, as of March 31, 2024, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. The phrase “net annualized rent” represents gross monthly base rent, or gross monthly contractual rent under parking and retail leases, net of total rent abatements granted in the applicable month, multiplied by 12. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Net annualized rent per occupied square foot was $56.32 as of March 31, 2024.
(2)	We have commenced lease negotiations with the tenant to sign a long-term lease for 236,692 of the existing 366,777 rentable square feet. There can be no guarantee that a lease extension will be executed. Taking into account the early termination right exercised by the tenant in 2023, 130,085 rentable square feet will expire on July 31, 2024, 152,966 rentable square feet will expire on February 28, 2025 and 83,696 rentable square feet will expire on February 28, 2027. With respect to the 83,696 rentable square feet that will expire in 2027, from and after February 28, 2025, the tenant has the right to terminate all or any portions of its lease with us, effective as of any date specified by the tenant in a written notice given to us at least 15 months prior to the termination, in exchange for a termination penalty.

Office Portfolio—NAICS Codes by Annualized Rental Revenue as of March 31, 2024

Industry	Annualized Rent (in thousands)(1)	% of Annualized Rent	Rentable Square Feet	% of Rentable Square Feet
Health Care and Social Assistance	$26,283	40.8%	487,376	36.8%
Professional, Scientific, and Technical Services	9,072	14.1%	147.541	11.1%
Arts, Entertainment, and Recreation	6,160	9.6%	88,457	6.7%
Finance and Insurance	6,013	9.3%	61,736	4.7%
Real Estate and Rental and Leasing	4,411	6.9%	80,732	6.1%
Other Services (except Public Administration)	3,555	5.5%	51,828	3.9%
Public Administration	2,458	3.8%	50,810	3.8%
Retail Trade	1,891	2.9%	40,931	3.1%
Information	1,814	2.8%	34,313	2.6%
Other	2,689	4.3%	62,536	4.6%
Vacant	—	—%	220,113	16.6%
Total Office	$64,346	100.0%	1,326,373	100.0%

(1)	Represents gross monthly base rent, as of March 31, 2024, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. The phrase “net annualized rent” represents gross monthly base rent, or gross monthly contractual rent under parking and retail leases, net of total rent abatements granted in the applicable month, multiplied by 12. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Net annualized rent per occupied square foot was $56.32 as of March 31, 2024.

Office Portfolio—Lease Expirations as of March 31, 2024

Year of Lease Expiration	Square Feet of Expiring Leases	% of Square Feet Expiring	Annualized Rent(1) (in thousands)	% of Annualized Rent Expiring	Annualized Rent Per Occupied Square Foot
2024(2)	180,030	16.3%	$9.347	14.6%	$51.92
2025	321,940	29.1%	17.843	27.7%	55.42
2026	126,183	11.4%	7,926	12.3%	62.81
2027(3)	165.935	15.0%	9,145	14.2%	55.11
2028	72,226	6.5%	4,179	6.5%	57.86
2029(4)	61,979	5.6%	6,005	9.3%	96.89
2030	95,173	8.6%	4,730	7.4%	49.70
2031	26,409	2.4%	1,240	1.9%	46.95
2032(5)	25,845	2.3%	1,378	2.1%	53.32
Thereafter	30,540	2.8%	2,553	4.0%	83.60
Total Occupied	1,106,260	100.0%	$64,346	100.0%	$58.17
Vacant	220,113
Total Office	1,326,373

(1)	Represents gross monthly base rent, as of March 31, 2024, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. The phrase “net annualized rent” represents gross monthly base rent, or gross monthly contractual rent under parking and retail leases, net of total rent abatements granted in the applicable month, multiplied by 12. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Net annualized rent per occupied square foot was $56.32 as of March 31, 2024.
(2)	Includes 12,457 square feet of month-to-month leases as of March 31, 2024.
(3)	Includes 90,220 square feet (approximately 8.2% of total portfolio occupied square footage) of leases with tenant-controlled early termination options to terminate prior to 2027. In the 24 months prior to March 31, 2024, one other tenant has exercised a similar termination option for a total of 130,085 rentable square feet.
(4)	Includes 3,572 square feet (approximately 0.3% of total portfolio occupied square footage) of leases with tenant-controlled early termination options to terminate prior to 2029. In the 24 months prior to March 31, 2024, one other tenant has exercised a similar termination option for a total of 130,085 rentable square feet.
(5)	Includes 25,845 square feet (approximately 2.3% of total portfolio occupied square footage) of leases with tenant-controlled early termination options to terminate prior to 2032. In the 24 months prior to March 31, 2024, one other tenant has exercised a similar termination option for a total of 130,085 rentable square feet.

Office Portfolio—Historical Occupancy

		Occupancy Rates(1)
Property	March 31, 2024 Rentable Square Feet	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	March 31, 2024
1 Kaiser Plaza	537,339	96.6%	89.1%	86.5%	84.5%	83.2%	83.2%
1130 Howard Street	21,194	100.0%	100.0%	100.0%	61.1%	61.1%	61.1%
11620 Wilshire Boulevard	196,928	92.6%	87.7%	80.3%	71.8%	78.8%	81.2%
11600 Wilshire Boulevard	56,881	92.9%	88.5%	86.3%	85.3%	88.1%	89.0%
9460 Wilshire Boulevard	97,655	86.6%	73.5%	67.2%	69.3%	93.7%	93.7%
8944 Lindblade Street(3)	7,980	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
8960 & 8966 Washington Boulevard(3)	24,448	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
1037 N Sycamore Avenue	5,031	N/A	N/A	—%	100.0%	100.0%	100.0%
3601 S Congress Avenue(2)	228,545	96.1%	78.5%	86.9%	86.4%	80.6%	76.5%
1021 E 7th Street(5)	11,180	N/A	100.0%	100.0%	100.0%	100.0%	100.0%
1007 E 7th Street(6)	1,352	N/A	N/A	N/A	100.0%	100.0%	—%
4750 Wilshire Boulevard(7)	30,335	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
1910 Sunset Boulevard(8)	107,524	N/A	N/A	N/A	74.8%	83.4%	84.1%
2 Kaiser Plaza(4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4750 Wilshire Boulevard (backlot)(9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1015 Mansfield(10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total Weighted Average	1,326,392	95.1%	86.4%	84.7%	81.7%	83.8%	83.4%

(1)	Historical occupancies for office properties are shown as a percentage of rentable square feet and are based on leases commenced as of the indicated date.
(2)	3601 S Congress Avenue consists of twelve buildings. The Company is evaluating different redevelopment options, including multifamily development. As of March 31, 2024, this property was in pre-redevelopment phase and the Company has not finalized the formal redevelopment plan for the property.
(3)	The three buildings making up 8960 & 8966 Washington Boulevard and 8944 Lindblade Street were formerly known as Lindblade Media Center. As of March 31, 2024, each of 8960 and 8966 was in pre-redevelopment phase, and the Company has not finalized the formal redevelopment plan for each property.

(4)	2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop an office building with a maximum of 800,000 rentable square feet. Alternatively, we are also evaluating a multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(5)	The Company is evaluating different development options including multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(6)	The property is located on a land site of approximately 7,450 square feet. The Company intends to complete pre-development and entitlement work to provide optionality for future multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(7)	The 4750 Wilshire JV, in which the Company has a 20% ownership interest, is in the process of converting two of the three floors of an office building in Los Angeles, California from office-use into 68 for-lease multifamily units, with the first floor of the building continuing to function as 30,335 square feet of office space. The total cost of the 4750 Wilshire Project is expected to be approximately $31.0 million (our share of which will be $6.2 million), which will be financed by a combination of equity contributions from the Company and co-investors as well as a mortgage loan from a third-party lender. In connection with the 4750 Wilshire Project, the Company initially received cash sales proceeds from the joint venture partners. Further, the Company has earned and will continue to earn management fees from co-investors in connection with their co-investment in the 4750 Wilshire Project. As of March 31, 2024, total costs of $17.3 million had been incurred by the 4750 Wilshire JV in connection with the 4750 Wilshire Project. The 4750 Wilshire Project is expected to be completed by the fourth quarter of 2024.
(8)	CMCT and a CIM-managed separate account purchased the property in February 2022 through a joint venture. CMCT owns approximately 44% of the property. The amounts shown in the table represent 100% of the property.
(9)	The Company owns 100% of the 4750 Wilshire Boulevard backlot land parcel. The site is being evaluated for potential multifamily development and currently is being utilized as a surface parking lot. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(10)	The Company owns approximately 29% of the property. The amounts shown in the table represent 100% of the property. The property has a site area of approximately 44,141 square feet and currently contains a parking garage which is being leased to a third party. The site is being evaluated for different development options, including creative office space or other commercial use. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.

Office Portfolio—Historical Annualized Rents

		Annualized Rent Per Occupied Square Foot(1)
Property	March 31, 2024 Rentable Square Feet	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	March 31, 2024
1 Kaiser Plaza	537,339	$42.78	$45.59	$47.75	$50.47	$51.59	53.39
1130 Howard Street	21,194	76.15	80.73	85.83	93.87	95.41	90.62
11620 Wilshire Boulevard	196,928	44.26	46.82	49.61	50.41	50.61	51.13
11600 Wilshire Boulevard	56,881	54.77	53.11	55.02	58.19	61.02	63.38
9460 Wilshire Boulevard	97,655	100.78	105.03	105.06	108.58	110.33	112.65
8944 Lindblade Street(5)	7,980	58.07	63.72	65.79	67.42	68.92	72.43
8960 & 8966 Washington Boulevard(5)	24,448	49.51	55.69	57.47	58.98	60.54	63.77
1037 N Sycamore Avenue	5,031	N/A	N/A	—	55.85	58.24	65.20
3601 S Congress Avenue(2)	228,526	37.15	42.92	44.13	48.84	49.92	47.95
1021 E 7th Street(6)	11,180	N/A	49.37	50.36	56.71	53.85	58.14
1007 E 7th Street(7)	1,352	N/A	N/A	N/A	34.02	51.04	—
4750 Wilshire Boulevard(3)	30,335	47.92	48.00	49.45	51.85	53.37	53.54
1910 Sunset Boulevard(8)	107,524	N/A	N/A	N/A	45.26	49.13	49.69
2 Kaiser Plaza(4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4750 Wilshire Boulevard (backlot)(9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1015 Mansfield(10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total Weighted Average	1,326,373	$48.18	$50.94	$52.57	$54.75	$57.17	58.17

(1)	Represents gross monthly base rent, as of March 31, 2024, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. The phrase “net annualized rent” represents gross monthly base rent, or gross monthly contractual rent under parking and retail leases, net of total rent abatements granted in the applicable month, multiplied by 12. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Net annualized rent per occupied square foot was $56.32; $55.95; $51.98; $50.86; $48.45; and $46.22 as of March 31, 2024, December 31, 2023, December 31, 2022, December 31, 2021, December 31, 2022, and December 31, 2019, respectively.
(2)	3601 S Congress Avenue consists of twelve buildings. The Company is evaluating different redevelopment options, including multifamily development. As of March 31, 2024, this property was in pre-redevelopment phase and the Company has not finalized the formal redevelopment plan for the property.
(3)	The 4750 Wilshire JV, in which the Company has a 20% ownership interest, is in the process of converting two of the three floors of an office building in Los Angeles, California from office-use into 68 for-lease multifamily units, with the first floor of the building continuing to function as 30,335 square feet of office space. The total cost of the 4750 Wilshire Project is expected to be approximately $31.0 million (our share of which will be $6.2 million), which will be financed by a combination of equity contributions from the Company and co-investors as well as a mortgage loan from a third-party lender. In connection with the 4750 Wilshire Project, the Company initially received cash sales proceeds from the joint venture partners. Further, the Company has earned and will continue to earn management fees from co-investors in connection with their co-investment in the 4750 Wilshire Project. As of March 31, 2024, total costs of $17.3 million had been incurred by the 4750 Wilshire JV in connection with the 4750 Wilshire Project. The 4750 Wilshire Project is expected to be completed by the fourth quarter of 2024.
(4)	2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(5)	The three buildings making up 8960 & 8966 Washington Boulevard and 8944 Lindblade Street were formerly known as Lindblade Media Center. As of March 31, 2024, each of 8960 and 8966 was in pre-redevelopment phase, and the Company has not finalized the formal redevelopment plan for each property.
(6)	The Company is evaluating different development options, including multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.
(7)	The property is located on a land site of approximately 7,450 square feet. The Company intends to complete pre-development and entitlement work to provide optionality for future multifamily development. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.

(8)	The 1910 Sunset JV, in which the Company has approximately a 44% ownership interest, has begun construction to develop a multifamily apartment building with 36 multifamily units at 1915 Park Avenue in Los Angeles, California, which development is expected to be completed by the third quarter of 2025 and expected to cost approximately $19.3 million (the Company’s share of which will be $8.5 million). The 1910 Sunset JV plans to finance the project through a combination of cash from operations at its office property, additional equity contributions from existing investors, and proceeds from a mortgage loan from a third-party lender (which is in-place but currently has no outstanding borrowings and is subject to additional equity contribution requirements which have not yet been met). As of March 31, 2024, total costs of $2.3 million had been incurred in connection with the 1915 Park Project.
(9)	The Company owns 100% of the 4750 Wilshire Boulevard backlot land parcel. The site is being evaluated for potential multifamily development and currently is being utilized as a surface parking lot. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.

(10)	The Company owns approximately 29% of the property. The amounts shown in the table represent 100% of the property. The property has a site area of approximately 44,141 square feet and currently contains a parking garage which is being leased to a third party. The site is being evaluated for different development options, including creative office space or other commercial use. As of March 31, 2024, this property was in pre-development phase, and the Company has not finalized the formal development plan for the property.

Multifamily—Historical Operating Data

		Occupancy Rates(1)
Property	March 31, 2024 Rentable Units	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	March 31, 2024
Channel House	333	N/A	N/A	N/A	N/A	71.8%	79.0%
1150 Clay	288	N/A	N/A	N/A	N/A	85.4%	93.4%
1902 Park Avenue	75	N/A	N/A	N/A	N/A	89.3%	90.7%
3101 S Western Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3022 S Westen Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3109 S Western Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1915 Park Avenue(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
F3 Land Site	N/A	N/A	N/A	N/A	N/A	N/A	N/A
466 Water Street Land Site	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total Weighted Average	696	—%	—%	—%	—%	79.3%	86.2%

(1)	Occupancies for multifamily properties are based on leases commenced as of the indicated date and were calculated using units and not square feet.
(2)	The 1910 Sunset JV, in which the Company has approximately a 44% ownership interest, has begun construction to develop a multifamily apartment building with 36 multifamily units at 1915 Park Avenue in Los Angeles, California, which development is expected to be completed by the third quarter of 2025 and expected to cost approximately $19.3 million (the Company’s share of which will be $8.5 million). The 1910 Sunset JV plans to finance the project through a combination of cash from operations at its office property, additional equity contributions from existing investors, and proceeds from a mortgage loan from a third-party lender (which is in-place but currently has no outstanding borrowings and is subject to additional equity contribution requirements which have not yet been met). As of March 31, 2024, total costs of $2.3 million had been incurred in connection with the 1915 Park Project.

Multifamily—Historical Annualized Rents

			Monthly Rent Per Occupied Unit(1)
Property	March 31, 2024 Rentable Units	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	March 31, 2024
Channel House	333	$—	$—	$—	$—	$3,205	$3,095
1150 Clay	288	—	—	—	—	$2,703	$2,622
1902 Park Avenue(2)	75	—	—	—	—	$1,749	$1,801
3101 S Western Avenue	N/A	—	—	—	—	N/A	N/A
3022 S Western Avenue	N/A	—	—	—	—	N/A	N/A
3109 S Western Avenue	N/A	—	—	—	—	N/A	N/A
1915 Park Avenue(2)	N/A	—	—	—	—	N/A	N/A
F3 Land Site	N/A	—	—	—	—	N/A	N/A
466 Water Street Land Site	N/A	—	—	—	—	N/A	N/A
Total Weighted Average	696	$—	$—	$—	$—	$2,805	$2,737

Net monthly rent per occupied unit						2,074	2,429

(1)	Represents gross monthly base rent under leases commenced as of the indicated date, divided by occupied units. This amount reflects total cash rent before concessions. Net of rent concessions granted in the specified period, monthly rent per occupied unit was $2,429; $2,074; $0; $0; $0; and $0 as of March 31, 2024, December 31, 2023, December 31, 2022, December 31, 2021, December 31, 2020, and December 31, 2019, respectively.
(2)	The 1910 Sunset JV, in which the Company has approximately a 44% ownership interest, has begun construction to develop a multifamily apartment building with 36 multifamily units at 1915 Park Avenue in Los Angeles, California, which development is expected to be completed by the third quarter of 2025 and expected to cost approximately $19.3 million (the Company’s share of which will be $8.5 million). The 1910 Sunset JV plans to finance the project through a combination of cash from operations at its office property, additional equity contributions from existing investors, and proceeds from a mortgage loan from a third-party lender (which is in-place but currently has no outstanding borrowings and is subject to additional equity contribution requirements which have not yet been met). As of March 31, 2024, total costs of $2.3 million had been incurred in connection with the 1915 Park Project.

Hotel—Historical Operating Data

The tables below set forth selected historical operating data of the Sheraton Grand Hotel, which is a 503-room hotel located in Sacramento, California.

			Occupancy (%) (1) (2)
Hotel Location	Franchise	Rooms as of March 31, 2024	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	March 31, 2024
Sacramento, CA	Sheraton	503	78.2%	32.3%	53.6%	73.0%	75.1%	79.0%
Weighted Average		503	78.2%	32.3%	53.6%	73.0%	75.1%	79.0%

			Average Daily Rate (Price) Per Room/Suite ($) (1) (2) (3)
Hotel Location	Franchise	Rooms	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	March 31, 2024
Sacramento, CA	Sheraton	503	$162.54	$144.36	$136.51	$172.95	$194.12	$211.06
Weighted Average		503	$162.54	$144.36	$136.51	$172.95	$194.12	$211.06

			Revenue Per Available Room/Suite ($) (1) (2) (4)
Hotel Location	Franchise	Rooms	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	March 31, 2024
Sacramento, CA	Sheraton	503	$127.09	$46.60	$73.23	$126.19	$145.80	$166.84
Weighted Average		503	$127.09	$46.60	$73.23	$126.19	$145.80	$166.84

(1)	Historical occupancies for the hotel are shown as a percentage of rentable rooms and represent the trailing 12-month occupancy as of December 31st of each historical year and the trailing 3-month occupancy as of March 31, 2024.
(2)	The Sheraton Grand Hotel is part of the Sheraton franchise and is managed by Sheraton Operating Corporation, a subsidiary of Marriott International, Inc. The Company plans to renovate the Sheraton Grand Hotel in Sacramento, California, which renovation is expected to be completed by the third quarter of 2025 and to cost approximately $20.9 million. As of March 31, 2024, approximately $1.6 million of pre-construction costs had been incurred with respect to the Hotel Renovation; the Company plans to start construction in the second half of 2024, with anticipated completion by the third quarter of 2025.
(3)	Represents trailing 12-month average daily rate as of December 31st of each historical year and the trailing 3-month occupancy as of March 31, 2024, calculated by dividing the amount of room revenue by the number of occupied rooms.
(4)	Represents trailing 12-month RevPAR as of December 31st of each historical year and the trailing 3-month RevPAR as of March 31, 2024, calculated by dividing the amount of room revenue by the number of available rooms.

Property Indebtedness as of December 31, 2023

Property	Outstanding Principal Balance (in thousands)	Interest Rate	Maturity Date	Balance Due at Maturity Date (in thousands)
1 Kaiser Plaza	$97,100	4.14%	7/1/2026	$97,100
Channel House (1)	87,000	SOFR + 3.36%	7/7/2025	87,000
1150 Clay(2)	66,600	6.25%	6/7/2024	66,600
1910 Sunset Boulevard(3)	23,925	SOFR + 2.95%	9/13/2025	23,925
4750 Wilshire Boulevard(4)	18,353	SOFR + 3.11%	4/1/2026	18,353
1902 Park Avenue(5)	9,580	SOFR + 2.86%	3/1/2026	9,580
Total	$302,558			$302,558

(1)	The Company has been in discussions with the lender under the variable rate mortgage to restructure the terms of the mortgage, as rent payments from the property will likely be insufficient to meet debt service payments under the mortgage. There can be no assurance that such restructuring will occur. If the Company and the lender under the variable rate mortgage cannot agree on a modification of the mortgage and the Company fails to make a required monthly debt service payment, such failure will constitute an event of default under the mortgage and the lender may, among other remedies, declare principal and interest under the mortgage loan to be immediately due and payable.
(2)	Company exercised its one-year extension option in April 2024, extending the maturity of the mortgage by one year.
(3)	CMCT owns 44.2% of the property through its investment in an Unconsolidated Joint Venture. The outstanding principal balance shown here represents 100% of the Unconsolidated Joint Venture’s balance.
(4)	CMCT owns 20.0% of the property through its investment in an Unconsolidated Joint Venture. The outstanding principal balance shown here represents 100% of the Unconsolidated Joint Venture’s balance.
(5)	CMCT owns 50.0% of the property through its investment in an Unconsolidated Joint Venture. The outstanding principal balance shown here represents 100% of the Unconsolidated Joint Venture’s balance.

Principal Lease Terms

Our office leases generally have terms ranging from three to ten years. Most of our leases for office properties are for fixed rentals with periodic pre-negotiated increases and are not based on the income, profits or sales of any person. Our office leases typically provide that the landlord is responsible for some property related expenses during the lease term, but some of the expenses are reimbursed to us by the tenant in various proportions. In these office leases, the tenant may have the right to terminate the lease or abate rent due to a major casualty or condemnation affecting a significant portion of the property or due to the landlord’s failure to perform its obligations under the lease.

Key Properties

1 Kaiser Plaza

Built in 1970 and renovated in 2008, 1 Kaiser Plaza is a class A office property located in the Lake Merrit neighborhood of Oakland, California. The Company acquired a 100% fee-simple interest in the property on October 8, 2008 from an unrelated third party.

In June 2016, the Company entered into a mortgage loan agreement with JPMorgan Chase Bank, National Association. The mortgage loan agreement consists of two promissory notes, both having a fixed interest rate of 4.14% per annum, with monthly payments of interest only and combined principal totaling $97,100,000 due on July 1, 2026 and are secured by deeds of trust on the property and assignments of rents. The loans are non-recourse.

The following table sets forth the principal provisions of the leases of tenants occupying 10% or more of the rentable square footage:

Tenant	NAICS Code	Lease Expiration	Annualized Rent (1) (in thousands)		% of Annualized Rent	Rentable Square Feet	% of Occupied Square Feet	Renewal Option (2)	Termination Options (3)
Kaiser Foundation Health Plan, Inc.	Health Care and Social Assistance	2024, 2025, 2027 (4)	$18,963	(3)	79.4%	366,777	82.0%	Yes	Yes
Total			$18,963		79.4%	366,777	82.0%

(1)	Represents gross monthly base rent, as of March 31, 2024, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.
(2)	The Kaiser Foundation Health Plan, Inc. lease agreements include a renewal option, except with respect to 30,481 of the occupied square feet.
(3)	With respect to the tenant’s 83,696 rentable square feet that will expire in 2027, the tenant has an option to terminate the space on or after February 28, 2025.
(4)	We have commenced lease negotiations with the tenant to sign a long-term lease for 236,692 of the existing 366,777 rentable square feet. There can be no guarantee that a lease extension will be executed. Taking into account the early termination right exercised by the tenant in 2023, 130,085 rentable square feet will expire on July 31, 2024, 152,966 rentable square feet will expire on February 28, 2025 and 83,696 rentable square feet will expire on February 28, 2027. With respect to the 83,696 rentable square feet that will expire in 2027, from and after February 28, 2025, the tenant has the right to terminate all or any portions of its lease with us, effective as of any date specified by the tenant in a written notice given to us at least 15 months prior to the termination, in exchange for a termination penalty.

The following table sets forth the lease expirations for leases for the next 10 years, assuming that tenants do not exercise any renewal options or early termination options.

Year of Lease Expiration	Number of Tenants	Square Feet of Expiring Leases	% of Square Feet Expiring	Annualized Rent (1) (in thousands)	% of Annualized Rent Expiring	Annualized Rent Per Occupied Square Foot
2024 (Nine months ending December 31, 2024)	9	138,002	30.9%	$7,084	29.6%	$51.33
2025	7	179,890	40.2%	9,612	40.3%	53.43
2026	6	14,865	3.3%	921	3.9%	61.96
2027(2)	3	102,758	23.0%	5,544	23.2%	53.95
2028	2	8,033	1.8%	506	2.1%	62.99
2029(3)	1	3,572	0.8%	206	0.9%	57.67
2030	0	-	0.0%	-	0.0%	-
2031	0	-	0.0%	-	0.0%	-
2032	0	-	0.0%	-	0.0%	-
2033 and Thereafter	0	-	0.0%	-	0.0%	-
Total Occupied	28	447,120	100.0%	$23,873	100.0%	$53.39
Vacant		90,219
Total		537,339

(1)	Represents gross monthly base rent, as of March 31, 2024, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent. The phrase “net annualized rent” represents gross monthly base rent, or gross monthly contractual rent under parking and retail leases, net of total rent abatements granted in the applicable month, multiplied by 12. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Net annualized rent per occupied square foot for the property was $52.26 as of March 31, 2024.
(2)	Includes 83,696 (approximately 18.7% of the building’s total occupied square footage) of leases with tenant-controlled early termination options to terminate prior to 2027. In the past two years, one tenant exercised their early termination provisions, which accounted for 130,085 square feet.
(3)	Includes 3,572 square feet (approximately 0.8% of the building’s total occupied square footage) of leases with tenant-controlled early termination options to terminate prior to 2029. In the past two years, one tenant exercised their early termination provisions, which accounted for 130,085 square feet.

9460 Wilshire Boulevard

Built in 1959 and renovated in 2008, 9460 Wilshire Boulevard is a class A office property located in Beverly Hills, California. The Company acquired a 100% fee-simple interest in the property on January 18, 2018 from an unrelated third party.

The following table sets forth the principal provisions of the leases of tenants occupying 10% or more of the rentable square footage:

Tenant	NAICS Code	Lease Expiration		Annualized Rent (1) (in thousands)		% of Annualized Rent	Rentable Square Feet	% of Occupied Square Feet	Renewal Option	Termination Options
U.S. Bank, N.A.	Finance and Insurance	2029		$4,044		39.2%	27,569	30.1%	Yes	No
3 Arts Entertainment, Inc.	Arts, Entertainment, and Recreation	2026	(2)	2,928	(2)	28.4%	27,112	29.6%	Yes	No
O’Gara Coach Company, LLC	Other Services (Except Public Administration)	2029		1,871		18.2%	18,157	19.8%	No	No
Total				$8,843		85.8%	72,838	79.5%

(1)	Represents gross monthly base rent, as of March 31, 2024, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.
(2)	Includes 300 square feet of month-to-month leases.

The following table sets forth the lease expirations for leases for the next 10 years:

Year of Lease Expiration	Number of Tenants	Square Feet of Expiring Leases	% of Square Feet Expiring	Annualized Rent (1) (in thousands)	% of Annualized Rent Expiring	Annualized Rent Per Occupied Square Foot
2024 (Nine months ending December 31, 2024)(2)	2	2,341	2.6%	$182	1.8%	$77.74
2025	2	2,760	3.0%	198	1.9%	71.74
2026	2	28,911	31.6%	3,079	29.9%	106.50
2027	3	6,411	7.0%	520	5.0%	81.11
2028	-	-	0.0%	-	0.0%	N/A
2029	2	29,894	32.7%	4,224	41.0%	141.30
2030	-	-	0.0%	-	0.0%	N/A
2031	-	-	0.0%	-	0.0%	N/A
2032	-	-	0.0%	-	0.0%	N/A
2033 and Thereafter	2	21,163	23.1%	2,102	20.4%	99.32
Total Occupied	13	91,480	100.0%	$10,305	100.0%	$112.65
Vacant		6,175
Total		97,655

(1)	Represents gross monthly base rent, as of March 31, 2024, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent. The phrase “net annualized rent” represents gross monthly base rent, or gross monthly contractual rent under parking and retail leases, net of total rent abatements granted in the applicable month, multiplied by 12. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Net annualized rent per occupied square foot for the property was $110.12 as of March 31, 2024.
(2)	Includes 300 square feet of month-to-month leases.

Sheraton Grand Hotel

Built in 2001, the Sheraton Grand Hotel is a full service hotel comprised of a 26-story tower with 503 rooms which is part of the Sheraton franchise and is managed by Starwood Hotels and Resorts Worldwide, Inc. The property is adjacent to the Sacramento Convention Center, three blocks from the State Capitol. The Company purchased the hotel from an unrelated third party on May 2, 2018, while the seller retained a non-controlling interest of less than 0.5%.

The Company plans to renovate the Sheraton Grand Hotel in Sacramento, California, which primarily entails renovating the hotel’s guest rooms and corridors and is expected to cost approximately $20.9 million. As of March 31, 2024, approximately $1.6 million of pre-construction costs had been incurred with respect to the Hotel Renovation; the Company plans to start construction in the second half of 2024, with anticipated completion by the third quarter of 2025.

1150 Clay Street

Built in 2021, 1150 Clay Street is a 16-story residential building with 288 apartment units. The property is located in downtown Oakland, California. The Company purchased a 98.05% interest in the property on March 28, 2023 from an entity indirectly wholly-owned by a fund that is managed by an affiliate of CIM Group. An unrelated third party retained a non-controlling interest of 1.95%. As of March 31, 2024, 1150 Clay Street was 93.4% occupied and had monthly rent per occupied unit of $2,622.

Channel House

Built in 2021, Channel House is an eight-story residential building with 333 apartment units. The property is located in the Jack London Square neighborhood of Oakland, California. The Company purchased a 89.42% interest in the property on January 31, 2023 from an entity indirectly wholly-owned by a fund that is managed by an affiliate of CIM Group. An unrelated third party retained a non-controlling interest of 10.58%. As of March 31, 2024, Channel House was 79.0% occupied and had monthly rent per occupied unit of $3,095.

Depreciable Federal Income Tax Basis and Real Estate Taxes

The following table sets forth certain information regarding federal income tax basis and real estate taxes for our key properties:

Property	Federal Income Tax Basis (1) (in thousands)	Annual Real Estate Taxes (2) (in thousands)
1 Kaiser Plaza (3)	$154,425	$2,268
9460 Wilshire Boulevard (3)	130,244	1,691
Sheraton Grand Hotel (4) (5)	149,444	1,327
1150 Clay Street(3)	145,885	1,591
Channel House(3)	134,841	2,804

(1)	As of December 31, 2023.
(2)	Represents total annual property taxes billed for the property tax year ended June 30, 2023.

(3)	For federal income tax purposes, building and improvements are depreciated over a 40-year recovery period and furnishings and equipment are depreciated over a 10-year recovery period, each using the straight-line method.
(4)	For federal income tax purposes, building and improvements are depreciated over a 15-year, 39-year, or 40-year recovery period, and furnishings and equipment are depreciated over a 9-year recovery period, each using the straight-line method.
(5)	The federal income tax basis for Sheraton Grand Hotel of $149,444,000 includes the federal tax basis of Sheraton Grand Hotel Parking Garage & Retail. Annual real estate taxes of $1,327,000 includes $356,000 related to Sheraton Grand Hotel Parking Garage & Retail.

DESCRIPTION OF CAPITAL STOCK AND SECURITIES OFFERED

The following is a summary description of certain important terms of our securities. The description of our securities is not complete and is qualified in its entirety by reference to the provisions of our charter, bylaws. Our charter, bylaws and agreements governing the terms of our securities are filed with, or are incorporated by reference into, our Annual Report on Form 10-K.

Unless the context otherwise requires, references to “the Company” “us,” “we” and “our” in this section are solely to Creative Media & Community Trust Corporation and not to any of its subsidiaries or affiliates.

General

Our charter provides that we may issue up to 900,000,000 shares of our common stock, par value $0.001 per share (our “Common Stock”), and up to 100,000,000 shares of our preferred stock, par value $0.001 per share. As of May 16, 2024, 33,978,321 shares of our preferred stock are classified as our Series A Preferred Stock, par value $0.001 per share (our “Series A Preferred Stock”) and 31,991,590 shares of our preferred stock are classified as our Series D Preferred Stock, par value $0.001 per share (our “Series D Preferred Stock”) and 27,852,366 shares of our preferred stock are classified as our Series A1 Preferred Stock. Our charter authorizes our Board of Directors, with the approval of a majority of our entire Board of Directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue.

As of May 16, 2024, there were 22,786,741 shares of our Common Stock, 6,839,668 shares of our Series A Preferred Stock, 48,447 shares of our Series D Preferred Stock and 11,183,289 shares of our Series A1 Preferred Stock outstanding. Our Common Stock was held by approximately 292 stockholders of record as of May 16, 2024.

Under applicable Maryland law, our stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

For a description of relevant provisions of our charter and bylaws that may have an effect of delaying, deferring or preventing a change in control of the Company, please see “Certain Provisions of the MGCL and Our Charter and Bylaws” below.

Common Stock

Subject to the preferential rights of our preferred stock and any other class or series of our capital stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock (see “-Select Charter Provisions Related to Our Capital Stock-Restrictions on Ownership and Transfer”), holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of funds legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our Company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock and except as may otherwise be specified in the terms of any class or series of our capital stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share of Common Stock entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the MGCL or by our charter.

Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our Company. Our charter provides that our common stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights.

Our Common Stock is traded on Nasdaq, under the ticker symbol “CMCT,” and on the TASE, under the ticker symbol “CMCT” The transfer agent and registrar for shares of our Common Stock is Computershare Trust Company, N.A.

Description of Securities Offered – Series A1 Preferred Stock

Our Board of Directors has created out of the authorized and unissued shares of our Preferred Stock, a series of redeemable preferred stock, designated as the Series A1 Preferred Stock. As of April 4, 2024, we have issued 11,327,248 shares of Series A1 Preferred Stock as part of the offering of Shares pursuant to the Prior Registration Statement.

Our Series A1 Preferred Stock is being offered pursuant to this prospectus and will be issued as a part of up to $692,312,129 of shares of Series A1 Preferred Stock.

Our Series A1 Preferred Stock has no voting rights and ranks senior to our Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A1 Preferred Stock ranks senior to such class or series with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of Series A1 Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A1 Preferred Stock at a quarterly rate of the greater of (i) 6.00% of $25.00 (the “Series A1 Stated Value,” which is subject to appropriate adjustment in limited circumstances as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series A1 Preferred Stock), divided by 4, and (ii) the Federal Funds (Effective) Rate on the dividend determination date, plus 2.50% of the Series A1 Stated Value, divided by 4, up to a maximum of 2.50% of the Series A1 Stated Value per quarter, as determined by the Company on each applicable dividend determination date. Dividends on each share of Series A1 Preferred Stock accrue and are cumulative from the date of issuance of such share. For the quarter ended March 31, 2024, the annualized Series A1 Dividend rate was 7.83%.

Holders of our shares of Series A1 Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on such shares. Unless full cumulative Series A1 Dividends for all past dividend periods have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•	declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series A1 Preferred Stock as to the dividend rights or rights upon our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of Common Stock, Series A Preferred Stock, Series D Preferred Stock or any other class or series of our stock ranking junior to or on parity with the Series A1 Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

•	except by conversion into or exchange for shares of stock ranking junior to the Series A1 Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, directly or indirectly, any Common Stock, Series A Preferred Stock, Series D Preferred Stock or any class or any other class or series of our stock ranking junior to or on parity with the Series A1 Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

Holders of our shares of Series A1 Preferred Stock have the right to require the Company to redeem such shares at a redemption price equal to a percentage of the Series A1 Stated Value set forth below plus any accrued and unpaid dividends:

•	91%, for all such redemptions effective prior to the first anniversary of the date of original issuance of such shares;

•	92%, for all such redemptions effective on or after the first anniversary, but prior to the second anniversary, of the date of original issuance of such shares;

•	93%, for all such redemptions effective on or after the second anniversary, but prior to the third anniversary, of the date of original issuance of such shares;

•	94%, for all such redemptions effective on or after the third anniversary, but prior to the fourth anniversary, of the date of original issuance of such shares;

•	95%, for all such redemptions effective on or after the fourth anniversary, but prior to the fifth anniversary, of the date of original issuance of such shares; and

•	100%, for all such redemptions effective on or after the fifth anniversary of the date of original issuance of such shares.

Each holder of Series A1 Preferred Stock may exercise such redemption right by delivering a written notice thereof to the Company and the redemption price will be paid by the Company on a date selected by the Company that is no later than 45 days after such notice is received by the Company.

If a holder of shares of Series A1 Preferred Stock causes us to redeem such shares, we will pay the redemption price, at our option and in our sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption; provided, however, that for any given share of Series A1 Preferred Stock, we will not elect to pay such redemption amount in shares of Common Stock during the first full year following initial issuance of such share. Additionally, from and after the date that is twenty-four months following the date of original issuance of our Series A1 Preferred Stock, we will have the right to redeem any or all shares of Series A1 Preferred Stock at 100% of the Series A1 Stated Value, plus any accrued but unpaid dividends, in cash or in equal value through the issuance of shares of common stock.

In June 2022, we commenced our reasonable best efforts public offering of a maximum of up to $692,312,129, on an aggregate basis, of Series A1 Preferred Stock.

The transfer agent and registrar for our Series A1 Preferred Stock is Computershare Trust Company, N.A.

Other Outstanding Series of Preferred Stock

Our Board of Directors may, with the approval of a majority of our entire Board of Directors and without stockholder approval, authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our Common Stock or other series of preferred stock.

Series A Preferred Stock

Our Series A Preferred Stock has no voting rights and ranks senior to our Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A Preferred Stock ranks senior to such class or series with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of our Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the stated value of $25.00 (the “Series A Stated Value”), which Series A Stated Value is subject to appropriate adjustment in limited circumstances, as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series A Preferred Stock. Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance of such shares.

Holders of our shares of Series A Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on such shares. Unless full cumulative dividends on our shares of Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•	declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to our Series A Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock, Series A1 Preferred Stock, Series D Preferred Stock, or any other class or series of our stock ranking junior to or on parity with our Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

•	except by conversion into or exchange for shares of stock ranking junior to our Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock, Series A1 Preferred Stock, Series D Preferred Stock, or any other class or series of our stock ranking junior to or on parity with our Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

Holders of our Series A Preferred Stock have the right to require us to redeem such shares beginning on the date of original issuance of such shares at a redemption price equal to the Series A Stated Value, less a redemption fee of 13%, beginning on the date of original issuance until but excluding the second anniversary thereof or a redemption fee of 10% beginning on the second anniversary of the date of original issuance until but excluding the fifth anniversary of the date of original issuance, in each case plus any accrued but unpaid dividends; provided, however, that our Board of Directors, in its discretion, may from time to time authorize the Company to redeem such shares of Series A Preferred Stock at a redemption price equal to the Series A Stated Value less a redemption fee of 10 to 0%, plus any accrued but unpaid dividends.

If a holder of shares of Series A Preferred Stock causes the Company to redeem such shares, we will pay the redemption price in cash or, on or after the first anniversary of the issuance of the shares of Series A Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption. Additionally, from and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will have the right to redeem any or all shares of Series A Preferred Stock at 100% of the Series A Stated Value, plus any accrued but unpaid dividends, in cash or in equal value through the issuance of shares of Common Stock.

The transfer agent and registrar for shares of our Series A Preferred Stock is Computershare Trust Company, N.A.

Series D Preferred Stock

Our Series D Preferred Stock has no voting rights and ranks senior to our Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series D Preferred Stock ranks senior to such class or series with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of Series D Preferred Stock are entitled to receive if, as and when authorized by our Board of Directors, cumulative cash dividends on each share of Series D Preferred Stock at an annual rate of 5.65% of the value of $25.00 (the “Series D Stated Value”) which is subject to appropriate adjustment in limited circumstances, as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series D Preferred Stock. Dividends on the Series D Preferred Stock accrue and are cumulative from the date of issuance of a given share of Series D Preferred Stock.

Holders of our shares of Series D Preferred Stock are not entitled to any dividend in excess of full cumulative Series D dividends on such shares. Unless full cumulative Series D dividends for all past dividend periods have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•	declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series D Preferred Stock as to the dividend rights or rights upon our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of Common Stock, Series A Preferred Stock, Series A1 Preferred Stock or any other class or series of our stock ranking junior to or on parity with the Series D Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution ; or

•	except by conversion into or exchange for shares of stock ranking junior to the Series D Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of directly or indirectly, any Common Stock, Series A Preferred Stock, Series A1 Preferred Stock or any class or any other class or series of our stock ranking junior to or on parity with the Series D Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

Holders of our Series D Preferred Stock have the right to require us to redeem such shares beginning on the date of original issuance of such shares at a redemption price equal to the Series D Stated Value, less a redemption fee of 13%, beginning on the date of original issuance until but excluding the second anniversary thereof or a redemption fee of 10% beginning on the second anniversary of the date of original issuance until but excluding the fifth anniversary of the date of original issuance, in each case plus any accrued but unpaid dividends; provided, however, that our Board of Directors, in its discretion, may from time to time authorize the Company to redeem such shares of Series D Preferred Stock at a redemption price equal to the Series D Stated Value less a redemption fee of 10 to 0%, plus any accrued but unpaid dividends. Additionally, from and after the fifth anniversary of the date of original issuance of any shares of Series D Preferred Stock, holders of our Series D Preferred Stock have the right to require us to redeem such shares at 100% of the Series D Stated Value, plus any accrued but unpaid dividends. Each holder of Series D Preferred Stock may exercise such redemption right by delivering a written notice thereof to the Company and the redemption price will be paid by the Company on a date selected by the Company that is no later than 45 days after such notice is received by the Company.

If a holder of shares of Series D Preferred Stock causes the Company to redeem such shares, we will pay the redemption price in cash or, on or after the first anniversary of the issuance of the shares of Series D Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption. Additionally, from and after the fifth anniversary of the date of original issuance of any shares of Series D Preferred Stock, we will have the right to redeem any or all shares of Series D Preferred Stock at 100% of the Series D Stated Value, plus any accrued but unpaid dividends, in cash or in equal value through the issuance of shares of Common Stock.

On January 28, 2020, we commenced our reasonable best efforts public offering of a maximum of $784,983,825, on an aggregate basis, of Series A Preferred Stock and Series D Preferred Stock. In June 2022, we terminated the offering of Series D Preferred Stock and Series A Preferred Stock.

The transfer agent and registrar for the Series D preferred Stock is Computershare Trust Company, N.A.

Certain Provisions of the MGCL and Our Charter and Bylaws

Classification or Reclassification of Capital Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of Common Stock, or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Common Stock, Series A Preferred Stock, Series D Preferred Stock or Series A1 Preferred Stock, and authorizes us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the express terms of any other class or series of our stock then outstanding, the preferences, conversion or other rights, voting powers, restrictions (including restrictions as to transferability), limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Therefore, our Board of Directors could authorize the issuance of shares of Common Stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our Common Stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit that prohibits any person, unless exempted by our Board of Directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Code, shares of our capital stock in excess of 6.25% in number of shares or value, whichever is more restrictive, of the aggregate of the outstanding shares of our stock or 6.25% of the number of shares or value, whichever is more restrictive, of the outstanding shares of our Common Stock. Pursuant to our charter, our Board of Directors has the power to increase or decrease the percentage of stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our stock is in excess of such decreased stock ownership limit until that person’s percentage ownership of our stock equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our stock falls below such decreased stock ownership limit, any further acquisition of stock will be in violation of the decreased stock ownership limit.

Our charter further prohibits (i) any person from beneficially or constructively owning our stock that (A) would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), (B) would cause us to constructively own 10% or more of the ownership interests in a tenant of our real property within the meaning of Section 856(d)(2)(B) of the Code or (C) would otherwise cause us to fail to qualify as a REIT, or (ii) any person from transferring our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our stock that will or may violate any of the foregoing restrictions on ownership and transfer, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), is required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transfer and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a person from each of the foregoing restrictions except those listed under (i)(A), (i)(C) and (ii) in the preceding paragraph. The person seeking an exemption must provide such representations, covenants and undertakings as our Board of Directors may deem appropriate to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our Board of Directors has waived the 6.25% ownership limits and the restrictions listed under (i)(B) in the preceding paragraph for CIM Urban REIT, LLC, Urban Partners GP, LLC, CIM Service Provider, LLC, and persons owning a direct or indirect interest in CIM Urban REIT, LLC, Urban Partners GP, LLC, CIM Service Provider, LLC.

Any attempted transfer of shares of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such stock. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership and transfer contained in our charter, our charter provides that the purported transfer will be treated as invalid from the outset and the intended transferee will not acquire any rights in such stock. Shares of stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of our stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares, or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trust.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee shall be paid to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our stock, including our Common Stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each beneficial or constructive owner and each person who is holding shares of our stock for such owner will, upon demand, be required to provide to us such information as we may request to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or might otherwise be in the best interests of our stockholders.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and our charter and bylaws contains the material terms of our charter and bylaws and is subject to, and qualified in its entirety by, reference to the MGCL and to our charter and bylaws. Our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part (see “Where You Can Find More Information”).

Our Board of Directors

Our charter and bylaws provide that the number of directors may be established, increased or decreased by a majority of our entire Board of Directors, but may not be fewer than the minimum number required by the MGCL (which currently is one) or, unless our bylaws are amended, more than 25. Any vacancy on our Board of Directors, whether resulting from an increase in the number of directors or otherwise, may only be filled by the affirmative vote of a majority of the remaining directors, even if such a majority constitutes less than a quorum. Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by the holders of our Common Stock to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed with or without cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and named executive officers. Each indemnification agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

Business Combinations

The MGCL could restrict the power of third parties who acquire, or seek to acquire, control of us without the approval of our Board of Directors to complete mergers and other business combinations even if such transaction would be beneficial to stockholders. “Business combinations” between such a third-party acquirer or its affiliate and us are prohibited for five years after the most recent date on which the acquirer becomes an “interested stockholder.” An “interested stockholder” is defined as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock. If our Board of Directors approved in advance the transaction that would otherwise give rise to the acquirer attaining such status, the acquirer would not become an interested stockholder and, as a result, it could enter into a business combination with us. Our Board of Directors may, however, provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it. Even after the lapse of the five-year prohibition period, any business combination with an interested stockholder must be recommended by our Board of Directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by stockholders; and

•	two-thirds of the votes entitled to be cast by stockholders other than the interested stockholder and affiliates and associates thereof.

The super-majority vote requirements do not apply if, among other considerations, the transaction complies with a minimum price and form of consideration requirements prescribed by the statute. The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors prior to the time that an interested stockholder becomes an interested stockholder. Our Board of Directors has, by resolution, elected to opt out of this provision of the MGCL. However, our Board of Directors may by resolution elect to repeal the foregoing opt out from the business combination provision of the MGCL.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation. We have elected to opt out of this provision of the MGCL, pursuant to a provision in our bylaws. However, our Board of Directors may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board consisting of three classes;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority stockholder vote requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the Board of Directors, (2) vest in the Board of Directors the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have not elected to classify our Board of Directors.

Dissolution, Amendment to the Charter and Other Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or convert into another entity unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, the indemnification of our officers and directors, restrictions on ownership and transfer of our stock or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Meetings of Stockholders

Under our bylaws, annual meetings of holders of our Common Stock must be held each year at a date, time and place determined by our Board of Directors. Special meetings of holders of our Common Stock may be called by the chairman of our Board of Directors, our chief executive officer, our president and our Board of Directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors, or (iii) by a holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of our annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our Board of Directors may be made only (A) by or at the direction of our Board of Directors, or (B) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

Exclusive Forum For Certain Litigation

Our bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, other than any action arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or to the Company’s stockholders or (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the MGCL, or our charter or bylaws, or (b) any other action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any federal or state court sitting outside the State of Maryland unless the Company consents in writing to such court.

For claims arising under the Securities Act of 1933, as amended, our bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising thereunder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the taxation of Creative Media & Community Trust Corporation, which we refer to as CMCT, and the material U.S. federal income tax consequences to holders of CMCT’s Series A1 Preferred Stock and Common Stock that may be received upon redemption of Series A1 Preferred Stock. This discussion is for your general information only. For purposes of this section under the heading “Material U.S. Federal Income Tax Consequences,” references to “CMCT” mean only Creative Media & Community Trust Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold these securities as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for such traders’ securities holdings;

•	banks;

•	insurance companies;

•	tax-exempt organizations;

•	persons liable for the alternative minimum tax;

•	persons that hold securities that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•	persons that purchase or sell shares or warrants as part of a wash sale for tax purposes; or

•	a U.S. stockholder (as defined below) whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on us. New legislation, U.S. Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and or the U.S. federal income tax consequences to holders of our securities and to us of such qualification. In addition, recent events and the shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such tax law changes.

If a partnership holds shares of our stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of stock or warrants should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in the Shares.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling Common Stock or Series A1 Preferred Stock, including the federal, state, local and non-U.S. tax consequences of acquiring, owning and selling these securities in your particular circumstances and potential changes in applicable laws.

As used in this section, the term “U.S. stockholder” means a holder of shares of Common Stock or Series A1 Preferred Stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

In this section, references to “CMCT stock” include Common Stock and Series A1 Preferred Stock, unless otherwise specified.

Owners of CMCT stock that are nonresident alien individuals, non-U.S. corporations, non-U.S. partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis are referred to in this section as non-U.S. stockholders.

Taxation of CMCT as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with CMCT’s taxable year ended December 31, 2014, CMCT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and CMCT’s proposed method of operation will enable CMCT to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Please be aware, however, that opinions of counsel are not binding upon the IRS or any court.

In providing this opinion, Sullivan & Cromwell LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to CMCT and its subsidiary that is also a REIT, which we refer to as the REIT Subsidiary.

CMCT’s qualification as a REIT under the Code will depend upon the continuing satisfaction by CMCT and, given CMCT’s current ownership interests in the REIT Subsidiary, by the REIT Subsidiary, of requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while CMCT intends to qualify to be taxed as a REIT for U.S. federal income tax purposes, the actual results of CMCT or the REIT Subsidiary for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other law firm will monitor the compliance of CMCT or the REIT Subsidiary with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

As a REIT, CMCT generally will not have to pay U.S. federal corporate income taxes on CMCT’s net income that CMCT currently distributes to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. CMCT’s dividends, however, generally will not be eligible for (i) the corporate dividends received deduction and (ii) the reduced rates of tax applicable to qualified dividends received by noncorporate holders, although, as described below under “Taxation of Holders of Common Stock, Series A1 Preferred Stock—U.S. Stockholders—Dividends,” noncorporate U.S. stockholders of CMCT stock will generally be entitled to a deduction equal to 20 percent of certain dividends paid by CMCT.

Notwithstanding the above, CMCT may have to pay U.S. federal income tax as follows:

•	First, if CMCT has any undistributed REIT taxable income, including undistributed net capital gains, CMCT would have to pay tax at the regular corporate rate on such income and gains.

•	Second, if CMCT has (i) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, CMCT would have to pay tax at the corporate rate on that income.

•	Third, if CMCT has net income from “prohibited transactions,” as defined in the Code, CMCT would have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fourth, if CMCT should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “Requirements for Qualification—Income Tests,” but has nonetheless maintained CMCT’s qualification as a REIT because CMCT has satisfied certain other requirements, CMCT would have to pay a 100% tax on an amount equal to (i) the gross income attributable to the greater of (A) 75% of CMCT’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (B) 95% of CMCT’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (ii) a fraction intended to reflect CMCT’s profitability.

•	Fifth, if CMCT should fail to distribute during each calendar year at least the sum of (i) 85% of CMCT’s REIT ordinary income for that year, (ii) 95% of CMCT’s REIT capital gain net income for that year and (iii) any undistributed taxable income from prior periods, CMCT would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•	Sixth, if CMCT acquires any asset from a C corporation in a carryover basis transaction and recognizes gain on the disposition of that asset within five years of acquiring that asset, then CMCT would have to pay tax on the built-in gain at the regular corporate rate.

•	Seventh, if CMCT derives “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or REMIC, or certain interests in a taxable mortgage pool, or TMP, CMCT could be subject to corporate-level U.S. federal income tax at the corporate rate to the extent that such income is allocable to certain types of tax-exempt stockholders that are not subject to unrelated business income tax, such as government entities.

•	Eighth, if CMCT receives non-arm’s-length income from a TRS (as defined under “Requirements for Qualification—Asset Tests”), or as a result of services provided by a TRS to tenants of CMCT, CMCT would be subject to a 100% tax on the amount of CMCT’s non-arm’s-length income. Additionally, effective for taxable years beginning after December 31, 2015, the Code imposes an excise tax of 100% on a REIT with respect to the gross income of a TRS that is attributable to services provided to, and on behalf of, the REIT (and not to services provided to tenants), less properly allocable deductions, to the extent that the reported amount of such income is adjusted by the IRS by reason of such reported amount being less than the amount that would have been paid to a party in an arm's-length transaction.

•	Ninth, if CMCT fails to satisfy a REIT asset test, as described below, due to reasonable cause and CMCT nonetheless maintains its REIT qualification because of specified cure provisions, CMCT would generally be required to pay a tax equal to the greater of $50,000 or the corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused CMCT to fail such test.

•	Tenth, if CMCT fails to satisfy any provision of the Code that would result in CMCT’s failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests described below) and the violation is due to reasonable cause, CMCT could retain its REIT qualification but would be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for the sections of the Code defining and providing special rules for REITs;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”); and

•	that meets certain other tests, including tests described below regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

CMCT has satisfied the conditions described in the first through fifth bullet points of the second preceding paragraph and believes that CMCT has also satisfied the condition described in the sixth bullet point of the second preceding paragraph. In addition, CMCT’s charter provides for restrictions regarding the ownership and transfer of CMCT stock. These restrictions are intended to, among other things, assist CMCT in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to CMCT stock are described in this proxy statement under the heading “Description of Capital Stock and Securities Offered—Restrictions on Ownership and Transfer.”

Disregarded Entity Subsidiaries. A corporation that is a qualified REIT subsidiary, or QRS, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS of CMCT will be treated as assets, liabilities and items of these kinds of CMCT, unless CMCT makes an election to treat such corporation as a TRS. Thus, in applying the requirements described in this section, CMCT’s QRSs (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of CMCT. References to “disregarded entity subsidiaries” in this section include QRSs.

Investments in Partnerships. If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the rules of the Code defining REITs, including satisfying the gross income tests and the asset tests. Thus, CMCT’s proportionate share of the assets, liabilities and items of income of any partnership in which CMCT is a partner will be treated as assets, liabilities and items of income of CMCT for purposes of applying the requirements described in this section, and actions taken by partnerships in which CMCT owns an interest, either directly or through one or more tiers of partnerships or disregarded entity subsidiaries, can affect CMCT’s ability to satisfy the REIT income and asset tests and the determination of whether CMCT has net income from prohibited transactions. See the third bullet point under the heading “Taxation of CMCT as a REIT” above for a brief description of prohibited transactions.

Taxable REIT Subsidiaries. A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT or a QRS (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to U.S. federal income tax at the regular corporate rate (currently 21%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of CMCT’s TRSs will also be taxable, either (1) to CMCT to the extent the dividend is retained by CMCT or (2) to CMCT’s stockholders to the extent the dividends received from the TRS are paid to CMCT’s stockholders. CMCT may hold more than 10% of the stock of a TRS without jeopardizing CMCT’s qualification as a REIT under the Code notwithstanding the rule described below under “Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for CMCT to qualify as a REIT under the Code, the securities of all of the TRSs in which CMCT holds either directly or indirectly may not represent more than 20% of the total value of CMCT’s assets (25% with respect to CMCT’s taxable years ending after December 31, 2009 and on or before December 31, 2017). CMCT believes that the aggregate value of all of CMCT’s interests in TRSs has represented and will continue to represent less than 20% (and for taxable years ending after December 31, 2009 and on or before December 31, 2017, represented less than 25%) of the total value of CMCT’s assets; however, CMCT cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests. In order to maintain CMCT’s qualification as a REIT, CMCT annually must satisfy two gross income requirements.

•	First, CMCT must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of CMCT that are paid or reimbursed by tenants.

•	Second, at least 95% of CMCT’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that CMCT receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because the rent is based on a fixed percentage or percentages of receipts or sales.

•	Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if CMCT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if CMCT owns more than a 10% interest in the subsidiary. We refer to a tenant in which CMCT owns a 10% or greater interest as a “related party tenant.”

•	Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Finally, for rents received to qualify as rents from real property, except as described below, CMCT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom CMCT derives no revenue or through a TRS. However, CMCT may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

CMCT does not derive material rents from related party tenants. CMCT also does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

CMCT directly performs services for some of CMCT’s tenants. CMCT does not believe that the provision of these services will cause CMCT’s gross income attributable to these tenants to fail to be treated as rents from real property. If CMCT were to provide services to a tenant of a property of CMCT other than those services landlords usually or customarily provide to tenants of properties of a similar class in the same geographic market when renting space for occupancy only, amounts received or accrued by CMCT for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the service, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by CMCT during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by CMCT with respect to the property will not qualify as rents from real property, even if CMCT provides the impermissible service to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because the amount of the interest is based on a fixed percentage or percentages of receipts or sales.

From time to time, CMCT may enter into hedging transactions with respect to one or more of CMCT’s assets or liabilities. CMCT’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income CMCT derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a hedging transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to July 30, 2008. The term “hedging transaction,” as used above, generally means any transaction CMCT enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by CMCT. For transactions entered into after July 30, 2008, the term “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property that generates such income or gain), including gain from the termination of such a transaction. The term “hedging transaction” also includes hedges of other hedging transactions described in this paragraph, and, effective for taxable years beginning after December 31, 2015, a REIT’s gross income also excludes the income from hedging transactions that are hedges of previously-acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks, even when the previously hedged indebtedness is extinguished or the property is disposed. CMCT intends to structure any hedging transactions in a manner that does not jeopardize CMCT’s status as a REIT.

Effective for taxable years beginning after December 31, 2015, interest income and gain from the sale of a debt instrument issued by a “publicly offered REIT,” unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% gross income test (even though such instruments are treated as “real estate assets” for purposes of the asset tests described below) but is treated as qualifying income for purposes of the 95% gross income test. A “publicly offered REIT” means a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act.

As a general matter, certain foreign currency gains recognized after July 30, 2008 by CMCT will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

If CMCT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, CMCT may nevertheless qualify as a REIT for that year if CMCT satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•	CMCT’s failure to meet the income tests was due to reasonable cause and not due to willful neglect and

•	CMCT files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

CMCT may not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, CMCT would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (i) the gross income attributable to the greater of (A) 75% of CMCT’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test and (B) 95% of CMCT’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (ii) a fraction intended to reflect CMCT’s profitability.

Asset Tests. CMCT, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of CMCT’s assets.

•	First, at least 75% of the value of CMCT’s total assets must be represented by real estate assets, including (i) real estate assets held by CMCT’s disregarded entity subsidiaries (if any), CMCT’s allocable share of real estate assets held by partnerships in which CMCT owns an interest and stock issued by another REIT, (ii) for a period of one year from the date of CMCT’s receipt of proceeds of an offering of the shares of CMCT stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (iii) cash, cash items and government securities.

•	Second, not more than 25% of CMCT’s total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of CMCT’s total assets may be represented by “nonqualified” publicly offered debt instruments issued by REITs).

•	Third, not more than 20% of CMCT’s total assets may constitute securities issued by TRSs (25% with respect to CMCT’s taxable years ending after December 31, 2009 and on or before December 31, 2017) and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a TRS, owned by CMCT may not exceed 5% of the value of CMCT’s total assets. In addition, not more than 25% of the value of CMCT’s total assets may consist of “nonqualified” publicly offered debt issued by a REIT, as defined in Section 856(c)(5)(L) of the Code.

•	Fourth, CMCT may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, disregarded entity subsidiaries or TRSs, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities). Solely for the purposes of the 10% value test described above, the determination of CMCT’s interest in the assets of any entity treated as a partnership for U.S. federal income tax purposes in which CMCT owns an interest will be based on CMCT’s proportionate interest in any securities issued by such entity, excluding for this purpose certain securities described in the Code.

If the IRS successfully challenges the partnership status of any of the partnerships in which CMCT maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, CMCT could lose its REIT status. In addition, in the case of such a successful challenge, CMCT could lose its REIT status if such recharacterization results in CMCT otherwise failing one of the asset tests described above.

Certain relief provisions may be available to CMCT if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, CMCT will be deemed to have met the 5% and 10% REIT asset tests if the value of CMCT’s nonqualifying assets (i) does not exceed the lesser of (A) 1% of the total value of CMCT’s assets at the end of the applicable quarter and (B) $10,000,000, and (ii) CMCT disposes of the nonqualifying assets within (A) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (B) the period of time prescribed by U.S. Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, CMCT may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (A) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (B) the period of time prescribed by U.S. Treasury regulations to be issued, (ii) paying a tax equal to the greater of (A) $50,000 or (B) the corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements. CMCT, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to CMCT’s stockholders in an amount at least equal to (i) the sum of (A) 90% of CMCT’s “REIT taxable income,” computed without regard to the dividends paid deduction and CMCT’s net capital gain, and (B) 90% of CMCT’s net after-tax income, if any, from foreclosure property minus (ii) the sum of certain items of non-cash income.

In addition, if CMCT acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within five years of acquiring the asset, CMCT may be required to distribute dividends in an amount at least equal to 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These dividends must be paid in the taxable year to which the dividends relate, or in the following taxable year if declared before CMCT timely files its tax return for the year to which the dividends relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, dividends that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if the dividends were paid on December 31 of the year declared.

To the extent that CMCT does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of CMCT’s REIT taxable income, as adjusted, CMCT will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if CMCT fails to distribute during each calendar year at least the sum of (i) 85% of CMCT’s ordinary income for that year, (ii) 95% of CMCT’s capital gain net income for that year and (iii) any undistributed taxable income from prior periods, CMCT would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

CMCT intends to satisfy the annual distribution requirements.

From time to time, CMCT may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (i) when CMCT actually receives income and when CMCT actually pays deductible expenses and (ii) when CMCT includes the income and deducts the expenses in arriving at CMCT’s taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, CMCT may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, CMCT may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in CMCT’s deduction for dividends paid for the earlier year. Thus, CMCT may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CMCT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If CMCT would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, CMCT’s qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and CMCT pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which has specific relief provisions that are described above.

If CMCT fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, CMCT would have to pay tax on CMCT’s taxable income at the regular corporate rate. CMCT would not be able to deduct distributions to stockholders in any year in which CMCT fails to qualify, nor would CMCT be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable to the stockholders as dividend income (which, in the case of noncorporate stockholders, may be subject to tax at the preferential rate applicable to qualified dividends but would not be eligible for the 20% deduction in respect of certain REIT dividends) and corporate distributees may be eligible for the dividends-received deduction if such distributees satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, CMCT would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. CMCT might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

If CMCT holds a residual interest in a REMIC or certain interests in a TMP from which CMCT derives “excess inclusion income,” CMCT may be required to allocate such income among CMCT’s stockholders in proportion to the dividends received by CMCT’s stockholders, even though CMCT may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of non-U.S. stockholders.

Taxation of Holders of Common Stock or Series A1 Preferred Stock

U.S. Stockholders

Dividends. As long as CMCT qualifies as a REIT, distributions made by CMCT out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to CMCT’s taxable U.S. stockholders as ordinary income. Noncorporate U.S. stockholders, however, will generally not be entitled to the preferential tax rate applicable to certain types of dividends except with respect to the portion of any distribution (i) that represents income from dividends CMCT received from a corporation in which CMCT owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders) or (ii) that is equal to the sum of CMCT’s REIT taxable income (taking into account the dividends paid deduction available to CMCT) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which CMCT must adopt the basis of the asset in the hands of the C corporation for CMCT’s previous taxable year and less any taxes paid by CMCT during its previous taxable year, in each case, provided that certain holding period and other requirements are satisfied at both CMCT and individual stockholder level and that CMCT designates the distribution (or portion thereof) as “qualified dividend income.”

For taxable years beginning before January 1, 2026, noncorporate holders of shares in a REIT such as CMCT are entitled to a deduction equal to 20% of any “qualified REIT dividends.” Qualified REIT dividends are defined as any dividend from a REIT that is not a capital gain dividend or qualified dividend income. A noncorporate U.S. stockholder’s ability to claim a deduction equal to 20% of qualified REIT dividends received may be limited by the stockholder’s particular circumstances. In addition, for any noncorporate U.S. stockholder that claims a deduction in respect of qualified REIT dividends, the maximum threshold for the accuracy-related penalty with respect to substantial understatements of income tax could be reduced from 10% to 5%.

Noncorporate U.S. stockholders should consult their own tax advisors to determine the tax rates on dividends received from CMCT and the ability to claim a deduction in respect of such dividends.

Distributions made by CMCT will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by CMCT that CMCT properly designates as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that such dividends do not exceed CMCT’s actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held the shares of CMCT stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Effective for taxable years beginning after December 31, 2015, the maximum amount of dividends that may be designated by CMCT as capital gain dividends and as “qualified dividend income” with respect to any taxable year may not exceed the dividends paid by CMCT with respect to such year, including the amounts of distributions paid by CMCT in the succeeding taxable year that relate back to the prior taxable year for purposes of determining CMCT’s dividends paid deduction. In addition, the IRS has been granted authority to prescribe regulations or other guidance requiring the proportionality of the designation for particular types of dividends (for example, capital gain dividends) among REIT shares.

To the extent that CMCT makes distributions not designated as capital gain dividends in excess of CMCT’s current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis that the U.S. stockholder has in the shares of CMCT stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted basis in the shares of CMCT stock will be taxable as capital gains, provided that the shares of CMCT stock have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares of CMCT stock that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Series A Preferred Stock before being allocated to other distributions.

Dividends declared by CMCT in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by CMCT and received by the stockholder on December 31 of that year, provided that CMCT actually pays the dividend on or before January 31 of the following calendar year.

CMCT may make distributions to holders of shares of CMCT stock that are paid in shares of CMCT stock. In certain circumstances, CMCT may intend that such distributions be treated as dividends for U.S. federal income tax purposes and a U.S. stockholder would, therefore, generally have taxable income with respect to such distributions of shares of CMCT stock and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. stockholders holding shares of CMCT stock at the close of CMCT’s taxable year will be required to include, in computing the U.S. stockholders’ long-term capital gains for the taxable year in which the last day of CMCT’s taxable year falls, the amount of CMCT’s undistributed net capital gain that CMCT designates in a written notice mailed to CMCT’s stockholders. CMCT may not designate amounts in excess of CMCT’s undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by CMCT in respect of the undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax such stockholders are deemed to have paid. U.S. stockholders will increase their basis in the shares of CMCT stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholders in respect of these gains. Stockholders may not include in their own income tax returns any net operating losses or capital losses of CMCT.

Distributions made by CMCT and gain arising from a U.S. stockholder’s sale or exchange of shares of CMCT stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of CMCT Stock. When a U.S. stockholder sells or otherwise disposes of CMCT stock, the stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the sale or other disposition, and (ii) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the shares as capital assets. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the Shares for more than one year. Long-term capital gain of an individual U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of CMCT stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from CMCT that were treated as long-term capital gains.

Redemption of Series A1 Preferred Stock. CMCT’s Series A1 Preferred Stock may be redeemable by CMCT under certain circumstances as described under “Description of Capital Stock and Securities Offered—Securities Offered In This Offering—Series A1 Preferred Stock.” Any redemption of Series A1 Preferred Stock for cash will be a taxable transaction for U.S. federal income tax purposes. If a redemption for cash by a U.S. stockholder is treated as a sale or redemption of such Series A1 Preferred Stock for U.S. federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the U.S. stockholder’s adjusted tax basis in the Series A1 Preferred Stock redeemed by us. The gain or loss would be long-term capital gain or loss if the holding period for the Series A1 Preferred Stock exceeds one year. The deductibility of capital losses may be subject to limitations.

The receipt of cash by a stockholder in redemption of Series A1 Preferred Stock will be treated as a sale or redemption for United States federal income tax purposes if the redemption:

•	is “not essentially equivalent to a dividend” with respect to the holder under the Code;

•	is a “substantially disproportionate” redemption with respect to the holder under the Code; or

•	results in a “complete termination” of the holder’s stock interest in CMCT under the Code.

In determining whether any of these tests has been met, a holder must take into account not only Series A1 Preferred Stock or any other class of CMCT stock the holder actually owns, but also any of CMCT’s stock regardless of class the holder constructively owns within the meaning of the Code (stock that is owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as stock that may be acquired through options that the holder owns).

A distribution to a stockholder will be treated as “not essentially equivalent to a dividend” if the distribution results in a “meaningful reduction” in the stockholder’s stock interest (taking into account all shares owned, regardless of class or series) in CMCT. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances. If, however, as a result of a redemption of Series A1 Preferred Stock, a U.S. stockholder whose relative stock interest (actual or constructive) in CMCT is minimal and who exercises no control over corporate affairs suffers a reduction in the holder’s proportionate interest in CMCT (including any ownership of stock constructively owned), the holder generally should be regarded as having suffered a “meaningful reduction” in the holder’s interest in CMCT.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with certain objective tests set forth in the Code. A distribution to a stockholder will be “substantially disproportionate” if the percentage of CMCT’s outstanding voting stock actually and constructively owned by the stockholder immediately following the redemption of Series A1 Preferred Stock (treating Series A1 Preferred Stock redeemed as not outstanding) is less than 80% of the percentage of CMCT’s outstanding voting stock actually and constructively owned by the stockholder immediately before the redemption (treating Series A1 Preferred Stock redeemed pursuant to the tender offer as not outstanding), and immediately following the redemption the stockholder actually and constructively owns less than 50% of the total combined voting power of CMCT. Because CMCT’s Series A1 Preferred Stock is nonvoting stock, a holder would have to reduce such holder’s holdings in any of CMCT’s classes of voting stock to satisfy this test.

A distribution to a stockholder will result in a “complete termination” if either (1) all of the Series A1 Preferred Stock and all other classes of CMCT’s stock actually and constructively owned by the stockholder are redeemed or (2) all of the Series A1 Preferred Stock and CMCT’s other classes of stock actually owned by the stockholder are redeemed or otherwise disposed of and the stockholder is eligible to waive, and effectively waives, the attribution of CMCT’s stock constructively owned by the stockholder in accordance with the procedures described in the Code.

Any redemption may not be a redemption of all of CMCT’s Series A1 Preferred Stock. If CMCT were to redeem less than all of the Series A1 Preferred Stock, a stockholder’s ability to meet any of the three tests described above might be impaired. In consulting with their tax advisors, stockholders should discuss the consequences of a partial redemption of CMCT’s Series A1 Preferred Stock on the amount of CMCT’s stock actually and constructively owned by such holder required to produce the desired tax treatment.

If a U.S. stockholder’s receipt of cash attributable to a redemption of CMCT’s Series A1 Preferred Stock for cash does not meet one of the tests described above, then the cash received by such holder in the tender offer will be treated as a distribution and taxed as described under “Dividends” above.

If the Series A1 Preferred Stock is redeemed for shares of Common Stock, you would not recognize gain or loss (except in respect of any Common Stock received that is attributable to accumulated, accrued and unpaid dividends, which would be taxed as a dividend as described under “Dividends”) and your basis in the Common Stock received would be the same as your basis in the redeemed Series A1 Preferred Stock. Your holding period in the Common Stock received would include your holding period in the redeemed Series A1 Preferred Stock.

Backup Withholding. CMCT will report to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide CMCT with such stockholder’s correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, CMCT may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to CMCT.

Taxation of Tax-Exempt Stockholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder is not one of the types of entities described below and has not held shares of our stock as “debt financed property” within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from the shares will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, tax-exempt stockholders will be required to treat as unrelated business taxable income any dividends paid by CMCT that are allocable to CMCT’s “excess inclusion” income, if any.

Income from an investment in CMCT stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by the CMCT stock. Prospective investors of the types described in the preceding sentence should consult such investors’ own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust that:

•	is described in certain provisions of the Code relating to qualified pension, profit-sharing and stock bonus plans;

•	is described in certain provisions of the Code relating to tax-exempt organizations and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds described in the first bullet point above are referred to below as qualified trusts. A REIT is a “pension-held REIT” if:

•	the REIT would not have qualified as a REIT but for the fact that the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (i) at least one qualified trust holds more than 25% by value of the outstanding capital stock of the REIT or (ii) one or more qualified trusts, each of which owns more than 10% by value of the outstanding capital stock of the REIT, hold in the aggregate more than 50% by value of the outstanding capital stock of the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. CMCT does not expect to be classified as a “pension-held REIT.”

The rules described above under the heading “U.S. Stockholders” concerning the inclusion of CMCT’s designated undistributed net capital gains in the income of CMCT’s stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-U.S. stockholders are highly technical and complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in CMCT stock, including any reporting requirements.

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by CMCT of U.S. real property interests, as discussed below, and other than distributions designated by CMCT as capital gain dividends, will be treated as ordinary income to the extent that the distributions are made out of CMCT’s current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders (other than stockholders described below in “Qualified Stockholders and Qualified Foreign Pension Funds”), unless an applicable tax treaty reduces that tax. However, if income from the investment in CMCT stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, the non-U.S. stockholder would generally be taxed in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a non-U.S. corporation. CMCT expects that it or the required withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with CMCT or the appropriate withholding agent or (ii) the non-U.S. stockholder files an IRS Form W-8-ECI or a successor form with CMCT or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

If a non-U.S. stockholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by CMCT, the non-U.S. stockholder would be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Return of Capital. Distributions in excess of CMCT’s current and accumulated earnings and profits, which are not treated as attributable to the gain from CMCT’s disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that the distributions do not exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s CMCT stock. Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s shares of CMCT stock, the distributions will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of CMCT’s current and accumulated earnings and profits.

Also, CMCT (or applicable withholding agent) could potentially be required to withhold at least 15% of any distribution in excess of CMCT’s current and accumulated earnings and profits, even if the non-U.S. stockholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. stockholder would not be taxed under FIRPTA, upon a sale or exchange of CMCT stock. See discussion below under “Sales of CMCT Stock.”

Capital Gain Dividends. Distributions that are attributable to gains from sales or exchanges by CMCT of U.S. real property interests that are paid with respect to any class of CMCT stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. stockholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by CMCT, and such distributions will be taxed as described above in “Ordinary Dividends.”

Distributions that are not described in the preceding paragraph that are attributable to gains from sales or exchanges by CMCT of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of FIRPTA, except as described below under “Qualified Stockholders and Qualified Foreign Pension Funds.” Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gains were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject, in the case of non-corporate holders, to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals, and the 30% branch profits tax may also apply if the stockholder is a non-U.S. corporation. CMCT (or applicable withholding agent) is required by applicable Treasury regulations under FIRPTA to withhold 21% of any distribution that CMCT could designate as a capital gain dividend. However, if CMCT designates as a capital gain dividend a distribution made before the day CMCT actually effects the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under FIRPTA. Rather, CMCT must effect the 21% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against the non-U.S. stockholder’s U.S. tax liability.

Distributions to a non-U.S. stockholder that are designated by CMCT at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by CMCT of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described above.

Share Distributions. CMCT has not made, but in the future may make distributions to holders of shares of CMCT stock that are paid in shares of CMCT stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under “Ordinary Dividends” and “Capital Gain Dividends.” If CMCT (or applicable withholding agent) is required to withhold an amount in excess of any cash distributed along with the shares of CMCT stock, some of the shares that would otherwise be distributed would be retained and sold in order to satisfy such withholding obligations.

Sales of CMCT Stock. Gain recognized by a non-U.S. stockholder upon a sale or exchange of CMCT stock generally will not be taxed under FIRPTA if CMCT is a “domestically controlled REIT,” defined generally as a real estate investment, less than 50% in value of the stock of which is and was held directly or indirectly by non-U.S. persons at all times during a specified testing period (provided that, if any class of CMCT’s stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is presumed not to be a non-U.S. person, unless CMCT has actual knowledge otherwise). CMCT believes that it is a “domestically controlled REIT,” and, therefore, assuming that CMCT continues to be a “domestically controlled REIT,” that taxation under FIRPTA generally will not apply to the sale of CMCT stock. However, gain to which FIRPTA does not apply will nonetheless be taxable to a non-U.S. stockholder if its investment in the CMCT stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which FIRPTA does not apply.

If CMCT does not qualify as a “domestically controlled REIT,” the tax consequences to a non-U.S. stockholder of a sale of CMCT stock depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. stockholder. Specifically, a non-U.S. stockholder that holds a class of CMCT stock that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such stock if the stockholder owned more than 10% of the interests of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned such shares or the five-year period ending on the date when the stockholder disposed of the shares. A non-U.S. stockholder that holds shares of a class of CMCT stock that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if on the date the shares were acquired by the stockholder such shares had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of CMCT’s outstanding shares with the lowest fair market value. If a non-U.S. stockholder holds a class of CMCT stock that is not regularly traded on an established securities market, and subsequently acquires additional shares of the same class, then all such shares must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of CMCT stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Qualified Stockholders and Qualified Foreign Pension Funds. CMCT stock will not be treated as a U.S. real property interest subject to FIRPTA if the stock is held directly (or indirectly through one or more partnerships) by a “qualified stockholder” or “qualified foreign pension fund.” Similarly, any distribution made to a “qualified stockholder” or “qualified foreign pension fund” with respect to CMCT stock will not be treated as gain from the sale or exchange of a U.S. real property interest to the extent CMCT stock held by such qualified stockholder or qualified foreign pension fund is not treated as a U.S. real property interest.

A “qualified stockholder” generally means a non-U.S. person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a non-U.S. limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units which is regularly traded on the New York Stock Exchange or Nasdaq, and such units’ value is greater than 50% of the value of all the partnership’s units; (ii) is a “qualified collective investment vehicle;” and (iii) maintains certain records with respect to certain of its owners. A “qualified collective investment vehicle” is a non-U.S. person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the non-U.S. partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the five year period ending on the date of disposition of, or distribution with respect to, such partnership’s interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the U.S. Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such non-U.S. person.

Notwithstanding the foregoing, if a non-U.S. investor in a qualified stockholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the qualified stockholder, holds more than 10% of CMCT stock, then a portion of the CMCT stock held by the qualified stockholder (based on the non-U.S. investor’s percentage ownership of the qualified stockholder) will be treated as a U.S. real property interest in the hands of the qualified stockholder and will be subject to FIRPTA.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate. Recently proposed U.S. Treasury Regulations could affect a non-US holder’s ability to qualify as a qualified foreign pension fund. Non-U.S. stockholders should consult their tax advisors with respect to whether these proposed Treasury Regulations affect such stockholders’ ability to qualify as a qualified foreign pension fund.

Backup Withholding and Information Reporting. If you are a non-U.S. stockholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments, and

•	the payment of the proceeds from the sale of CMCT stock effected at a U.S. office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of CMCT stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of such shares that is effected at a non-U.S. office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of CMCT stock will be subject to information reporting if the sale is effected at a non-U.S. office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. federal tax purposes,

•	a non-U.S. person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a non-U.S. partnership, if at any time during its tax year:

•	one or more of such non-U.S. partnership’s partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such non-U.S. partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act, which we refer to as FATCA, a 30% withholding tax, which we refer to as FATCA Withholding, may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends. Payments of dividends (including deemed dividends) that you receive in respect of CMCT stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold CMCT stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA Withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA Withholding.

Federal Estate Taxes

CMCT stock held by a non-U.S. stockholder at the time of death will be included in the stockholder’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences

State or local taxation may apply to CMCT and its stockholders in various state or local jurisdictions, including those in which CMCT or its stockholders transact business or reside. The state and local tax treatment of CMCT and its stockholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CMCT.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, imposes certain requirements on (i) “employee benefit plans” subject to Title I of ERISA, (ii) IRAs, and other arrangements subject to Section 4975 of the Code and (iii) entities whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein. We refer to each of (i)-(iii) as a Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plan, unless an exemption is applicable to the transaction. A party in interest or disqualified person who engaged in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and or the Code.

A prohibited transaction within the meaning of ERISA and the Code could arise if the Shares are acquired by a Plan to which the issuer, underwriters or any of their respective affiliates is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many. Any Plan fiduciary, which we refer to as a Fiduciary, which proposes to cause a Plan to purchase the Shares should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase will not constitute or result in a non-exempt prohibited transaction.

Each Fiduciary should consult with its legal advisor concerning the potential consequences to the plan under Title I of ERISA or Section 4975 of the Code of an investment in the Shares. Each purchaser of Shares or any interest therein will be deemed to have represented by its purchase of the Shares that (i) it is not a Plan and its purchase of the Shares is not made on behalf of or with “plan assets” of any Plan or (ii) its purchase of the Shares will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

General

This offering is a continuance of the Company’s program to issue up to $692,312,129 of Shares of Series A1 Preferred Stock, which was announced in June 2022. As of April 4, 2024, we have issued 11,327,248 Shares pursuant to the Prior Registration Statement. The Shares offered pursuant to this prospectus reflect the unsold portion of Shares registered under the program as of April 4, 2024.

We are offering up to an aggregate of $400,000,000 of our Series A1 Preferred Stock in this offering through CCO Capital, our dealer manager, on a “reasonable best efforts” basis, which means that the dealer manager is only required to use its good faith efforts and reasonable diligence to sell the Series A1 Preferred Stock and has no firm commitment or obligation to purchase any specific number or dollar amount of the Series A1 Preferred Stock. Each Share is sold at a public offering price of $25.00 per Share.

This offering is scheduled to expire on June 6, 2026. Under rules promulgated by the SEC, in some circumstances we could continue this offering until as late as June 6, 2027, in our sole discretion. If we decide to continue this offering beyond June 6, 2026, we will supplement this prospectus accordingly. We may terminate this offering at any time.

We will sell Shares using DTC Settlement. Investors purchasing Shares through DTC Settlement should coordinate with their registered representatives to pay the full purchase price for their Shares. See “Settlement Procedures” for a description of the settlement procedures.

Compensation of Dealer Manager and Participating Broker-Dealers

We pay to CCO Capital selling commissions of up to 7.00% of the gross offering proceeds from this offering. We also pay to CCO Capital 2.00% of the gross offering proceeds from this offering as compensation for acting as dealer manager. As dealer manager, CCO Capital manages, directs and supervises its associated persons who are wholesalers in connection with the offering.

The combined selling commission, dealer manager fee and properly documented expenses associated with the offer, sale or distribution of the Shares, which are paid by or reimbursed by the Company and are deemed components of underwriting compensation under this offering will not exceed 10% of the offering proceeds. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Shares.

In the event any of our directors and officers, both current and retired, and their family members, as well as affiliates of our Advisor, Manager and their directors, officers and employees, both current and retired, and their family members, entities owned substantially by such individuals, affiliated entities, and, if approved by our management, joint venture partners, consultants, service providers and business associates and family members thereof purchase Shares in this offering, there will be no selling commissions paid by us in connection with any such sales. There will also be a discounted dealer manager fee of 1%. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, cousin, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. We will receive increased net offering proceeds from such sales to such persons. Such persons will be expected to hold their Shares purchased as stockholders for investment and not with a view towards distribution.

CCO Capital has authorized, and we expect CCO Capital to continue to authorize, other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our Shares. CCO Capital may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. CCO Capital may also reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

We may also sell Shares at a discount to the primary offering price of $25.00 per Share through the following distribution channels in the event that the investor

•	purchases Shares through fee-based programs, also known as wrap accounts;

•	purchases Shares through participating broker-dealers that have alternative fee arrangements with their clients;

•	purchases Shares through certain registered investment advisors;

•	purchases Shares through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers; or

•	is an endowment, foundation, pension fund or other institutional investor.

If an investor purchases Shares through one of these distribution channels in the offering, we will sell the Shares at a 5% discount, or at $23.75 per Share, reflecting that selling commissions are not being paid in connection with such purchases. The net proceeds to us will not be affected by any such reduction in selling commissions.

Dealer Manager and Participating Broker-Dealer Compensation

The table below sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all the Shares offered hereby.

For purposes of this table, we have assumed no reduced or waived commissions or fees as discussed elsewhere in this “Plan of Distribution” section.

Selling commissions (maximum)	$28,000,000
Dealer manager fee (maximum)	8,000,000
Total	$36,000,000

We will reimburse CCO Capital or its designee for its bona fide due diligence expenses that are supported by a detailed and itemized invoice. We will also reimburse CCO Capital for reimbursements it may make to selected dealers and RIAs for bona fide and documented due diligence expenses that have actually been incurred and are supported by detailed and itemized invoice(s), to the extent approved in advance by the Company. Also, to the extent approved in advance by the Company, we will reimburse CCO Capital for bona fide and documented expenses associated with the offer, sale or distribution of the Shares subject to FINRA rules in respect of underwriter compensation. The total of the selling commissions, dealer management fee, and bona fide and properly documented expenses associated with the offer, sale or distribution of the Shares, which are paid by or reimbursed by the Company and are deemed components of underwriter compensation will not exceed 10% of the offering proceeds pursuant to FINRA Rule 2310(b)(4)(ii).

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers. For instance, our dealer manager incurs expense reimbursements relating to: business meal and entertainment costs incurred by wholesalers employed by our dealer manager; travel, lodging and meal costs of participating broker-dealers and their registered representatives who attend training and education meetings sponsored by our dealer manager; and other costs of such training and education meetings sponsored by our dealer manager.

The value of such items will be considered underwriting compensation in connection with this offering. The combined selling commissions and dealer manager fee and such non-cash compensation under this offering will not exceed 10% of the offering proceeds. The dealer manager’s legal expenses will be paid by the dealer manager from the dealer manager fee, except the Company will pay for expenses related to the FINRA filing and other expenses pre-approved by the Company.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and CCO Capital against certain civil liabilities, including certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

We will be responsible for the expenses of issuance and distribution of the Shares in this offering, including registration fees, printing expenses and the Company’s legal and accounting fees, which we estimate will total approximately $4.5 million (excluding selling commissions and dealer manager fees).

The obligations of the dealer manager may be terminated in the event of a material adverse change in economic, political or financial conditions or upon the occurrence of certain other conditions specified in the dealer manager agreement, as amended and assigned, between the Company and the dealer manager.

Settlement Procedures

If your broker-dealer uses DTC Settlement, then you can place an order for the purchase of Shares through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds are placed.

Other methods of settlement, at the Company’s sole discretion, may be available depending on your broker-dealer.

Irrespective of whether you purchase Shares using DTC Settlement or some other method, by accepting Shares you will be deemed to have accepted the terms of our charter.

Suitability

Each participating dealer who sells Shares on our behalf has the responsibility to make every reasonable effort to determine that the purchase of our Shares is appropriate for the investor. In making this determination, the participating broker-dealer will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and other pertinent information, including that purchase of our Shares is only suitable as a long-term investment for persons of adequate financial means with no need for immediate liquidity. Each investor should be aware that the participating broker-dealer will be responsible for determining whether this investment is appropriate for his or her portfolio.

However, you are required to represent and warrant to the registered representative, that you have received a copy of this prospectus and have had sufficient time to review this prospectus. CCO Capital and each participating broker-dealer shall maintain records of the information used to determine that an investment in the Shares is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

FINRA Estimated Per Share Value

We have prepared an estimate of the per share value of our Series A1 Preferred Stock as of December 31, 2023 in order to assist broker-dealers that are participating in our public offering of Series A1 Preferred Stock in meeting their obligations under applicable FINRA rules. This estimate utilizes the fair values of our investments in real estate and certain lending assets as well as the carrying amounts of our other assets and liabilities, in each case as of December 31, 2023, which we refer to as the Calculated Assets and Liabilities. Specifically, we divided (i) the fair values of our investments in real estate and certain lending assets and the carrying amounts of our other assets less the carrying amounts of our liabilities, in each case as of December 31, 2023, by (ii) the number Shares outstanding as of that date. The fair values of our investments in real estate and certain lending assets were determined with material assistance from third-party appraisal firms engaged to value our investments in real estate and certain lending assets, in each case in accordance with standards set forth by the American Institute of Certified Public Accountants. We believe our methodology of determining the Calculated Assets and Liabilities conforms to standard industry practices and is reasonably designed to ensure it is reliable.

The terms of the Series A1 Preferred Stock expressly provide that the amount that a holder of Series A1 Preferred Stock would be entitled to receive upon the redemption of the Series A1 Preferred Stock or the liquidation of the Company would be equal to the Series A1 Stated Value, plus all accumulated, accrued and unpaid dividends thereon, which we refer to as the Maximum Value, subject to any applicable redemption fee in the case of a redemption by such holder. As a result, in no event would a holder of Series A1 Preferred Stock be entitled to receive an amount greater than the Maximum Value upon the redemption of such shares or the liquidation of the Company. Accordingly, although the estimated value of the Series A1 Preferred Stock, calculated based on the Calculated Assets and Liabilities as described above, exceeded the Maximum Value, the Company determined that the estimated value of the Series A1 Preferred Stock, as of December 31, 2023, was equal to $25.00 per share, plus accumulated, accrued and unpaid dividends.

Liquidity Track Record

Prior Public Programs

Of the nine publicly offered REITs that CCO Group LLC and its subsidiaries, which we refer to as CCO Group, are currently sponsoring or have sponsored, eight programs, Cole Credit Property Trust, Inc., which we refer to as CCPT I, Cole Credit Property Trust II, Inc., which we refer to as CCPT II, Cole Real Estate Investments, Inc., which we refer to as Cole, Cole Corporate Income Trust, Inc., which we refer to as CCIT, CIM Income NAV, Inc., which we refer to as CIM Income NAV, Cole Office & Industrial REIT (CCIT II), which we refer to as CCIT II, Inc., Cole Credit Property Trust V, Inc., which we refer to as CCPT V and Cole Office & Industrial REIT (CCIT III), which we refer to as CCIT III have completed liquidity events.

Cole Credit Property Trust, Inc. (CCPT I). On May 19, 2014, the merger of CCPT I with VEREIT, Inc., which we refer to as VEREIT, and Desert Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of VEREIT, which we refer to as Desert Merger Sub, was completed. Pursuant to the agreement and plan of merger, which we refer to as the CCPT Merger Agreement, among CCPTI, VEREIT and Desert Merger Sub, VEREIT commenced a cash tender offer, which we refer to as the Offer, to purchase all of the outstanding shares of common stock of CCPT I (other than shares held by VEREIT, any of its subsidiaries or any wholly-owned subsidiaries of CCPT I) at a price of $7.25 per share, which we refer to as the Offer Price. As of the expiration of the Offer, a total of 7,735,069 shares of CCPT I common stock were validly tendered and not withdrawn, representing approximately 77% of the shares of CCPT I common stock outstanding. Immediately following the Offer, VEREIT exercised its option, which we refer to as the Top-Up Option, granted pursuant to the CCPT Merger Agreement, to purchase, at a price per share equal to the Offer Price, 13,457,874 newly issued shares of CCPT I common stock, which we refer to as the Top-Up Shares. The Top-Up Shares, taken together with the shares of CCPT I common stock owned, directly or indirectly, by VEREIT and its subsidiaries immediately following the acceptance for payment and payment for the shares of CCPT I common stock that were validly tendered in the Offer, constituted one share more than 90% of the outstanding shares of CCPT I common stock (after giving effect to the issuance of all shares subject to the Top-Up Option), the applicable threshold required to effect a short-form merger under applicable Maryland law without stockholder approval. Following the consummation of the Offer and the exercise of the Top-Up Option, in accordance with the CCPT Merger Agreement, VEREIT completed its acquisition of CCPT I by effecting a short-form merger under Maryland law, pursuant to which CCPT I was merged with and into Desert Merger Sub, with Desert Merger Sub surviving as a direct wholly-owned subsidiary of VEREIT.

Cole Credit Property Trust II, Inc. (CCPT II). On July 17, 2013, the merger of CCPT II with Spirit Realty Capital Inc., which we refer to as Spirit, was completed. Pursuant to the agreement and plan of merger, each Spirit stockholder received 1.9048 shares of CCPT II common stock for each share of Spirit common stock held immediately prior to the effective time of the merger (which equated to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock). The shares of the combined company’s common stock closed trading on July 17, 2013 at $9.28 per share on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “SRC.”

Cole Real Estate Investments, Inc. (Cole). On April 5, 2013, Cole completed a transaction whereby Cole Holdings Corporation merged with and into CREInvestments, LLC, a wholly-owned subsidiary of Cole, which we refer to as the Cole Holdings Merger. Cole changed its name from Cole Credit Property Trust III, Inc. to Cole Real Estate Investments, Inc. and its shares of common stock were listed on the NYSE on June 20, 2013 at an initial price of $11.50 per share. In connection with the Cole Holdings Merger, the sole stockholder of Cole Holdings Corporation and certain of Cole Holdings Corporation’s executive officers, which we refer to as the Holdings Executives, received a total of $21.9 million in cash, which included $1.9 million paid related to an excess working capital adjustment, and approximately 10,700,000 newly-issued shares of common stock of Cole, inclusive of approximately 661,000 shares that were withheld to satisfy applicable tax withholdings, which we refer to jointly as the Upfront Stock Consideration. In addition, as a result of the listing of Cole’s common stock on the NYSE, an aggregate of approximately 2,100,000 newly-issued shares of common stock of Cole, inclusive of approximately 135,000 shares that were withheld to satisfy applicable tax withholdings, which we refer to jointly as the Listing Consideration, were issued to the Holdings Executives. In accordance with the merger agreement and as further discussed below, approximately 4,300,000 shares of the Upfront Stock Consideration and the Listing Consideration were placed into escrow, which we refer to as the Escrow Shares, and were scheduled to be released on April 5, 2014, subject to meeting certain requirements. The Upfront Stock Consideration and the Listing Consideration were subject to a three-year lock-up with approximately one-third of the shares released each year following the merger date.

Pursuant to the merger agreement and certain preexisting transaction bonus entitlements, additional shares of Cole’s common stock were potentially payable in 2017 by Cole to the Holdings Executives as an “earn-out” contingent upon the acquired business’ demonstrated financial success during the years ending December 31, 2015 and 2016, which we refer to as the Earnout Consideration. The Earnout Consideration was subject to a lockup until December 31, 2017. Additionally, the Holdings Executives were potentially entitled to additional shares of Cole’s common stock, which we refer to as the Incentive Consideration, and collectively with the Earnout Consideration, the Merger Contingent Consideration, based on the terms of Cole’s advisory agreement with Cole REIT Advisors III, LLC, which was a wholly-owned subsidiary of Cole Holdings Corporation, in effect prior to the Cole Holdings Merger. However, the sole stockholder of Cole Holdings Corporation agreed as part of the Cole Holdings Merger to reduce the amount that would have been payable as Incentive Consideration by 25%. The Incentive Consideration was based on 11.25% (reduced from 15% in Cole’s advisory agreement) of the amount by which the market value of Cole’s common stock raised in Cole’s initial offering, follow-on offering and distribution reinvestment plan offering, which we refer to as the Capital Raised, plus all distributions paid on such shares through the Incentive Consideration Test Period, as defined below, exceeded the amount of Capital Raised and the amount of distributions necessary to generate an 8% cumulative, non-compounded annual return to investors. The market value of the Capital Raised was based on the average closing price over a period of 30 consecutive trading days, which we refer to as the Incentive Consideration Test Period, beginning 180 days after June 20, 2013, the date Cole’s shares of common stock were listed on the NYSE.

On October 22, 2013, Cole entered into an Agreement and Plan of Merger, which we refer to as the VEREIT Merger Agreement, with VEREIT and Clark Acquisition, LLC, which we refer to as Merger Sub. The VEREIT Merger Agreement provided for the merger of Cole with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of VEREIT, which we refer to as the VEREIT Merger. On February 7, 2014, the VEREIT Merger and the other transactions contemplated by the VEREIT Merger Agreement were completed.

In connection with the execution of the VEREIT Merger Agreement, the Holdings Executives entered into letter agreements with VEREIT, which we refer to as the Letter Agreements, pursuant to which, among other arrangements, such persons would receive the Incentive Consideration from Cole in the form of shares of Cole common stock in the event the VEREIT Merger was not consummated before the end of the Incentive Consideration Test Period. The Incentive Consideration Test Period ended January 30, 2014 and, in accordance with the terms of the merger agreement for the Cole Holdings Merger and the Letter Agreements, on January 31, 2014 Cole issued a total of 15,744,370 shares of Cole common stock to the Holdings Executives (before applicable tax withholding).

The Letter Agreements also provided that the shares of VEREIT common stock issued to the Holdings Executives in connection with the VEREIT Merger would generally be subject to a three-year lock-up with approximately one-third of the shares released each year following the merger date of the Cole Holdings Merger. The shares of VEREIT common stock issued to the Holdings Executives that were attributable to the Merger Contingent Consideration under the Cole Holdings Merger Agreement were released from their lock-up (which generally prohibited transfer of such shares until December 31, 2017) on a quarterly basis on the last day of each calendar quarter, beginning with the first full calendar quarter following the consummation of the VEREIT Merger through December 31, 2017.

The Letter Agreements also provided for the conversion of the Escrow Shares into shares of VEREIT common stock or cash, depending on the applicable Holdings Executive’s election under the terms of the VEREIT Merger Agreement.

Cole Corporate Income Trust, Inc. (CCIT). On January 29, 2015, CCIT merged with and into SC Merger Sub LLC, which we refer to as SIR Merger Sub. Pursuant to the an Agreement and Plan of Merger, which we refer to as the CCIT Merger Agreement, with Select Income REIT, a publicly listed Maryland and real estate investment trust, which we refer to as SIR, and SIR Merger Sub, each share of CCIT common stock, which we refer to as CCIT Common Stock, issued and outstanding was converted into the right to receive either (1) $10.50 in cash, which we refer to as the Cash Consideration; or (2) 0.360 of a common share of beneficial interest, par value $0.01, of SIR, which we refer to as the Share Consideration. The Cash Consideration and the Share Consideration were allocated in accordance with the CCIT Merger Agreement so that the aggregate number of shares of CCIT Common Stock converted into the right to receive the Cash Consideration did not exceed 60% of the shares of CCIT common stock issued and outstanding immediately prior to the effective time of the merger. No fractional common shares of beneficial interest, par value $0.01, of SIR were issued in the merger, and cash was paid in lieu thereof. The shares of the combined company’s common stock closed trading on January 29, 2015 at $25.20 per share on the NYSE under the symbol “SIR.”

Cole Office & Industrial REIT (CCIT III), Inc. (CCIT III). On December 21, 2020, the merger of CCIT III with CIM Real Estate Finance Trust, Inc., which we refer to as CMFT, was completed, pursuant to an Agreement and Plan of Merger, dated August 30, 2020, which we refer to, as amended, the CCIT III Merger Agreement, by and among CMFT, Thor III Merger Sub, LLC, a wholly owned subsidiary of CMFT, which we refer to as the CCIT III Merger Sub, and CCIT III. Subject to the terms and conditions of the CCIT III Merger Agreement, CCIT III merged with and into CCIT III Merger Sub, with CCIT III Merger Sub surviving the merger as a wholly owned subsidiary of CMFT. Pursuant to the agreement and plan of merger, at the effective time of the merger each issued and outstanding share of CCIT III’s Class A common stock, $0.01 par value per share, and Class T common stock, $0.01 par value per share, was converted into the right to receive 1.098 shares of CMFT’s common stock, $0.01 par value per share, which we refer to as CMFT Common Stock, subject to the treatment of fractional shares in accordance with the CCIT III Merger Agreement.

Cole Credit Property Trust V, Inc. (CCPT V). On December 21, 2020, the merger of CCPT V with CMFT was completed, which we refer to as the CCPT V Merger, pursuant to an Agreement and Plan of Merger, dated as of August 30, 2020, which we refer to, as amended, the CCPT V Merger Agreement, by and among CMFT, Thor V Merger Sub, LLC, a wholly owned subsidiary of CMFT, which we refer to as the CCPT V Merger Sub and CCPT V. Subject to the terms and conditions of the CCPT V Merger Agreement, CCPT V merged with and into CCPT V Merger Sub, with CCPT V Merger Sub surviving the merger as a wholly owned subsidiary of CMFT. At the effective time of the CCPT V Merger, each issued and outstanding share of CCPT V’s Class A common stock, $0.01 par value per share, and Class T common stock, $0.01 par value per share, was converted into the right to receive 2.892 shares of CMFT Common Stock, subject to the treatment of fractional shares in accordance with the CCPT V Merger Agreement.

Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II). On March 1, 2021, CCIT II completed the transactions contemplated by an Agreement and Plan of Merger, dated as of October 29, 2020 (the “CCIT II Merger Agreement”), by and among Griffin Capital Essential Asset REIT, Inc. (“GCEAR”), GRT (Cardinal REIT Merger Sub), LLC, a wholly owned subsidiary of GCEAR (“GCEAR Merger Sub”), Griffin Capital Essential Asset Operating Partnership, L.P., a subsidiary of GCEAR (the “GCEAR Operating Partnership”), GRT OP (Cardinal New GP Sub), LLC, a wholly owned subsidiary of the GCEAR Operating Partnership (“New GP Sub”), GRT OP (Cardinal LP Merger Sub), LLC, a wholly owned subsidiary of the GCEAR Operating Partnership (“LP Merger Sub”), GRT OP (Cardinal OP Merger Sub), LLC, a subsidiary of LP Merger Sub and New GP Sub (“OP Merger Sub”), CCIT II, Cole Corporate Income Operating Partnership II, LP, a wholly owned subsidiary of CCIT II (the “CCIT II Operating Partnership”), and CRI CCIT II, LLC, a wholly owned subsidiary of CCIT II (“CCIT II LP”).

Pursuant to the CCIT II Merger Agreement, (i) CCIT II merged with and into GCEAR Merger Sub, which we refer to as the CCIT II REIT Merger, with GCEAR Merger Sub being the surviving entity, (ii) OP Merger Sub merged with and into the CCIT II Operating Partnership, which we refer to as the CCIT II Partnership Merger, with the CCIT II Operating Partnership being the surviving entity, and (iii) CCIT II LP merged with and into LP Merger Sub, which we refer to as the CCIT II LP Merger, with LP Merger Sub being the surviving entity.

At the effective time of the CCIT II REIT Merger and subject to the terms and conditions of the CCIT II Merger Agreement, each issued and outstanding share of CCIT II’s Class A common stock, $0.01 par value per share, and Class T common stock, $0.01 par value per share, was converted into the right to receive 1.392 shares of GCEAR’s Class E common stock, $0.001 par value per share, which we refer to as GCEAR Common Stock, subject to the treatment of fractional shares in accordance with the Merger Agreement.

At the effective time of the CCIT II Partnership Merger and subject to the terms and conditions of the CCIT II Merger Agreement, (i) each issued and outstanding partnership unit of the CCIT II Operating Partnership, which we refer to as the CCIT II Operating Partnership Units, held by CCIT II was converted into the right to receive 1.392 Class E units of the GCEAR Operating Partnership, subject to the treatment of fractional units in accordance with the CCIT II Merger Agreement, and CCIT II was admitted as a limited partner of the GCEAR Operating Partnership and (ii) each issued and outstanding CCIT II Operating Partnership Unit held by CCIT II LP was cancelled without any consideration in exchange therefor in connection with or as a consequence of the CCIT II Partnership Merger.

At the effective time of the CCIT II LP Merger and subject to the terms and conditions of the CCIT II Merger Agreement, each issued and outstanding limited liability company interest in CCIT II LP was cancelled without any consideration in exchange therefor in connection with or as a consequence of the CCIT II LP Merger.

CIM Income NAV, Inc. (CIM Income NAV). On December 16, 2021, CIM Income NAV completed a merger with CMFT, pursuant to an Agreement and Plan of Merger, dated as of September 21, 2021, which we refer to as the CIM Income NAV Merger Agreement, by and among CMFT, Cypress Merger Sub, LLC, a wholly owned subsidiary of CMFT, which we refer to as the CIM Income NAV Merger Sub and CIM Income NAV. Subject to the terms and conditions of the CIM Income NAV Merger Agreement, CIM Income NAV merged with and into CIM Income NAV Merger Sub, with CIM Income NAV Merger Sub surviving the merger as a wholly owned subsidiary of CMFT.

At the effective time of the merger, each issued and outstanding share of (i) CIM Income NAV’s Class D common stock, $0.01 par value per share, was converted into the right to receive 2.574 shares of CMFT Common Stock, (ii) CIM Income NAV’s Class T common stock, $0.01 par value per share, was converted into the right to receive 2.510 shares of CMFT Common Stock, (iii) CIM Income NAV’s Class S common stock, $0.01 par value per share, was converted into the right to receive 2.508 shares of CMFT Common Stock, and (iv) CIM Income NAV’s Class I common stock, $0.01 par value per share, was converted into the right to receive 2.622 shares of CMFT Common Stock, in each case, subject to the treatment of fractional shares in accordance with the CIM Income NAV Merger Agreement.

Current Public Programs

CIM Real Estate Finance Trust, Inc. (CMFT). CMFT has not established a targeted date or time frame for pursuing a liquidity event. CMFT ceased issuing shares in its primary offering on April 4, 2014, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CMFT was undetermined as of December 31, 2023.

LEGAL MATTERS

The validity of the shares of Series A1 Preferred Stock offered by this prospectus and certain other matters of Maryland law have been passed upon for us by Venable LLP. The description of the federal income tax consequences contained in the section of this prospectus captioned “Material U.S. Federal Income Tax Consequences” have been passed upon for us by Sullivan & Cromwell LLP.

EXPERTS

The financial statements of Creative Media & Community Trust Corporation as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated by reference in this Prospectus by reference to Creative Media & Community Trust Corporation's Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of Creative Media & Community Trust Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize certain sales material in connection with the offering of the Shares, although only when accompanied by or preceded by the delivery of this prospectus. The sales materials may include information relating to this offering and the past performance of our Advisor, Manager and their affiliates. In certain jurisdictions, some or all of our sales material may not be permitted and will not be used in those jurisdictions.

The offering of Shares is made only by means of this prospectus. The supplemental materials do not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or said registration statement by reference, or as forming the basis of this offering.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, accessible to the public at www.sec.gov. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other materials we file or furnish to the SEC are also available at our website at https://shareholders.creativemediacommunity.com/financials/sec-filings. Written requests for copies of the documents we file with the SEC should be directed to: Creative Media & Community Trust Corporation, Attn: Stockholder Relations, 5956 Sherry Lane, Suite 700, Dallas, Texas 75225.

June 7, 2024

CREATIVE MEDIA & COMMUNITY TRUST CORPORATION

Maximum of $400,000,000 Series A1 Preferred Stock
(Stated Value of $25 per share of Series A1 Preferred Stock (subject to adjustment))

PROSPECTUS

CCO CAPITAL, LLC
as Dealer Manager

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. You must not rely on unauthorized information. We are not, and the dealer manager and dealers are not, making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.